Exhibit 10.6

$250,000,000

TERM LOAN FACILITY

CREDIT AGREEMENT

Dated as of October 25, 2017

by and among,

CHARAH, LLC and ALLIED POWER MANAGEMENT, LLC,

as Borrowers,

CHARAH SOLE MEMBER LLC and ALLIED POWER SOLE MEMBER, LLC,

each as a Parent and a Guarantor,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and as Collateral Agent,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

CREDIT SUISSE SECURITIES (USA) LLC,

JEFFERIES FINANCE LLC and

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

as Joint Lead Arrangers and Joint Bookrunners

i

3.14	Solvency	30
3.15	Labor Relations	30
3.16	Intellectual Property	30
3.17	Ventures, Subsidiaries and Affiliates; Outstanding Stock	30
3.18	Insurance	31
3.19	Collateral Documents	31
3.20	Senior Indebtedness; Subordination	32
3.21	Full Disclosure	32
3.22	OFAC; Sanctions; Anti-Corruption; Related Matters	33

ARTICLE IV

AFFIRMATIVE COVENANTS
4.1	Financial Statements	34
4.2	Certificates; Other Information	35
4.3	Notices	36
4.4	Preservation of Corporate Existence, Etc.	37
4.5	Maintenance of Property	37
4.6	Insurance	38
4.7	Payment of Taxes	39
4.8	Compliance with Laws	39
4.9	Inspection of Property and Books and Records	39
4.10	Use of Proceeds	40
4.11	Ratings	40
4.12	Compliance with ERISA	40
4.13	Further Assurances	40
4.14	Environmental Matters	42
4.15	Hazardous Materials	43
4.16	Status of Parents	43
4.17	Sanctions; Anti-Corruption Laws and Anti-Money Laundering Laws	44
4.18	Post-Closing Matters	45

ARTICLE V

NEGATIVE COVENANTS
5.1	Limitation on Liens	45
5.2	Disposition of Assets	49
5.3	Fundamental Changes	51
5.4	Loans and Investments	52
5.5	Limitation on Indebtedness	55
5.6	Transactions with Affiliates	60
5.7	Management Fees and Compensation	61
5.8	[Reserved]	62
5.9	[Reserved]	62
5.10	Issuance or Repurchase of Stock	62

5.11	Restricted Payments	62
5.12	Change in Business	65
5.13	Amendments to Organization Documents	65
5.14	Changes in Accounting, Fiscal Year, Name and Jurisdiction of Organization	66
5.15	Amendments to ABL Documents and Junior Indebtedness	66
5.16	No Negative Pledges	66
5.17	Unrestricted Subsidiaries	68

ARTICLE VI

FINANCIAL COVENANT
6.1	Combined Senior Secured Net Leverage Ratio	68
6.2	[Reserved]	69
6.3	Equity Cure	69

ARTICLE VII

EVENTS OF DEFAULT
7.1	Event of Default	70
7.2	Remedies	73
7.3	Rights Not Exclusive	73

ARTICLE VIII

AGENT
8.1	Appointment and Duties	74
8.2	Binding Effect	75
8.3	Use of Discretion	75
8.4	Delegation of Rights and Duties	76
8.5	Reliance and Liability	76
8.6	Agent Individually	77
8.7	Lender Credit Decision	78
8.8	Expenses; Indemnities; Withholding	78
8.9	Resignation of Agent	79
8.10	Release of Collateral or Guarantors	80
8.11	Additional Secured Parties	80
8.12	Joint Lead Arrangers and Joint Bookrunners	81

ARTICLE IX

MISCELLANEOUS
9.1	Amendments and Waivers	82
9.2	Notices	87

9.3	Electronic Transmissions	88
9.4	No Waiver; Cumulative Remedies	90
9.5	Costs and Expenses	90
9.6	Indemnity	91
9.7	Marshaling; Payments Set Aside	92
9.8	Successors and Assigns	92
9.9	Assignments and Participations; Binding Effect	93
9.10	Non-Public Information; Confidentiality	99
9.11	Set-off; Sharing of Payments	102
9.12	Counterparts; Facsimile Signature	103
9.13	Severability	103
9.14	Captions	103
9.15	Independence of Provisions	103
9.16	Interpretation	103
9.17	No Third Parties Benefited	104
9.18	Governing Law and Jurisdiction	104
9.19	Waiver of Jury Trial	105
9.20	Entire Agreement; Release; Survival	105
9.21	Patriot Act	106
9.22	Replacement of Lender	106
9.23	Joint and Several	107
9.24	Creditor-Debtor Relationship	107
9.25	ABL Intercreditor Agreement	107
9.26	Collateral and Guarantee Requirements	108
9.27	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	109
9.28	Judgment Currency	110
9.29	Certain ERISA Matters	110
9.30	Relationship with Lenders	112
9.31	Revival and Reinstatement of Obligations	112

ARTICLE X

TAXES, YIELD PROTECTION AND ILLEGALITY
10.1	Taxes	113
10.2	Illegality	117
10.3	Increased Costs and Reduction of Return	118
10.4	Funding Losses	119
10.5	Inability to Determine Rates	120
10.6	Certificates of Lenders	120

ARTICLE XI

[RESERVED]

ARTICLE XII

DEFINITIONS
12.1	Defined Terms	118
12.2	Other Interpretive Provisions	172
12.3	Accounting Terms and Principles	173
12.4	Payments	173

SCHEDULES

Schedule 1.1	Commitments
Schedule 3.15	Labor Relations
Schedule 3.18	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 4.18	Post-Closing Covenants
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Affiliate Transactions
Schedule 5.16	Negative Pledges
Schedule 9.2	Addresses for Notices
Schedule 11.1	Prior Indebtedness

EXHIBITS

Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1(f)	Solvency Certificate
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 9.9(g)(i)(B)	Form of Affiliated Lender Assignment and Assumption
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(e)	Form of Note
Exhibit 11.1(f)	Perfection Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, this “Agreement”) is entered into as of October 25, 2017, by and among Charah, LLC, a Kentucky limited liability company (“Charah”), Allied Power Management, LLC, a Delaware limited liability company (“Allied” and together with Charah, each a “Borrower”, and collectively, the “Borrowers”), Charah Sole Member LLC, a Delaware limited liability company (“Charah Parent”), Allied Power Sole Member, LLC, a Delaware limited liability company (“Allied Parent” and together with Charah Parent, each a “Parent”, and collectively, “Parents”), Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, including any successor thereto, the “Collateral Agent”) and the Lenders party hereto from time to time.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, credit in the form of the Initial Loans on the Closing Date upon and subject to the terms and conditions set forth in this Agreement to (a) refinance the Prior Indebtedness, (b) pay fees, premiums, expenses and other transaction costs incurred in connection with the Transactions and (c) fund a one-time cash distribution to the Borrowers’ equityholders in an aggregate amount not exceeding $120,000,000;

WHEREAS, the Borrowers desire to secure all of their Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their respective Property, in each case upon the terms set forth in this Agreement and the Collateral Documents;

WHEREAS, each Subsidiary of the Borrowers (other than Excluded Subsidiaries) is willing to guarantee all of the Obligations and to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property to secure all Secured Obligations, in each case upon the terms set forth in this Agreement and the Collateral Documents;

WHEREAS, each of Charah Parent, the direct owner of 100% of the equity interests of Charah, and Allied Parent, the direct owner of 100% of the equity interests of Allied, is willing to guarantee all of the Obligations and to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property to secure all Secured Obligations, in each case upon the terms set forth in this Agreement and the Collateral Documents;

WHEREAS, in connection with the foregoing, on or after the Closing Date the Borrowers intend to enter into an ABL Credit Agreement and related ABL Documents, which shall provide for the availability of ABL Loans in an initial aggregate principal amount not exceeding $45,000,000 and shall be at all times subject to the ABL Intercreditor Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) The Initial Loans. Subject to the terms and conditions of this Agreement, each Lender with a Commitment, severally and not jointly, agrees to make Loans in Dollars to the Borrowers on the Closing Date in the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Initial Commitment” (such amount being referred to herein as such Lender’s “Initial Commitment”). Amounts borrowed under this Section 1.1(a) are referred to individually as an “Initial Loan” and collectively as the “Initial Loans”. The Initial Loans and the Incremental Loans are sometimes referred to individually as a “Loan” and together as “Loans”. Amounts borrowed hereunder which are repaid or prepaid may not be re-borrowed. As of the Closing Date, the aggregate principal amount of the Initial Commitment equals $250,000,000.

(b) Incremental Facilities.

(i) Requests. The Borrowers may, at any time and from time to time, by written notice to the Agent (each, an “Incremental Facility Request”) request increases in the Commitments or one or more tranches of new term loans (each, an “Incremental Loan Commitment” and the term loans thereunder, an “Incremental Loan”; each Incremental Loan Commitment is sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) in Dollars in an aggregate principal amount not to exceed the Maximum Incremental Amount. No commitment of any Lender shall be increased without the consent of such Lender. Such notice shall set forth (A) the amount of the Incremental Loan Commitment being requested (which shall be in a minimum amount of $5,000,000 and multiples of $1,000,000 in excess thereof) and (B) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective (which, unless otherwise agreed by the Agent, shall not be less than 10 Business Days nor more than 60 days after the date of such notice).

(ii) Any Lender may (in its sole discretion) participate in any Incremental Facility with the consent of the Borrowers (in their sole discretion) and the Agent (not to be unreasonably withheld, delayed or conditioned), but no Lender shall have any obligation to do so. Subject to the approval of the Agent (which approval shall not be unreasonably withheld, delayed or conditioned) if such approval would be required under Section 9.9 for an assignment of Loans or Commitments to such Additional Lender, the Borrowers may also invite Additional Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent.

(iii) Conditions. No Incremental Facility shall become effective under this Section 1.1(b) unless, immediately after giving pro forma effect to such Incremental Facility, the Loans to be made thereunder on the effective date of such Incremental Facility, and the application of the proceeds therefrom, (A) no Default or Event of Default has occurred and is continuing or would immediately thereafter result therefrom; except that in the case of an Incremental Loan incurred to finance a transaction that will be a Permitted Acquisition or other permitted Investment when consummated, no Default or Event of Default under Section 7.1(a), Section 7.1(f) or Section 7.1(g) shall have occurred and be continuing or would result immediately therefrom on the date of execution of the acquisition agreement with respect to such Permitted Acquisition or other permitted Investment, (B) the representations and warranties set forth in Article III (subject, in the case of an Incremental Loan incurred to finance a transaction that will be a Permitted Acquisition or other permitted Investment when consummated, to customary “Sungard” limitations) shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Facility (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of the respective date or for the respective period, as the case may be), (C) all fees and expenses owing and due and payable to the Agent and the Lenders in connection therewith shall have been paid and (D) if requested by Agent, the Borrowers shall have delivered a certificate, dated as of the date on which such Incremental Loan Commitment is to become effective, certifying that the Commitments, after giving effect to such Incremental Loan Commitment, does not violate any terms of the ABL Intercreditor Agreement or exceed the Maximum Incremental Amount.

(iv) Terms. The final maturity date of any Incremental Loan shall be no earlier (but if under a separate tranche may be longer) than the maturity date of the Initial Loan and the Weighted Average Life to Maturity of any such Incremental Loan shall not be shorter (but may be longer) than the remaining Weighted Average Life to Maturity of the Initial Loan (calculated without giving effect to any prepayments). With respect to any Incremental Loans, the Effective Yield (as defined below) on any such Incremental Loans shall not exceed the then-applicable Effective Yield on the Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”); provided that, in order to comply with this clause (iv) the Borrowers may increase the Applicable Margin on the Initial Loan by the Yield Differential, effective upon the making of such Incremental Loans (such adjustment, the “MFN Adjustment”). Except with respect to fees, pricing and final maturity as expressly set forth in this clause (iv), the terms, provisions and documentation for any Incremental Facility shall be substantially identical to the Initial Loans or otherwise shall be reasonably satisfactory to the Agent.

(v) Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement and the other Loan Documents shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans and Commitments evidenced thereby, and any joinder agreement or amendment may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrowers, to effectuate the provisions of this Section 1.1(b), and, for the avoidance of doubt, this Section 1.1(b) shall supersede any provisions in Section 9.1. The Lenders hereby irrevocably authorize the Agent to enter into amendments to the Agreement and the other Loan Documents (including but not limited to modifications to provisions regarding pro rata payments or sharing of payments) with the Credit Parties as may be necessary in order to establish any Incremental Facility and effect such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrowers in connection with the establishment of any Incremental Facility, in each case on terms consistent with this Section. From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 1.1(b) shall constitute Loans and Commitments under, and as provided in such amendment, shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the applicable Collateral Documents.

1.2 Evidence of Loans; Notes. The Initial Loan made by each Lender with an Initial Commitment is evidenced by this Agreement and, if requested by such Lender, a Note payable to such Lender and its registered assigns in an amount equal to the unpaid balance of the Initial Loan held by such Lender.

1.3 Interest.

(a) Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to Adjusted LIBOR or the Base Rate, as the case may be, plus the Applicable Margin. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest or demonstrable error. All computations of fees and interest on Adjusted LIBOR Loans payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to, but excluding, the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans.

(c) At the Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under Sections 7.1(a), Section 7.1(f) or Section 7.1(g) is continuing), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on any principal of or interest on any Loan outstanding or on any premium, fees or other Obligations outstanding solely for so long as such Event of Default is continuing, at a rate per annum (the “Default Rate”) equal to (A) in the case of principal of or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided for in this Section or (B) in the case of all other Obligations, 2.00% plus the interest rate that would have applied had such amount, during the period of non-payment, constituted a Base Rate Loan. Such default interest shall be payable quarterly on the last date of each calendar quarter.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any applicable Requirements of Law, and in such event the Borrowers shall pay such Lender interest at a rate equal to the lesser of (x) the then otherwise applicable interest rate hereunder and (y) the highest rate permitted by such applicable Requirements of Law (the “Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Agent, on behalf of Lenders, is equal to the total interest that would have been received by the Agent, on behalf of Lenders, had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Loan Accounts.

(a) The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Upon the request of the Borrowers, the Agent shall deliver to the Borrowers a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest or demonstrable error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent.

(b) The Agent, acting as a non-fiduciary agent of the Borrowers solely for Tax purposes and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as the Agent may notify the Borrowers in writing) (A) a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Agent and each Lender in the Loans and any assignment of any such interest or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (3) the amount of any principal or interest due and payable or paid and (4) any other payment received by the Agent from or on behalf of a Credit Party and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein and any consents necessary hereunder have been obtained. This Section 1.4 and Section 9.9 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, the Agent and the Lenders shall treat each Person whose name is recorded in the Register that has become a Lender in accordance with the terms of this Agreement (including but not limited to, for the avoidance of doubt, after the obtaining of any necessary consents) as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrowers, the Agent or such Lender during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Agent.

1.5 Borrowings.

(a) In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 1.6), the Borrowers shall give the Agent written notice no later than 1:00 p.m. (New York time) on the date which is three Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan (or on the date which is one Business Day prior to the requested Borrowing date in the case of each Base Rate Loan). Each such Notice of Borrowing shall be irrevocable (except as expressly provided in Section 1.5(d) below) and shall specify:

(i) the requested Borrowing date, which shall be a Business Day;

(ii) whether the Borrowing is to consist of LIBOR Rate Loans or Base Rate Loans; and

(iii) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans;

(b) Upon receipt of a Notice of Borrowing, the Agent will promptly notify each Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing. Each Lender will make available to the

Agent an amount in Dollars and in immediately available funds, equal to the amount of such Lender’s Commitment Percentage of the Borrowing, not later than 10:00 a.m. on the requested Borrowing date.

(c) The proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by the Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto (or as directed by the Borrower in written directions from the Borrower to the Agent).

(d) Subject to the provisions of Section 7.4, each Notice of Borrowing may state that such notice is conditioned upon the effectiveness of other transactions permitted under this Agreement, in which case such Notice of Borrowing may be revoked by the Borrower (by written notice to the Administrative Agent) on or prior to the specified Borrowing date.

1.6 Conversion and Continuation Elections.

(a) The Borrowers shall have the option to (i) request that any Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $500,000. Any such election must be made by the Borrowers by 1:00 p.m. (New York time) on the third Business Day prior to (1) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, (2) the date on which the Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrowers in such election and/or (3) the date on which the Borrowers wish to convert any LIBOR Rate Loan denominated in Dollars to Base Rate. If no election is received with respect to a LIBOR Rate Loan by 1:00 p.m. (New York time) on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be continued as a LIBOR Rate Loan with an Interest Period of one month. The Borrowers may make such election to the Agent in writing (including by Electronic Transmission) or by telephonic notice to the Agent followed promptly by a notice in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in writing in any other form reasonably acceptable to the Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan if an Event of Default has occurred and is continuing at the time of such proposed funding, conversion or continuation.

(b) Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender thereof. In addition, the Agent will, with reasonable promptness, notify the Borrowers and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrowers of any liability hereunder or provide the basis for any claim against the Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than six different Interest Periods in effect.

1.7 Optional Prepayments.

(a) Optional Prepayments Generally. Subject to the terms of the ABL Intercreditor Agreement, the Borrowers may at any time and from time to time upon (x) in the case of Base Rate Loans, at least one Business Day’s prior written notice (or such shorter period as is reasonably acceptable to the Agent) and (y) in the case of LIBOR Rate Loans, at least two Business Days’ prior written notice (or such shorter period as is reasonably acceptable to the Agent) to the Agent (which notice shall be irrevocable or conditioned pursuant to clause (c) below), prepay the Loans in whole or in part in an amount greater than or equal to $100,000 or if less, in an amount equal to the outstanding principal amount thereof, in each instance, without penalty or premium except as provided in Section 1.9(b) and Section 10.4. Optional partial prepayments of the Initial Loan and any Incremental Loans shall be applied as specified by the Borrowers in such notice of prepayment and, in the absence of such direction in direct order of maturity.

(b) [Reserved].

(c) Notices. Notice of prepayment pursuant to clause (a) above shall not thereafter be revocable by the Borrowers and the Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment; provided that a notice of prepayment of outstanding Loans delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or other refinancing arrangements or other conditions permitted under this Agreement, in which case such notice may be revoked by the Borrowers (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. The payment amount specified in a notice of prepayment shall be due and payable on the date specified therein unless the Borrowers have provided the Agent with written notice that any condition to such prepayment or termination is not satisfied as provided for in the previous sentence. Together with each prepayment under this Section 1.7, the Borrowers shall pay any amounts required pursuant to Section 10.4.

(d) Discounted Prepayments.

(i) So long as no Event of Default has occurred and is continuing on the date a Discounted Prepayment (as defined below) is made (both before and after giving effect thereto), the Borrowers shall be permitted to make voluntary prepayments of the Loans (each, a “Discounted Prepayment”) during the term of this Agreement pursuant to the provisions of this Section 1.7(d); provided that such Discounted Prepayment is not made directly with any proceeds of ABL Loans. Notwithstanding anything to the contrary provided in this Agreement or any other Loan Document, the Borrowers shall not be permitted to make any Discounted Prepayment if after giving effect thereto the Affiliated Lenders would hold a greater aggregate principal amount of Loans than is permitted by Section 9.9.

(ii) In connection with any Discounted Prepayment, the Borrowers will notify the Agent and Lenders holding the Loans in writing (the “Discounted Prepayment Notice”) that the Borrowers desire to prepay the Term Loans on a specified Business Day, in a maximum aggregate amount (which amount shall be not less than $1,000,000) (the “Discounted Prepayment Amount”) at a discount to par (which shall be expressed as a range of percentages of par of the principal amount of the Loans) specified by the Borrowers with respect to each Discounted Prepayment, the “Discount Price Range”); provided that such notice shall be received by the Agent and Lenders no earlier than 10 Business Days and no later than three Business Days prior to the proposed date of such Discounted Prepayment. In connection with a Discounted Prepayment, the Borrowers will allow each Lender holding the Loans to specify a discount to par (which shall be expressed as a price equal to a percentage of par of the principal amount of the Loans held by such Lender, the “Acceptable Discount Price”) for a principal amount (subject to rounding requirements specified by the Agent) of the Loans held by such Lender at which such Lender is willing to permit such voluntary prepayment. Based on the Acceptable Discount Prices and principal amounts of the Loans specified by Lenders, the Agent, in consultation with the Borrower, will determine the applicable discount price (the “Applicable Discount Price”) for the applicable Discounted Prepayment, which will be the lower of (i) the lowest Acceptable Discount Price at which the Borrowers can complete the Discounted Prepayment for the Discounted Prepayment Amount and (ii) if the Lenders’ response is such that the Discounted Prepayment could not be completed for the full Discounted Prepayment Amount, the Acceptable Discount Price specified by the Lenders that is within the Discount Price Range specified by the Borrowers and then the next lowest Acceptable Discount Price specified by the Borrowers until all proposed Qualifying Loans have been repurchased. Notwithstanding any provision set forth in this clause (ii) or clause to the contrary, the Borrowers may also offer to purchase the Loans at a discount on the open market as provided in Section 9.9(h).

(iii) The Borrowers shall prepay the Loans (or the respective portion thereof) offered by Lenders at the Acceptable Discount Prices specified by each such Lender that are equal to or less than the Applicable Discount Price (“Qualifying Loans”) at the Applicable Discount Price; provided that if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable under this Section 1.7(d)) would exceed the Discounted Prepayment Amount for such Discounted Prepayment, the Borrowers shall prepay such Qualifying Loans at the Applicable Discount Price ratably based on the respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Agent). The portion of the Loans prepaid by the Borrowers pursuant to this Section 1.7(d) shall be accompanied by payment of accrued and unpaid interest, but based on the actual par principal amount being prepaid to, but not including, the date of prepayment. The equivalent par principal amount of the Loans prepaid at the Applicable Discount Price pursuant to this Section 1.7(d) shall be applied to reduce the remaining installments of the respective Term Loans owing to the Lenders so prepaid pro rata against all such scheduled installments based upon the respective amounts thereof (without affecting the amount of the installment payments owing to the Lenders not prepaid pursuant to this Section 1.7(d)). The equivalent par principal amount of the Loans prepaid at the Applicable Discount Price pursuant to this Section 1.7(d) shall be deemed immediately cancelled upon payment of the applicable Discounted Prepayment.

(iv) The Lenders hereby consent to the transactions described in this Section 1.7(d) (including Section 9.9(h)) and waive the requirements of any provision of this Agreement or any other Loan Document that might otherwise result in a Default or Event of Default as a result of a Discounted Prepayment.

(v) Each Discounted Prepayment shall be consummated pursuant to procedures (including, without limitation, as to timing, rounding and minimum amounts, type and Interest Periods of accepted Loans, conditions for terminating a Discounted Prepayment or rescinding an acceptance of prepayment, forms of other notices (including notices of offer and acceptance) by the Borrowers and Lenders and determination of Applicable Discount Price) agreed between the Agent and the Borrower. The making of a Discounted Prepayment shall be deemed to be a representation and warranty by the Borrowers that all conditions precedent to such Discounted Prepayment set forth in this Section 1.7(d) were satisfied in all respects.

1.8 Mandatory Prepayments of Loans.

(a) Scheduled Initial Loan Payments. The principal amount of the Initial Loan shall be paid in installments on the dates and in the respective amounts shown below (in each case, as adjusted by any amounts prepaid and applied to such installments, whether pursuant to Section 1.7(a), Section 1.8(f), Section 9.9(h) or otherwise), or if any such date is not a Business Day on the immediately preceding Business Day:

Date of Payment	Amount of Initial Term Loan Payment
March 31, 2018	$4,687,500
June 30, 2018	$4,687,500
September 30, 2018	$4,687,500
December 31, 2018	$4,687,500
March 31, 2019	$4,687,500
June 30, 2019	$4,687,500
September 30, 2019	$4,687,500
December 31, 2019	$4,687,500
March 31, 2020	$4,687,500
June 30, 2020	$4,687,500
September 30, 2020	$4,687,500

December 31, 2020	$ 4,687,500
$ 4,687,500
March 31, 2021	$ 4,687,500
June 30, 2021	$ 4,687,500
September 30, 2021	$ 4,687,500
December 31, 2021	$ 4,687,500
March 31, 2022	$ 4,687,500
June 30, 2022	$ 4,687,500
September 30, 2022	$ 4,687,500
December 31, 2022	$ 4,687,500
March 31, 2023	$ 4,687,500
June 30, 2023	$ 4,687,500
September 30, 2023	$ 4,687,500
December 31, 2023	$ 4,687,500
March 31, 2024	$ 4,687,500
June 30, 2024	$ 4,687,500
September 30, 2024	$ 4,687,500
Maturity Date	Aggregate outstanding balance of Loans

The final scheduled installment of Loans shall, in any event, be due and payable on the Maturity Date and in an amount equal to the entire remaining principal balance thereof.

(b) [Reserved].

(c) Asset Dispositions; Events of Loss. Subject to the terms of the ABL Intercreditor Agreement with respect to Dispositions and Events of Loss in respect of ABL Priority Collateral, if a Credit Party or any Restricted Subsidiary shall at any time or from time to time:

(i) make a Disposition; or

(ii) suffer an Event of Loss,

and the aggregate amount of the Net Proceeds received by the Credit Parties in connection with such Disposition or Event of Loss (or series of related Dispositions or Events of Loss) exceeds $5,000,000 in any Fiscal Year in the aggregate together with the aggregate amount of Net Proceeds received by the Credit Parties in connection with each other Disposition and Event of Loss during such Fiscal Year, then within five Business Days following receipt by a Credit Party of the Net Proceeds of such Disposition or Event of Loss, the Borrowers shall deliver, or cause to be delivered, such excess Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 1.8(f) hereof. Notwithstanding the foregoing, such prepayment shall not be required to the extent a Credit Party reinvests the Net Proceeds of such Disposition or Event of Loss in assets of a kind then used or usable in the business of the Borrowers and their Restricted Subsidiaries, within 365 days after the date of receipt of Net Proceeds with respect to such Disposition or Event of Loss, or enters into a binding commitment thereof within said 365-day period and subsequently makes such reinvestment within 180 days thereafter; provided that the Borrowers notify the Agent within five Business Days following receipt by a Credit Party of such Net Proceeds of such Credit Party’s intent to reinvest such Net Proceeds; provided, however, that (a) if the time period set forth in this sentence expires without such Credit Party having reinvested such Net Proceeds, the Borrowers shall within two Business Days following the expiration of such period prepay the Loans in an amount equal to such Net Proceeds not so reinvested within such time period or (b) if the applicable Credit Party does not designate a portion of such Net Proceeds as intended for reinvestment, then the Borrowers shall within two Business Days following such notice of reinvestment prepay the Loans in an amount equal to such portion of Net Proceeds not so designated for reinvestment. Solely in the event that any ABL Facility is then outstanding and until the later of (x) the Discharge of ABL Obligations (as defined in the ABL Intercreditor Agreement) and (y) termination of the ABL Intercreditor Agreement shall have occurred, all such Net Proceeds received by any Credit Party (or any Subsidiary thereof), including pending any reinvestment (or repayment) pursuant to this Section 1.8(c), to the extent arising from or in connection with a Disposition or Event of Loss involving Term Loan Priority Collateral, shall be deposited in the Term Loan Collateral Account. Notwithstanding the foregoing, to the extent that any proceeds of other Term Loan Priority Collateral are not sent or deposited directly to the Term Loan Collateral Account but are instead received by any Credit Party, such Credit Party will hold such proceeds in trust for the benefit of Agent, for the benefit of the Secured Parties, pursuant to an express trust created hereby and promptly remit, in the form received, all such proceeds to the Term Loan Collateral Account; provided that, for the avoidance of doubt, at no time shall proceeds of any Term Loan Priority Collateral be placed in any deposit account, securities account or other account constituting ABL Priority Collateral.

(d) Incurrence of Indebtedness. Immediately upon the receipt by any Credit Party or any Restricted Subsidiary of any Credit Party of Net Incurrence Proceeds from the incurrence of Indebtedness (other than Net Incurrence Proceeds from the incurrence of Indebtedness permitted hereunder other than Credit Agreement Refinancing Indebtedness), the Borrowers shall deliver, or cause to be delivered, to the Agent an amount equal to such Net Incurrence Proceeds, for application to the Loans in accordance with Section 1.8(f).

(e) Excess Cash Flow. Within 10 Business Days after the later of (x) 120 days after the end of the relevant Fiscal Year of the Borrowers and (y) the date on which annual financial statements of the Borrowers for the relevant Fiscal Year are required to be delivered hereunder (the “Excess Cash Flow Prepayment Date”), commencing with the Fiscal Year ending December 31, 2018, the Borrowers shall deliver to the Agent, for distribution to the Lenders, an amount equal to the ECF Percentage of Excess Cash Flow for such Fiscal Year; provided, however, that at the option of the Borrowers, the amount of such mandatory prepayment hereunder shall be reduced dollar-for-dollar by voluntary prepayments of the Loans under Section 1.7(a) or (d) (for the avoidance of doubt, with respect to voluntary prepayments under Section 1.7(d), such mandatory prepayment hereunder will be reduced by the actual amount of dollars utilized to effectuate such voluntary prepayment made by the Borrowers and not by the amount of the Indebtedness so purchased by the Borrowers) of the Loans, any Incremental Loan and, to the extent accompanied by a permanent reduction of the aggregate commitment thereunder, the ABL Loans, without duplication of any such prepayments from prior periods, prior to any Excess Cash Flow Prepayment Date except to the extent financed with a Specified Equity Contribution or long-term Indebtedness (other than ABL Loans).

(f) Application of Prepayments. Subject to the terms of the ABL Intercreditor Agreement, any prepayments pursuant to Section 1.8(c), 1.8(d) or 1.8(e) shall be applied to prepay the Initial Loans, any Incremental Loan and any Other Loans under any Refinancing Amendment on a pro rata basis based on the outstanding principal balances thereof in accordance with Section 1.10(b), subject to any additional restrictions affecting any such Other Loans under any applicable Permitted Refinancing Intercreditor Agreement or other intercreditor or subordination agreement; provided, further, that any prepayment of the Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to the applicable Refinanced Debt. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining; provided that, so long as no Event of Default shall have occurred and be continuing at the time of such prepayment, the Borrowers may elect that, for a period not to exceed 30 days, the remainder of such prepayments not applied to prepay Base Rate Loans be deposited in a non-interest-bearing collateral account pledged to, and under the exclusive control of, the Agent to secure the Obligations and applied thereafter to prepay the LIBOR Rate Loans until the last day of the next expiring Interest Period of such LIBOR Rate Loans so prepaid (provided that (x) interest shall continue to accrue on such LIBOR Rate Loans in respect of which such deposit was made at the rate otherwise applicable under this Agreement to such LIBOR Rate Loans until such deposit is applied to prepay such LIBOR Rate Loans, and (y) immediately upon the occurrence of an Event of Default, such amounts may, without any further action or notice of any kind, be removed from such account by the Agent and immediately used by the Agent to prepay the LIBOR Rate Loans in accordance with the relevant terms of this Agreement). Together with each prepayment under this Section 1.8, the Borrowers shall pay any amounts required pursuant to Section 10.4 hereof. Any Lender may elect not to accept its pro rata portion of any mandatory prepayment pursuant to Section 1.8(c) or Section 1.8(e) above. Any such prepayment amount declined by a Lender (a “Declined Amount”) may be retained by the Borrowers.

(g) In connection with any mandatory prepayments by the Borrowers of the Loans pursuant to this Section 1.8, such prepayments shall be applied on a pro rata basis to the then outstanding Loans being prepaid irrespective of whether such outstanding Loans are Base Rate Loans or LIBOR Rate Loans; provided that the amount of such mandatory prepayment shall be applied first to Loans that are Base Rate Loans to the full extent thereof before application to Loans that are LIBOR Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 10.4.

(h) No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

(i) Notwithstanding any other provisions of this Section 1.8, with respect to any Foreign Subsidiary or Disregarded Domestic Subsidiary, all prepayments referred to in Sections 1.8(c), (d) and (e) above are subject to there being no material adverse Tax consequences (which, for the avoidance of doubt, includes, but is not limited to, any prepayment whereby in doing so any Parent, any Borrower, any of their Restricted Subsidiaries or any of their respective Affiliates and/or their direct or indirect equity owners would incur a material Tax liability, including a material Tax dividend, material deemed dividend pursuant to Section 956 of the Code or a material withholding Tax) and to permissibility under local law (e.g., without limitation, financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors (or the equivalents) of the relevant Restricted Subsidiaries) and material constituent document restrictions (including as a result of minority ownership) and other material agreements (in each case, as determined in good faith by the Borrowers), with Excess Cash Flow being allocated among Restricted Subsidiaries in various jurisdictions in a manner to be mutually agreed by the Agent and the Borrowers (for the avoidance of doubt, excluding any reduction from interest and payments hereunder, in respect of the Foreign Subsidiaries’ Excess Cash Flow); provided that the Borrowers and their Restricted Subsidiaries shall be entitled to reduce Excess Cash Flow pursuant to this sentence by the Foreign Subsidiaries’ portion of Excess Cash Flow in any Fiscal Year. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default, and such amounts shall be available for working capital and general corporate purposes of the Borrowers and their Restricted Subsidiaries. Parents, the Borrowers and their Restricted Subsidiaries will undertake to use commercially reasonable efforts to overcome or eliminate any such restrictions to make the relevant prepayment and if such restriction no longer exists (even if such cash is not repatriated), an amount equal to the prepayment otherwise subject to such restrictions that could be repatriated without any material adverse Tax consequences will be promptly (and in any event not more than five Business Days after such repatriation is or such repatriation could be accomplished) applied to the repayment of the Loans. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or Taxes incurred by Parents, the Borrowers or any of their respective Affiliates and owners and arising as a result of compliance with the preceding sentence (without duplication of any amount already taken into account in determining the amount of such prepayment), and Parents, the Borrowers and their Restricted Subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to their respective Affiliates in an amount sufficient to cover such Tax liability, costs or expenses, which dividend or distribution shall reduce the amount of any such prepayment.

1.9 Fees.

(a) Fees. The Borrowers shall pay the fees in the amounts and at the times set forth in the Fee Letter. In addition, the Borrowers shall pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Loans on the Closing Date, a closing fee (the “Closing Fee”) in an amount equal to 2.00% of the stated principal amount of such Lender’s Loans made on the Closing Date, as the case may be. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and, at the election of the Borrowers, such Closing Fee shall be netted against Loans made by such Lender. For U.S. federal income tax purposes, the parties hereto agree to treat the Closing Fee as OID.

(b) Prepayment Fee. In the event that all or any portion of any Term Loan is subject to a Repricing Event (as defined below) on or prior to the date that is 24 months following the Closing Date, the Borrowers shall pay a prepayment premium in connection with any such Repricing Event in an amount equal to 1.0% of the portion of the Term Loans subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment, repayment or purchase of a Term Loan with the proceeds of, or any conversion of such loans into, any new or replacement tranche of term loans the primary purpose of which is to obtain an Effective Yield that is less than the Effective Yield applicable to such Term Loan (as such comparative rates are determined by the Agent in consultation with the Borrowers in accordance with the definition of Effective Yield), (ii) any amendment to any Term Loans the primary purpose of which is to reduce the Effective Yield applicable to a Term Loan and (iii) an assignment of all or any portion of a Term Loan held by a Non-Consenting Lender pursuant to Section 9.22 as a result of its failure to consent to any such amendment, amendment and restatement or other modification of the Loan Documents; provided that, in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with (x) an Initial Public Offering, (y) a Change of Control or (z) a Transformative Acquisition constitute a Repricing Transaction. For the avoidance of doubt, any Lender that is forced to assign any Term Loan following the failure of such Lender to consent to any Repricing Event shall be entitled to receive such prepayment premium upon the effectiveness of such Repricing Event.

1.10 Payments by the Borrowers .

(a) Except as otherwise expressly provided for in this Agreement, including Article X, all payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Agent (for the ratable account of the Persons entitled thereto) at the address specified on the signature page hereof for notices to the Administrative Agent (or such other address as the Agent may from time to time specify), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due. Any Dollar payment which is received by the Agent later than 1:00 p.m. (New York time) may in the Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrowers and each other Credit Party hereby irrevocably waive the right to direct the application of any and all payments in respect of any Obligation and any proceeds of Collateral during the continuance of an Event of Default under Section 7.1(a), 7.1(f) or 7.1(g).

(b) Except as otherwise expressly provided for in this Agreement, including in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. So long as no Event of Default under Section 7.1(a) has occurred and is continuing and the Obligations shall not have been accelerated, subject to the provisions of Section 1.7(a), any and all voluntary prepayments received by the Agent in respect of any Obligation shall be applied to the Obligations to reduce the remaining scheduled amortization payments of the Loans as directed by the Borrowers and absent such direction, in direct order of maturity. Notwithstanding any provision herein to the contrary, all amounts collected or received by the Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded) or upon the occurrence of an Event of Default arising as a result of the failure of Payment in Full to occur on or following the stated maturity date of the Loans, including, in each case, proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of the Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to the Agent and the Lenders;

fourth, to payment of any other amounts owing constituting Secured Obligations then due and payable; and

fifth, the balance, if any, after all of the Secured Obligations have been Paid in Full, to the Borrowers or as otherwise required under the ABL Intercreditor Agreement (for so long as the ABL Intercreditor Agreement remains in full force and effect) or the applicable Credit Parties or whomever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third and fourth above.

1.11 Payments by the Lenders to the Agent; Settlement.

(a) The Agent may, on behalf of Lenders, disburse funds to the Borrowers for Loans requested. Each Lender shall reimburse the Agent on demand for all funds disbursed on its behalf by the Agent, or if the Agent so requests, each Lender will remit to the Agent its Commitment Percentage of any Loan before the Agent disburses same to the Borrowers. If the Agent elects to require that each Lender make funds available to the

Agent prior to disbursement by the Agent to the Borrowers, the Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrowers no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay the Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to the Agent’s account, as set forth on the Agent’s signature page hereto, no later than noon (or, in the case of a same day Borrowing, 2:00 p.m.) (New York time) on such scheduled Borrowing date. Nothing in this Section 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require the Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Agent any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) [Reserved]

(c) [Reserved]

(d) Return of Payments.

(i) If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from the Borrowers and such related payment is not received by the Agent, then the Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

(ii) If the Agent determines at any time that any amount received by the Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest at such rate, if any, as the Agent is required to pay to the Borrowers or such other Person, without set-off, counterclaim or deduction of any kind, and the Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e) [Reserved].

(f) Procedures. The Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, the Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items, by posting to or submitting and/or completion, on E-Systems.

1.12 Refinancing Amendments. After the Closing Date, the Borrowers may obtain from any Lender or, subject to the restrictions set forth below, any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) shall be unsecured or, to the extent secured, shall rank pari passu or junior in right of payment and security with the other Loans hereunder and (ii) will, to the extent permitted by the definition of “Credit Agreement Refinancing Indebtedness”, have such pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions and terms as may be agreed by the Borrowers and the Lenders thereof; provided, further, that the terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees and optional prepayment or redemption provisions to the extent permitted by the definition of “Credit Agreement Refinancing Indebtedness”) of such Credit Agreement Refinancing Indebtedness incurred pursuant to a Refinancing Amendment shall not be materially more favorable (when taken as a whole) to the lenders providing such Credit Agreement Refinancing Indebtedness than the corresponding terms of the Loans being replaced, as reasonably determined by the Borrowers in good faith (it being understood and agreed that this limitation shall not restrict the addition of any financial maintenance covenant or other terms and conditions to such Credit Agreement Refinancing Indebtedness to the extent such financial maintenance covenant or other terms and conditions, as the case may be, shall be added to the Loans remaining in the applicable Refinancing Amendment hereto). The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 2.2 and, to the extent reasonably requested by the Agent, receipt by the Agent of customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 2.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent). The Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans subject thereto as Other Loans). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrowers, to effect the provisions of this Section 1.12. This Section 1.12 shall supersede any provisions in Section 9.1 or 9.11 to the contrary. It is understood that (w) any Lender approached to provide all or a portion of a Credit Agreement Refinancing Indebtedness may elect or decline, in its sole discretion, to provide such Credit Agreement Refinancing Indebtedness (it being understood that there is no obligation to approach any existing Lenders to provide any Other Loan or commitments in respect thereof), (x) the Agent’s consent (such consent not to be unreasonably withheld) shall be required with respect to any Person’s providing such Credit Agreement Refinancing Indebtedness if such consent would be required under Section 9.9 for an assignment of Loans or Commitments to such Person and (y) any Affiliated Lender providing an Other Loan (or commitment in respect thereof) shall be subject to the same restrictions set forth in Section 9.9(g) as it would otherwise be subject to with respect to any purchase by or assignment of Loans to such Affiliated Lender.

1.13 Co-Borrowers.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and the Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Payment in Full of the Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination, or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument, or agreement to which any Credit Party is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent, or indulgence of any kind by Agent or any Lender with respect thereto; (iii) the existence, value, or condition of, or failure to perfect a Lien, or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Credit Party; (v) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code or any provision of comparable state law; (vi) any borrowing or grant of a Lien by any other Credit Party, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Agent or any Lender against any Credit Party for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Payment in Full of all Obligations.

(b) Waivers.

(i) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Agent or any other Secured Party to marshal assets or to proceed against any Credit Party, other Person, or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor, or accommodation co-obligor other than Payment in Full of all Obligations. It is agreed among each Borrower, the Agent and the Lenders that the provisions of this Section 1.13 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Agent and the Lenders would decline to make Loans. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business and can be expected to benefit such business.

(ii) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 1.13. If, in taking any action in connection with the exercise of any rights or remedies, the Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Credit Party or other Person, whether because of any Requirement of Law pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Credit Party might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Credit Party shall not impair any Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.

(b) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 1.13 shall be limited to the greater of (A) all amounts for which such Borrower is primarily liable, as described below and (B) such Borrower’s Allocable Amount.

(ii) If any Borrower makes a payment under this Section 1.13 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Co-Borrower Payment”) that, taking into account all other Co-Borrower Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Co-Borrower Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately before such Co-Borrower Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 1.13 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any other applicable Debtor Relief Law.

(iii) Nothing contained in this Section 1.13 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then remade or otherwise transferred to, or for the benefit of, such Borrower) and all accrued interest, fees, expenses, and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. The Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and to restrict the disbursement and use of such Loans to such Borrower.

(c) Joint Enterprise. Each Borrower has requested that the Agent and the Lenders make this credit facility available to Borrowers on a combined basis, to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that combination of their credit facilities will enhance the borrowing power of each Borrower and ease the administration of their relationship with credit providers (including the Agent and the Lenders), all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

(d) Administrative Borrower; Allocation of Loans. Allied hereby appoints Charah as its agent, attorney-in-fact and representative for all purposes under the Loan Documents, including for (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to the Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by the Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing. Charah hereby accepts such appointment. Allied and each other Credit Party (other than Charah) agrees that any action taken by Charah as the agent, attorney-in-fact and representative of Allied shall be binding upon Allied and each such other Credit Party to the same extent as if directly taken by any of them. The Agent and the Lenders may give any notice to, or communication with, a Credit Party hereunder or under any other Loan Document to or with Charah on behalf of such Credit Party. Each Credit Party agrees that any notice, election, communication, representation, agreement, or undertaking made on its behalf by Charah shall be binding upon and enforceable against it. The Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, the terms of this Section 1.10; provided that nothing contained herein shall limit the effectiveness of, or the right of the Agent or any Lender to rely upon, any notice (including without limitation a borrowing or conversion notice), instrument, document, certificate, acknowledgment, consent, direction, certification or any other action delivered by any Credit Party pursuant to this Agreement or any other Loan Document. The Loans shall be made to Charah as borrower unless a different allocation of the Loans as between Charah and Allied with respect to any borrowing hereunder is included in the applicable borrowing notice delivered pursuant to Section 2.1 or 2.2 hereof.

(e) Obligations Absolute. Each Borrower hereby waives, for the benefit of Agent and Lenders: (a) any right to require the Agent or any other Secured Party, as a condition of payment or performance by such Borrower, to (i) proceed against any other Borrower, any other Credit Party or any other Person, (ii) proceed against or exhaust any security held from any other Borrower, any other Credit Party or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Agent, the ABL Agent or any lender under any ABL Facility, any Lender or any Secured Party in favor of any other Borrower or any other Person, or (iv) pursue any other remedy in the power of Agent or any other Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower or any other Credit Party including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower or any other Credit Party from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Agent’s or any other Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Borrower’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Agent or any other Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under the other Loan Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in the Guaranty and Security Agreement and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

ARTICLE II

CONDITIONS PRECEDENT

2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans hereunder on the Closing Date is subject to satisfaction of the following conditions in a manner satisfactory to the Agent:

(a) Loan Documents. The Agent shall have received executed copies of each of the following, each dated as of the Closing Date (or, in the case of certificates of government officials, a recent date before the Closing Date):

(i) duly executed counterparts of this Agreement, the ABL Intercreditor Agreement, the Perfection Certificate, the Guaranty and Security Agreement and each other Collateral Document to be entered into on the Closing Date;

(ii) a Note or Notes duly executed by the Borrowers in favor of each Lender requesting the same;

(iii) a certificate of a Responsible Officer of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organization Document of such Credit Party and, with respect to the articles or certificate of incorporation or formation (or similar document), certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers (or equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (iii));

(iv) to the extent applicable, a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization;

(v) executed legal opinions of (A) Kirkland & Ellis LLP, counsel to the Credit Parties, (B) Kaplan & Partners LLP, Kentucky counsel to the Credit Parties, and (C) Moore & Van Allen PLLC, North Carolina counsel to the Credit Parties, in each case, addressed to the Agent and each Lender and in form and substance reasonably satisfactory to the foregoing;

(vi) copies of the ABL Credit Agreement and each other ABL Document then in effect, certified by the Borrowers as being true, complete and correct and in full force and effect; and

(vii) a certificate of a Responsible Officer of each Borrower, certifying as to the matters described in clauses (c), (e), (i) and (m) of this Section 2.1.

(b) Repayment of Prior Indebtedness. The Agent shall have received evidence reasonably satisfactory to the Agent that, concurrently with the funding of the Initial Loans on the Closing Date, the Borrowers shall have repaid in full all Prior Indebtedness (and, to the extent backstop letters of credit have not been issued for any existing letters of credit, shall have cash collateralized all such letters of credit in a manner satisfactory to the issuers thereunder) and all Guarantees related thereto granted by any of the Credit Parties, and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in connection therewith shall be released and terminated immediately upon such payment, and as of the Closing Date after giving effect thereto, none of Parents, the Borrowers or any Parent’s Restricted Subsidiaries shall have any third party Indebtedness for borrowed money other than the Initial Loans and Indebtedness set forth in Schedule 5.5.

(c) Related Transactions. The ABL Documents shall have become fully effective, and loans and commitments thereunder shall be available in an initial aggregate principal amount not exceeding $45,000,000.

(d) Solvency. The Agent shall have received a solvency certificate duly signed by the chief financial officer or other officer performing the customary duties of a chief financial officer of each Borrower in the form attached hereto as Exhibit 2.1(f).

(e) Material Adverse Effect. Since December 31, 2016, there shall not have occurred and be continuing any Material Adverse Effect.

(f) Payment of Fees. The Borrowers shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter), and shall have paid all other fees, costs and expenses due and payable on or prior to the Closing Date pursuant to the Engagement Letter for which invoices have been presented no later than two Business Days prior to the Closing Date.

(g) Financial Statements. The Agent shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of Charah for the fiscal years ended December 31, 2015 and 2016, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of Charah for each fiscal quarter of such Borrower (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, and (iii) a pro forma consolidated balance sheet and related statements of income and cash flows of each Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of such Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.

(h) Patriot Act. So long as requested by the Agent at least 10 Business Days prior to the Closing Date, the Agent shall have received, at least two Business Days prior to the Closing Date, all documentation and other information with respect to the Credit Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(i) Representations and Warranties; No Default. (i) The representations and warranty by the Credit Parties contained herein and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date or period (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier contained therein) as of such earlier date or period), and (ii) no Default or Event of Default shall have occurred and be continuing or would result immediately after the proposed Borrowing or the use of proceeds thereof.

(j) Creation and Perfection of Security Interests. All actions necessary to establish that the Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral under the Loan Documents shall have been taken, in each case, subject to Section 4.18.

(k) Insurance. The Agent shall have received certificates from the applicable Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 4.6(a) is in full force and effect.

(l) Searches. The Agent shall have received the results of a recent lien, federal tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Credit Parties (or would have been made at any time during the five years immediately preceding the Closing Date to evidence or perfect Liens on all assets of the Credit Parties), and such search shall reveal no Liens on any of the assets of the Credit Parties except for Permitted Liens or Liens to be terminated on the Closing Date pursuant to documentation reasonably satisfactory to the Agent.

(m) Approvals. Each Credit Party shall have obtained each order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, as is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Loan Document and (ii) the legality, validity, binding effect or enforceability of any such Loan Document, to the extent such approvals, consents, exemptions, authorizations or other actions, notices or filings are required to be obtained pursuant to Section 3.3.

(n) Notice of Borrowing. The Agent shall have received a customary notice of borrowing in form and substance reasonably satisfactory to the Agent.

For purposes of determining compliance with the conditions specified in this Section 2.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder or thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

2.2 Conditions to Subsequent Borrowings. In addition, the obligation of each Lender to fund any Loan after the Closing Date is subject to satisfaction of the following conditions in a manner satisfactory to the Administrative Agent:

(a) the representations and warranty by the Credit Parties contained herein and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date or period (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier contained therein) as of such earlier date or period);

(b) no Default or Event of Default shall have occurred and be continuing or would result immediately after the proposed Borrowing or the use of proceeds thereof; and

(c) the Administrative Agent shall have received a Notice of Borrowing in accordance with the terms of this Agreement.

The request by the Borrowers and acceptance by the Borrowers of the proceeds of any Loan shall be deemed to constitute, as of the date thereof, a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied or waived in writing in accordance with this Agreement, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to the Agent and each Lender as follows on and as of each date applicable pursuant to Sections 2.1 and 2.2, respectively:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Restricted Subsidiaries:

(a) is a corporation, company, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing, in each case, under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority to own its assets, carry on its business, and execute, deliver and perform its obligations under the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation, company, limited liability company, partnership or limited partnership, as applicable, and licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction), under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law,

except, in each case referred to in clauses (a) (in the case of Persons other than Parents and the Borrowers), (b), (c) and (d), to the extent that the failure to do so would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties party hereto of this Agreement and by each Credit Party of any other Loan Document to which such Person is a party have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any material breach or contravention of any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject, except for conflicts, breaches or contraventions that would not reasonably be expected to result in a Material Adverse Effect;

(c) violate or result in a default under any indenture, instrument, agreement, or other document binding upon such Person or its property or to which any such Person or its property is subject, or give rise to a right thereunder to require any payment to be made by any such Person, except to the extent such violation, default, or payment would not reasonably be expected to result in a Material Adverse Effect;

(d) result in the creation or imposition of any Lien on any property of any Credit Party, except Liens created by the Loan Documents and Permitted Liens securing any ABL Facility; or

(e) violate any material Requirement of Law, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect.

3.3 Governmental and Third-Party Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the execution, delivery or performance by, or enforcement against, any Credit Party party to this Agreement, any other Loan Document to which such Credit Party is a party except for (i) recordings, registrations and filings in connection with the Liens granted to the Agent under the Collateral Documents, (ii) those obtained or made on or prior to the Closing Date, (iii) those required in the ordinary course of business, and (iv) those which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

3.4 Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party, when executed and delivered by such Credit Party, will constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.5 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Credit Party, threatened in writing against or affecting any Credit Party, any Subsidiary of any Credit Party or any of their respective businesses, properties or rights that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

3.6 No Default. No Default or Event of Default is continuing or would result immediately thereafter from the incurring of any Obligations by any Credit Party or the grant or perfection of the Agent’s Liens on the Collateral.

3.7 ERISA Compliance. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (b) there are no existing or, to the knowledge of any Credit Party, pending (or threatened in writing) claims (other than routine claims for benefits in the normal course), actions, lawsuits or proceedings or investigations by any Governmental Authority involving any Benefit Plan to which any Credit Party incurs or otherwise has or would reasonably be expected to have an obligation or any Liability, and (c) no ERISA Event has occurred or is reasonably expected to occur.

3.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans shall be used solely for the purposes permitted by Section 4.10. No Credit Party and no Material Subsidiary of any Credit Party is engaged, either principally or in the ordinary course of its business, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds from the Loans have been or will be used directly for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock, or for any other purpose which would cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U or X of the Federal Reserve Board, in each case in violation of such Regulation U or X.

3.9 Ownership of Property; Liens. Each of the Credit Parties and each of their respective Material Subsidiaries is the lawful owner of, has good title to or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed), in each instance, (a) material to their respective businesses and necessary for the ordinary conduct of their respective businesses and (b) subject to no Liens, other than Permitted Liens; except to the extent that the failure to have such title, possession or interest would not reasonably be expected to result in a Material Adverse Effect; provided, however, that the representations and warranties in this Section 3.9 shall not apply to Intellectual Property, the treatment of which is separately handled in Section 3.16.

3.10 Taxes. All Tax returns required to be filed by or on behalf of each Credit Party have been timely filed, except where failure to so file would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. All Taxes, assessments and other governmental charges payable by or on behalf of or required to be withheld and paid over by or on behalf of each Credit Party have been paid (other than Taxes, assessments and other governmental charges which are not delinquent), except those (a) not delinquent by more than 30 days or (b) if more than 30 days delinquent, (i) those that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP or (ii) those the nonpayment of which, either individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect.

3.11 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of Charah and its Subsidiaries dated December 31, 2015 and December 31, 2016, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) subject to the absence of footnote disclosure and year-end audit adjustments, the unaudited interim consolidated balance sheet of Charah and its Subsidiaries dated June 30, 2017 and the related unaudited consolidated statements of income and cash flows for such fiscal month then ended, copies of which have already been provided to the Agent, present fairly in all material respects the consolidated financial condition of each Borrower and its Subsidiaries as of the dates indicated and for the periods indicated.

(b) Except as set forth in the financial statements set forth in clause (a) above, there are no material liabilities of Parents, the Borrowers or any of their respective Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability.

(c) Since December 31, 2016, there has been no Material Adverse Effect.

(d) All financial performance projections delivered to the Agents and the Lenders, including the Projections, have been prepared in good faith and are based on assumptions believed by the Borrowers to be reasonable in light of current market conditions at the time of preparation thereof (it being understood and agreed by the Agent and the Lenders that projections are not to be viewed as facts or a guarantee of financial performance, are subject to significant uncertainties and contingencies many of which are beyond the Borrowers’ control, that the actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material).

3.12 Environmental Matters. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and, to the knowledge of the Responsible Officers of the Credit Parties, no real property currently or previously owned, leased, subleased or operated by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened in writing) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no real estate currently or previously owned, leased, subleased or operated by or for any Credit Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property, (d) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Credit Party or any of its Subsidiaries or, to the best of the knowledge of the Credit Parties, on any property previously owned or operated by any Credit Party or any of its Subsidiaries, (e) no Lien securing, in whole or in part, any Environmental Liability has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such Property, (f) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property currently or previously owned, leased or operated by such Credit Party, (g) all real property currently (or, to the knowledge of any Credit Party, previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials and there is no asbestos or asbestos-containing material on any real estate currently owned, leased or operated by any Credit Party or any of its Subsidiaries and (h) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions that would reasonably be expected to result in a violation of any Environmental Law by any Credit Party or Subsidiary of a Credit Party or otherwise result in imposition of any Environmental Liability, including, but not limited to, receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws.

3.13 Regulated Entities. Neither any Credit Party nor any Material Subsidiary of any Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.

3.14 Solvency. On and as of the Closing Date, immediately after giving effect to (a) the incurrence of the Loans made and the application of the proceeds of such Loans to or as directed by the Borrowers, (b) the payment on the Closing Date by the Borrowers and their Restricted Subsidiaries of all of their transaction costs in connection with the Loan Documents and the ABL Documents and (c) the consummation of the Transactions (including all Indebtedness being incurred or assumed and Liens created by the Credit Parties in connection therewith on the Closing Date), each Borrower and its Subsidiaries, taken as a whole, are Solvent, and, to the knowledge of the Borrowers, the Borrowers and their respective Subsidiaries, taken as a whole and on a combined basis, are Solvent.

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing or, to the knowledge of any Credit Party, pending (or threatened in writing) against or involving any Credit Party or any Material Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth on Schedule 3.15, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Material Subsidiary of any Credit Party, (b) to the knowledge of any Credit Party, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Material Subsidiary of any Credit Party and (c) to the knowledge of any Credit Party, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Material Subsidiary of any Credit Party.

3.16 Intellectual Property. Each Credit Party and each Material Subsidiary of each Credit Party owns, possesses, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted, except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, except as, in each case, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) the conduct and operations of the businesses of each Credit Party and each Restricted Subsidiary of each Credit Party do not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person, (b) all registered and issued Intellectual Property rights owned by each Credit Party and each Material Subsidiary of each Credit Party are valid and enforceable, and (c) no other Person has contested any right, title or interest of any Credit Party or any Restricted Subsidiary of any Credit Party in, or relating to, any Intellectual Property.

3.17 Ventures, Subsidiaries and Affiliates; Outstanding Stock.

(a) Except as set forth in Schedule 3.17, as of the Closing Date, no Credit Party and no Material Subsidiary of any Credit Party (i) has any Subsidiaries or (ii) has an investment in any joint venture or partnership with any other Person or outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature to which such Credit Party is a party relating to any Stock of such Subsidiaries, and there are no other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Stock pledged by (or purported to be pledged) under the Collateral Documents.

(b) Schedule 3.17 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Parents.

3.18 Insurance. Each of the Credit Parties and each of their respective Restricted Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are required by Section 4.6 and as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or their respective Subsidiary operates.

3.19 Collateral Documents.

(a) The Guaranty and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guaranty and Security Agreement) is delivered to the Agent, the Lien created under the Guaranty and Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Credit Parties in such Pledged Collateral, in each case prior and superior in right to any other Person (other than with respect to Permitted Liens), (ii) when the financing statements in appropriate form are filed in the appropriate jurisdictions (which, on the Closing Date, shall be the jurisdictions specified on Schedule 2 of the Guaranty and Security Agreement) and (iii) when Control Agreements are entered into by all parties thereto, the Lien created under the Guaranty and Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Collateral described in such statements (other than Intellectual Property) in which a security interest may be perfected by taking possession of such Pledged Collateral, by such filing or by entering into such Control Agreements, as applicable, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(b) Upon the recordation of each short-form security agreement (in the form of Annex 2 to the Guaranty and Security Agreement) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, together with the financing statements in appropriate form filed in the appropriate jurisdictions (which, on the Closing Date, shall be the jurisdictions specified on Schedule 2 of the Guaranty and Security Agreement), the Lien created under the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Credit Parties after the Closing Date).

(c) Each Mortgage is effective to create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on all of the applicable Credit Party’s right, title and interest in and to the mortgaged property thereunder and the proceeds thereof, and when such Mortgage is filed in the appropriate offices (if any), such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of such Credit Party in such mortgaged property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(d) Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 3.19, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto in which a security interest may be perfected by such filings or actions, and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, other than with respect to Permitted Liens.

3.20 Senior Indebtedness; Subordination. All Obligations and other Secured Obligations are within the definition of “Senior Debt” (or any comparable term) and “Designated Senior Debt” (or any comparable term), to the extent applicable, under and as defined in any documentation governing Indebtedness that is subordinated to the Obligations or the Secured Obligations, if any.

3.21 Full Disclosure. The Confidential Information Memorandum and all other written information (other than projections, other forward-looking information and general economic or industry-specific information) furnished by or on behalf of any Credit Party to the Agents and the Lenders in connection with the Loan Documents or the transactions contemplated thereby, when taken as a whole, when furnished, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time). All projections that are part of such information (including those set forth in any projections delivered subsequent to the Closing Date) have been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof (it being understood and agreed that projections are not to be viewed as facts or a guarantee of financial performance, are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, that actual results may differ from projected results, and that such differences may be material).

3.22 OFAC; Sanctions; Anti-Corruption; Related Matters.

(a) Enemy Act. No Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. To its knowledge, no Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the PATRIOT Act. No Credit Party nor any of its Subsidiaries (i) is a Sanctioned Person (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any Sanctioned Person.

(b) OFAC. Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, and such Credit Party, its Subsidiaries, their respective officers, directors, employees, and agents are in compliance with applicable Sanctions and are not engaged in any activity that would reasonably be expected to result in any Credit Party being designated as a Sanctioned Person. None of the Credit Parties, their Subsidiaries and their respective Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(c) Sanctions. None of the Credit Parties nor any of their Subsidiaries nor any of their respective directors, officers, employees, or Affiliates (i) is a Sanctioned Person, (ii) is located in, organized under the laws or, or has any of its assets located in a Sanctioned Country, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Countries or Sanctioned Persons. The proceeds of any Loan, credit extension or other transaction contemplated by this Agreement or any other Loan Document have not been and will not be used (x) in violation of any Sanctions, (y) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or (z) in any other manner that would result in a violation of Sanctions by any Person (including the Agent, the Lenders or any other Person making, issuing or participating in such Loans, other credit extensions or other transactions whether as an underwriter, advisor, investor or otherwise).

(d) Anti-Corruption Laws. Each of the Credit Parties and their Subsidiaries, their respective directors, officers, and employees and, to the knowledge of each Credit Party and its Subsidiaries, each of their respective agents and Affiliates, is in compliance with Anti-Corruption Laws. Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. None of the Credit Parties or their respective Subsidiaries, any of their respective directors, officers, or employees, or to the knowledge of each Credit Party or its Subsidiaries, any agent, has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value, directly or indirectly, to any Person, including any Public Official, for the purpose of (a) improperly influencing any official act or decision of such Person, (b) inducing the recipient to do or omit to do any act in violation of a lawful duty, or (c) securing any improper benefit or favor for such Credit Party or any of its Subsidiaries or any other Person, in violation of any Anti-Corruption Law. No part of the proceeds of any Loans, other credit extension or other transaction contemplated by this Agreement or any other Loan Document will violate Anti-Corruption Laws.

(e) PATRIOT Act. To the extent applicable, each Credit Party and its Subsidiaries are in compliance with the PATRIOT Act.

ARTICLE IV

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until Payment in Full:

4.1 Financial Statements. The Borrowers shall deliver to the Agent (which shall make the same available to the Lenders) by Electronic Transmission:

(a) not later than 90 days after the end of each Fiscal Year (120 days with respect to the Fiscal Year ending December 31, 2017), a copy of the audited consolidated balance sheet of each Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case for each Fiscal Year in comparative form the figures for the previous Fiscal Year, and accompanied by (x) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, (y) the report of Deloitte & Touche LLP or another independent certified public accounting firm of recognized national standing, which report shall (i) contain an opinion stating that such consolidated financial statements present fairly in all material respects the financial condition as of the dates and for the periods indicated and in accordance with GAAP, and (ii) not include any qualification expressing substantial doubt as to going concern status (except to the extent such qualification is due to (A) the scheduled maturity date or the scheduled termination date of the Initial Loans or (B) any prospective default under Section 6.1 or any financial covenant under the ABL Credit Agreement) and (z) management’s discussion and analysis of significant operational and financial developments during such Fiscal Year and a “key performance indicator” report with such content as may be mutually agreed by the Agent and the applicable Borrower including a breakdown of revenues and assets;

(b) not later than 45 days after the end of the first three Fiscal Quarters of each Fiscal Year (60 days with respect to the Fiscal Quarter ending September 30, 2017), a copy of the internally prepared unaudited consolidated balance sheet of each Borrower and its Subsidiaries and the related consolidated statements of income and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, accompanied by (x) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, all certified on behalf of each Borrower and its Subsidiaries by a Responsible Officer of each Borrower as fairly presenting, in all material respects, in accordance with GAAP, the financial condition and results of operations of each Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures and (y) management’s discussion and analysis of significant operational and financial developments during such quarterly period and a “key performance indicator” report with such content as may be mutually agreed by the Agent and the applicable Borrower including a breakdown of revenues and assets; and

(c) commencing with respect to the fiscal quarter ending December 31, 2017, the Borrowers shall conduct a quarterly conference call that the Lenders may attend to discuss the financial condition and results of operations of each Borrower and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements have been, or will be, delivered pursuant to Section 4.1(b), at a date and time to be reasonably determined by the Borrowers and the Agent.

4.2 Certificates; Other Information. The Borrowers shall furnish to the Administrative Agent (which shall make the same available to the Lenders) by Electronic Transmission:

(a) commencing with the Fiscal Quarter ending June 30, 2017, together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), comparisons with the corresponding figures for the previous Fiscal Year;

(b) commencing with the Fiscal Quarter ending June 30, 2017, concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b) above, a duly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”) certified on behalf of Parents, the Borrowers and their Subsidiaries by a Responsible Officer of each Borrower;

(c) promptly after the same are sent but without duplication of any other deliveries required to be made to the Agent and the Lenders hereunder, copies of all financial statements and regular, periodic or special filings which such Person makes to, or files with, the Securities and Exchange Commission or any successor Governmental Authority;

(d) not later than 90 days after the last day of each Fiscal Year of each Borrower (120 days with respect to the Fiscal Year ending December 31, 2017), an annual budget and projections of each Borrower and its Restricted Subsidiaries’ consolidated financial performance for the then-current Fiscal Year on a quarter-by-quarter basis;

(e) a copy of any and all material written communications or reports with respect to (1) any Environmental Liabilities that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (2) any Release by the Borrowers or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(f) promptly following the Agent’s written request therefor, solely to the extent readily available to the Credit Parties, such additional financial information related to this Section 4.2 or Section 4.3 regarding the Credit Parties as the Agent may from time to time reasonably request; provided that the Credit Parties shall not be obligated to provide such information to the extent such disclosure, would, in the good faith determination of the Credit Parties, violate attorney-client privilege or applicable confidentiality requirements, constitutes attorney work product or trade secrets or proprietary information or otherwise prohibited by law or fiduciary duty from disclosing; and

(g) promptly upon reasonable request of the Administrative Agent or the Required Lenders, a copy of the most recent borrowing base certificate and most recent compliance certificate delivered or furnished to the ABL Agent in connection with the ABL Credit Agreement or any other ABL Facility (if a financial covenant is then in effect under any such ABL Facility).

4.3 Notices. The Borrowers shall notify the Administrative Agent (and the Administrative Agent shall promptly forward such notices to the Lenders) promptly (and in no event later than five Business Days) after a Responsible Officer becomes aware of each of the following:

(a) the occurrence or existence of any (i) Default or Event of Default and (ii) “Default” or “Event of Default” (as defined in the ABL Credit Agreement) or receipt by any Credit Party of a notice to that effect from the ABL Agent or any lender or agent under an ABL Facility;

(b) together with each delivery of the Compliance Certificate pursuant to Section 4.2(b) and substantially concurrently with the use by any Credit Party of the Available Amount, a written calculation of the Available Amount;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Material Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, in the aggregate, in a Material Adverse Effect;

(d) the commencement of any litigation or proceeding affecting any Credit Party or any Material Subsidiary of any Credit Party or its respective property that would reasonably be expected to have a Material Adverse Effect or any development in any such litigation, which development would reasonably be expected to have a Material Adverse Effect;

(e) (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that would reasonably be expected to result in violations of, or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand or dispute alleging a violation of or Liability under any Environmental Law, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate which, in each case with respect to clauses (i), (ii), (iii) and (iv) above, would reasonably be expected to result in a Material Adverse Effect;

(f) (i) any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations) or intent to terminate any Title IV Plan, and shall include a copy of such notice, (ii) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan, or receipt by any ERISA Affiliate of notice of the filing of any such request with respect to a Multiemployer Plan, and shall include in such notice a description of such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed by a Credit Party or ERISA Affiliate with the PBGC or the IRS pertaining thereto, and (iii) that an ERISA Event will or has occurred, and shall include in such notice a description of such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received by a Credit Party or ERISA Affiliate from or filed by a Credit Party or ERISA Affiliate with the PBGC, IRS, or any Multiemployer Plan pertaining thereto, which, in each case with respect to clauses (i), (ii), and (iii) above, would reasonably be expected to result in a Material Adverse Effect;

(g) any borrowing, other credit extension, commitment or exposure under any ABL Facility that would reduce the amount set forth in clause (a) of the definition of “Maximum Incremental Amount”, together with the amount of such borrowing, other credit extension, commitment or exposure; and

(h) the occurrence or existence of any Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement by a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and, if relevant, stating what action the Borrowers or other Person proposes to take with respect thereto and at what time.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as (i) permitted by Section 5.2 or 5.3, or (ii) other than in the case of Parents and the Borrowers, as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, except as (i) permitted by Section 5.2 or 5.3, or (ii) as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5 Maintenance of Property. Each Credit Party shall maintain and preserve, and shall cause each of its Material Subsidiaries to maintain and preserve, all easements, leasehold and other property interests, and all utility and other services (including, to the extent applicable, gas, electrical, water and sewage services), means of transportation, facilities, other materials and other rights and all its material tangible Property which are necessary to its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, shall make all necessary repairs thereto and renewals and replacements thereof and maintain all material permits, licenses, approvals, privileges, franchises and governmental authorizations necessary for the operation of its business except (a) as permitted by Section 5.2 or 5.3, (b) to the extent that any such Properties are obsolete, are being replaced or, in the good faith judgment of such Credit Party, are no longer useful or desirable in the conduct of the business of the Credit Parties, or (c) where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance.

(a) Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with insurance companies that such Borrower or Restricted Subsidiary believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parents and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon reasonable written request from the Agent, information presented in reasonable detail as to the insurance so carried. Subject to the ABL Intercreditor Agreement, each such policy of property and casualty or general liability insurance shall, as appropriate, (i) name the Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) provide for at least 30 days’ prior written notice to the Agent of any modification or cancellation of such policy (or, to the extent commercially available, 10 days’ prior written notice in the case of the failure to pay any premiums thereunder), or (iii) in the case of each property and casualty insurance policy, contain a loss payable clause or endorsement that names the Agent, on behalf of the Secured Parties, as a loss payee thereunder. Notwithstanding the requirement in clause (i) above or any other provision hereof or of any other Loan Document, Federal Flood Insurance shall not be required (x) to the extent that no improvements upon the real Property are located in a Special Flood Hazard Area, or (y) to the extent that the real Property is located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b) [Reserved]

(c) Upon the occurrence and during the continuance of any Event of Default resulting from the failure of any Borrower to provide the Agent with evidence of the insurance coverage required by this Agreement, the Agent may purchase insurance at such Borrower’s expense to protect the Agent’s interests solely with respect to any real property improvements of the Credit Parties located in any Special Flood Hazard Area in a community participating in the National Flood Insurance Program and subject to a Mortgage; provided that the Agent shall request in writing that such Borrower provide evidence of such insurance and shall, thereafter, only purchase such insurance if such evidence has not been provided within 30 days following such Borrower’s receipt of such written request; and provided, further, (i) the Agent shall procure such insurance in consultation with such Borrower and through such Borrower’s existing insurance broker or agency or such other insurance broker or agency reasonably acceptable to such Borrower and the Agent and (ii) the Agent shall only purchase insurance coverage to the extent of the deficiency, as determined in its reasonable judgment, as compared to the insurance coverage required by this Agreement. The Borrowers may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that the Borrowers have obtained insurance as required by this Agreement. If the Agent purchases insurance for the Collateral, to the fullest extent provided by law, the Borrowers will be jointly and severally responsible for the costs of that insurance, including interest and other charges imposed by the Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations and the Secured Obligations. The costs of the insurance may be more than the cost of insurance the Borrowers or their Restricted Subsidiaries are able to obtain on their own.

4.7 Payment of Taxes. Each Credit Party shall, and shall cause each of its Material Subsidiaries to, pay, discharge and perform, before the same shall become delinquent or in default (giving effect to any applicable periods of grace), all Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (a) the same are being contested in good faith by appropriate proceedings which stay the enforcement of any Lien and for which adequate reserves, if required in accordance with GAAP, are being maintained by such Person or (b) the failure to pay, discharge or perform the same, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all applicable Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Restricted Subsidiaries to maintain, books of record and account, in such a manner as to permit it to report its financial transactions and matters involving the assets or business of such Person in accordance with GAAP in all material respects consistently applied; provided that such Credit Party or Restricted Subsidiary may estimate GAAP results in good faith if the financial statements with respect to a Permitted Acquisition are not maintained in accordance with GAAP, and may make such further adjustments as are reasonably necessary in connection with consolidation of such financial statements with those of the Credit Parties. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, with respect to each real property owned or leased by it, during normal business hours and upon reasonable advance notice: (a) provide access to such property for inspection by the Agent and any of its Related Persons and (b) permit the Agent and any of its Related Persons to review, inspect and make copies from all of such Credit Party’s books and records (collectively, “Inspections”) in each instance, at the Credit Parties’ expense; provided that the Agent shall be entitled to only one such Inspection per calendar year or more frequently if an Event of Default has occurred and is continuing.

4.10 Use of Proceeds. The Borrowers shall use the proceeds of the Term Loans on the Closing Date solely for the purposes set forth in the recitals to this Agreement. The Borrowers shall use the proceeds of Incremental Loans for working capital and general corporate purposes (including, without limitation, capital expenditures, acquisitions, investments, restricted payments and any other transaction not prohibited by the Loan Documents); provided that, notwithstanding the foregoing, in no event shall any proceeds of Incremental Loans be used to repurchase, prepay, redeem or repay any Junior Indebtedness.

4.11 Ratings. The Borrowers will use commercially reasonable efforts to maintain continuously in effect a public corporate rating for each Borrower from S&P and a public corporate family rating from Moody’s and a public rating of the credit facilities hereunder by each of S&P and Moody’s.

4.12 Compliance with ERISA. The Borrowers shall not and shall not allow any ERISA Affiliate to cause or suffer to exist (a) any event that would result immediately thereafter in the imposition of a Lien that primes the Liens securing the Secured Obligations on any asset of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate for clauses (a) and (b), have a Material Adverse Effect.

4.13 Further Assurances.

(a) Promptly following the written request by the Agent, the Credit Parties shall take such additional actions and execute such documents as the Agent may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Liens to the extent required by the Collateral Documents in accordance with all applicable Requirements of Law, except to the extent that a security interest in any Intellectual Property owned by a Credit Party cannot be perfected or maintained by the filing of a financing statement in a United States jurisdiction or a security agreement with the United States Copyright Office or United States Patent and Trademark Office, as applicable. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Restricted Subsidiaries that are Domestic Subsidiaries (other than Excluded Subsidiaries) to Guarantee the Secured Obligations and to cause each such Guarantor to grant to the Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, such Domestic Subsidiary’s Property on which a Lien is required to be granted pursuant to the Collateral Documents (other than, for the avoidance of doubt, Excluded Property) to secure such Guarantee, in each case, within 30 days (or such longer period as may be agreed by the Agent in its sole discretion) following the later of the date that such Person becomes a Restricted Subsidiary or ceases to be an Excluded Subsidiary. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall, upon becoming a Credit Party or, if later, within 30 days (or such longer period as may be agreed by the Agent in its sole discretion) following the date such Credit Party acquires such Stock and Stock Equivalents, pledge all of the Stock and Stock Equivalents of each of its direct Domestic Subsidiaries and First Tier Foreign Subsidiaries (provided that with respect to the pledge of any voting Stock and voting Stock Equivalents of any Disregarded Domestic Subsidiary and any First Tier Foreign Subsidiary, such pledge shall be limited to 65% of such Disregarded Domestic Subsidiary’s or such Foreign Subsidiary’s, as applicable, outstanding voting Stock and voting Stock Equivalents, in each instance), to the Agent, for the benefit of the Secured

Parties, to secure the Secured Obligations. The Credit Parties shall deliver, or cause to be delivered, to the Agent, if reasonably requested by the Agent, customary resolutions, secretary certificates and certified Organization Documents and, if reasonably requested by the Agent, customary legal opinions relating to the matters described in this Section 4.13(b) (which opinions shall be in form and substance reasonably acceptable to the Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in the case of opinions, with respect to each Credit Party formed or acquired after the Closing Date in connection with or pursuant to a Permitted Acquisition with Total Consideration or other acquisitions of assets with a fair market value, in each case, in excess of $30,000,000 as determined in good faith by the Borrowers on the date of acquisition. In connection with each required pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party acquires any fee-owned real property located within the United States with a fair market value in excess of $2,500,000 (as determined in good faith by the Borrowers as of the date of the acquisition), within 60 days (or such longer period as may be agreed by the Agent in its sole discretion) following the later of (A) the date of such acquisition and (B) the date such Person becomes a Credit Party, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, in each case, to the extent reasonably requested by the Agent, (v) an appraisal complying with FIRREA to the extent such appraisal is necessary for the Agent or any Lender to comply with FIRREA, (w) within 45 days of receipt of notice from the Agent that Real Estate is located in a Special Flood Hazard Area, Flood Insurance as required by Section 4.6(a), (x) a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with an A.L.T.A. lender’s title insurance policy (including endorsements thereto as reasonably requested by the Agent) insuring that the Mortgage is a valid and enforceable first priority Lien on the respective Property, subject only to Permitted Liens, (y) A.L.T.A. surveys, certified to the Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to provide all reasonably required survey coverage and survey endorsements, (z) customary opinions of counsel (which counsel shall be reasonably satisfactory to the Agent) with respect to the due authorization, execution, delivery and enforceability of the Mortgages and (aa) to the extent prepared, an environmental site assessment, not including invasive sampling, prepared by a qualified firm, in form reasonably satisfactory to the Agent. In addition to the obligations set forth in Sections 4.6(a) and 4.13(b), within 45 days after written notice from the Agent to the Credit Parties that any fee owned real property of the Credit Parties subject to a Mortgage is located in a Special Flood Hazard Area, the Credit Parties shall, if such requirements have not already been satisfied, satisfy the Flood Insurance requirements of Section 4.6(a) with respect to such fee-owned real property. Notwithstanding anything to the contrary contained in this Agreement or any other Collateral Document, nothing in this Agreement or any other Collateral Document shall require any Credit Party to (A) make any filings or take any actions to record or to perfect the Agent’s security interest in any non-United States jurisdiction including, without limitation, (I) any Intellectual Property other than in the United States Copyright Office or United States Patent and Trademark Office, (II) any non-United States Intellectual Property, or (III) any fee owned real property located outside of the United States, or (B) obtain any mortgagee waivers or leasehold mortgages.

(b) Without limiting the generality of the foregoing provisions of this Section 4.13, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Secured Obligations in connection with the incurrence of an Incremental Facility, as determined by the Agent in its reasonable discretion, the applicable Credit Party to any Mortgages shall within 90 days of such funding or incurrence (or such later date as agreed by the Agent in its sole discretion) (i) enter into and deliver to the Agent, at the direction and in the reasonable discretion of the Agent, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Agent, (ii) cause to be delivered to the Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to the Agent insuring that the priority of the Lien of the Mortgages as security for the Secured Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 5.1(a)) and (iii) deliver, at the request of the Agent, to the Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Secured Obligations.

(c) In the event the Agent reasonably determines that obtaining appraisals is necessary in order for the Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), the Agent may, or may require the Borrowers to, in either case at the Borrowers’ expense, use commercially reasonable efforts to obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Agent stating the then current fair market value or such other value as determined by the Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Restricted Subsidiary of any Credit Party that is subject to a Mortgage.

4.14 Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain Real Estate under its control, whether owned, leased, or subleased (or any other real property otherwise operated or occupied by it), in compliance with, all applicable Environmental Laws or that is required by orders and directives of any Governmental Authority applicable to such Credit Party, Subsidiary or Real Estate, except where the failure to comply with such Environmental Law, order or directive would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. If an Event of Default caused by reason of breach of any representation set forth in Section 3.12 or breach of this Section 4.14 or Section 4.15 is continuing for more than 45 days without the Credit Parties commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, then each Credit Party shall, promptly upon receipt of written request from the Agent, cause the performance of, and allow the Agent and its Related Persons access to such Real Estate during normal business hours and upon reasonable advance notice for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Agent and shall be in form and substance reasonably acceptable to the Agent.

4.15 Hazardous Materials.

(a) Each Credit Party shall not allow or cause, and each Credit Party shall not permit any of its Subsidiaries to allow or cause, any Release of any Hazardous Material at, to or from any Real Estate owned or leased by such Credit Party or such Subsidiary of a Credit Party that would violate any Environmental Law, or form the basis for any Environmental Liabilities, other than such violations and Environmental Liabilities that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) At the request of the Required Lenders, to the extent that the Agent or any of the Required Lenders has a reasonable belief that a breach of Section 4.14 or Section 4.15(a) or an Event of Default has occurred and is continuing, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental assessment report for any Real Estate owned, leased or operated by it described in such request, prepared by an environmental consulting firm acceptable to the Agent, indicating the presence or absence of Hazardous Materials or non-compliance with Environmental Law and the estimated cost of any compliance, response or other corrective action to address any Hazardous Materials on such properties (the scope of such assessment shall be reasonably acceptable to the Agent and shall not include invasive testing or taking of samples of any environmental media unless reasonably determined to be necessary to evaluate a potential Release or other event or condition that could lead to imposition of Environmental Liability); without limiting the generality of the foregoing, if the Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and the Borrowers hereby grant and agree to cause any Restricted Subsidiary that owns or leases any property described in such request to grant the Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment.

4.16 Status of Parents. Each Parent shall only engage in business activities and own Property in connection with or consisting of (a) ownership of Stock and Stock Equivalents of, and other Investments in, the Borrowers, and Subsidiaries other than the Borrowers that will be contributed to the Borrowers or their Subsidiaries, and Parent Intercompany Advances, in each case, to the extent permitted hereunder, (b) ownership of cash and Cash Equivalents, (c) creation of Permitted Liens, (d) activities and contractual rights incidental to the maintenance of its legal existence (including, without limitation, the ability to incur fees, costs and expenses necessary to such maintenance), (e) the performance of its obligations under the Loan Documents and the ABL Documents to which it is a party, and any financing activities, the issuance of Stock, performance of obligations under equityholder agreements, payment of dividends and other Restricted Payments, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments, in each such case solely to the extent permitted under this Agreement, (f) participating in Tax, accounting and other administrative matters as a member of a consolidated, unitary, affiliated or other similar group of companies,

(g) holding any cash or property received in connection with Restricted Payments permitted under Section 5.11 pending application thereof, (h) providing fees, expenses and indemnification to officers, directors, managers and employees and (i) activities incidental to the businesses or activities described in the foregoing clauses (a) through (h).

4.17 Sanctions; Anti-Corruption Laws and Anti-Money Laundering Laws; Compliance with Requirements of Law.

(a) The Borrowers will not, directly or knowingly indirectly use all or any portion of the proceeds of any Loan (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might constitute a “purpose credit” under Regulation U, or in any manner or for any other purpose that causes or might cause a violation of, or is inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board as in effect from time to time or any other regulation thereof, or violation of the Exchange Act, (ii) to finance (or refinance) any commercial paper, including, without limitation, any issued by a Credit Party, or any other Indebtedness, except for Indebtedness that such Credit Party incurred for general corporate or working capital purposes, if and to the extent that the financing (and refinancing) thereof are expressly permitted herein, (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, directly or indirectly to any Person in violation of any Anti-Corruption Laws, or (iv) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or, in any event, in violation of any applicable Sanctions

(b) The Borrowers and the other Credit Parties will comply, and will cause each of their respective Subsidiaries to comply in all respects, with the Patriot Act (to the extent applicable), applicable anti money-laundering laws, and Anti-Corruption Laws and all applicable trade and economic sanctions laws promulgated by the U.S. Government, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority. Each Credit Party will maintain, and will cause each of their respective Subsidiaries to maintain, in effect and enforce policies and procedures reasonably designed to ensure compliance by such Credit Party, such Subsidiaries and the respective directors, officers, employees and agents of each of the foregoing with applicable Trade Controls, including those administered by OFAC, and Anti-Corruption Laws.

(c) The Borrowers and the other Credit Parties are in compliance with all Requirements of Law, except such non-compliance with such other Requirements of Law that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party and each of its Subsidiaries has complied, and its Properties and business operations are in compliance, with all Requirements of Law, except where any failure to so comply could reasonably be expected to have a Material Adverse Effect. No Governmental Authority has issued or, to the best of Credit Parties’ knowledge, threatened to issue to any Credit Party or any of its Subsidiaries any citation, notice, or order asserting or alleging any material non-compliance with, or material violation of, any Requirement of Law.

4.18 Post-Closing Matters. Satisfy the requirements set forth on Schedule 4.18 on or before the date specified for such requirements.

ARTICLE V

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until Payment in Full:

5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Restricted Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 and any modification, replacement, renewal or extension thereof; provided that (i) such Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated into the property covered by such Lien and (ii) the amount secured or benefited thereby is not increased; provided further that, in each case, individual financings provided by one such lender or lessor (other than lessors of real property) may be cross-collateralized to other outstanding financings provided by such purchase money lender or lessor (or their respective affiliates;

(b) any Lien created under any Loan Document or otherwise in favor of the Agent or any Lender or other Secured Party and securing any of the Secured Obligations;

(c) Liens for Taxes, fees, assessments or other governmental charges or levies (i) which are not delinquent (after giving effect to any applicable grace period) or remain payable without penalty, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves if required in accordance with GAAP are being maintained or (iii) the non-payment of which is permitted by Section 4.7;

(d) (i) Liens in respect of property of any Credit Party or any Restricted Subsidiary of a Credit Party imposed by Requirements of Law or contract, which were incurred in the ordinary course of business and do not secure Indebtedness, and (ii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, laborer’s or supplier’s Liens or other similar Liens securing obligations and liabilities with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(e) Liens, other than Liens imposed by ERISA or resulting in a Material Adverse Effect, (i) imposed by Requirements of Law; or (ii) consisting of pledges or deposits required in the ordinary course of business, in the case of clause (i) and clause (ii), in connection with workers’ compensation, employment insurance and other social security legislation or to secure the performance of or obligations with respect to tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes, assessments or other governmental charges) that do not result in an Event of Default under Section 7.1(h) or securing appeal or other surety bonds relating to such a judgment;

(g) survey exceptions and title exceptions (including, without limitation, any title exceptions listed on a title policy), easements, servitudes, covenants, licenses, encroachments, protrusions, rights of way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances and Liens securing obligations under operating reciprocal easement or similar agreements with respect to Real Estate which do not, in any case, interfere in any material respect with the ordinary conduct of the businesses of the applicable Credit Party or Restricted Subsidiary;

(h) Liens on any Property acquired or held by any Credit Party or any Restricted Subsidiary securing Indebtedness (and Permitted Refinancings of such Indebtedness) incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, repairing, improving, installing or designing such Property and permitted under Section 5.5(d), Section 5.5(j) or, subject to the limitations on such Liens set forth therein, Section 5.5(v); provided that (i) any such Lien attaches to such Property concurrently with or within 270 days after such incurrence or assumption, (ii) such Lien attaches solely to the Property so acquired, repaired, improved, subject to installation or designed and the proceeds thereof, and (iii) the principal amount of the debt secured thereby (excluding any increase in principal as a result of interest paid in kind and capitalized interest) does not exceed 100% of the cost of such Property; provided that, in each case, individual financings provided by one such lender or lessor (other than lessors of real property) may be cross-collateralized to other outstanding financings provided by such purchase money lender or lessor (or their respective affiliates);

(i) Liens securing Capital Lease Obligations permitted under Section 5.5(d) or, subject to the limitations on such Liens set forth therein, Section 5.5(v);

(j) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense permitted by this Agreement and all encumbrances and Liens on the title of any lessor or sublessor thereof;

(k) Liens arising from the filing of precautionary UCC financing statements with respect to any lease, license, sublease or sublicense permitted by this Agreement or any consignment of goods;

(l) licenses and sublicenses (or grant of any other right with respect to Intellectual Property) granted by a Credit Party or any Restricted Subsidiary in the ordinary course of business, and leases or subleases (by a Credit Party or any Restricted Subsidiary as lessor or sublessor) to third parties, in each case that, in the reasonable business judgment of such Credit Party or Restricted Subsidiary, is not materially interfering with the business of the Credit Parties or any of their Restricted Subsidiaries;

(m) Liens in favor of collecting banks arising by operation of law;

(n) Liens (including the right of set-off) in favor of a bank or other depository institution (i) arising as a matter of law or pursuant to customary deposit account agreements and other similar agreements, in each case, encumbering deposits, (ii) on cash deposits to secure ACH/EDI transactions in the ordinary course of business and (iii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(o) Liens arising out of consignment, conditional sale, title retention or similar arrangements for the sale of goods entered into in the ordinary course of business;

(p) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods;

(q) Liens arising under applicable Requirements of Law that are unregistered and secure amounts that are not yet delinquent;

(r) Liens consisting of an agreement to dispose of any property in a disposition permitted by Section 5.2, solely to the extent such permitted disposition would have been permitted on the date of the creation of such Lien;

(s) Liens on the Stock of any joint venture entity in the form of a transfer restriction, purchase option, call or similar right in connection with a third party joint venture;

(t) ground leases in respect of real property on which facilities owned or leased by any Credit Party or any Restricted Subsidiary are located;

(u) Liens on insurance proceeds and the unearned portion of insurance premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(v) security given to a public or private utility incurred in the ordinary course of business;

(w) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(x) Liens consisting of earnest money deposits of cash or Cash Equivalents made by any Credit Party or any Restricted Subsidiary in connection with any letter of intent or purchase agreement with respect to an Acquisition or other Investment or other transition permitted hereunder;

(y) Liens consisting of customary security deposits under operating leases entered into by the Borrowers or their Restricted Subsidiaries in the ordinary course of business;

(z) Liens on property of a Person existing at the time such Person is acquired in an Acquisition or other Investment permitted hereunder or merged with or into or consolidated or amalgamated with the Borrowers or any of their Restricted Subsidiaries (and not created in anticipation or contemplation thereof) in a transaction permitted under this Agreement, and any modification, replacement, renewal or extension thereof; provided that such Liens do not extend to property not subject to such Liens at the time of such Acquisition, Investment, merger, consolidated or amalgamation (other than improvements thereon);

(aa) Liens on, or rights of set-off against, credit balances (or other amounts owing by such credit or debit card issuers or credit or debit card processors to any) of the Credit Parties or any of their Restricted Subsidiaries in favor of credit or debit card issuers or credit or debit card processors in the ordinary course of business to secure the obligations of the Credit Parties or any of their Restricted Subsidiaries to such credit or debit card issuers and credit or debit card processors as a result of fees or chargebacks;

(bb) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted Pari Passu Secured Refinancing Debt are subject to the Pari Passu Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Junior Secured Refinancing Debt are subject to a Permitted Refinancing Intercreditor Agreement;

(cc) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers in the ordinary course of business;

(dd) Liens on the assets of Non-Credit Parties that secure Indebtedness permitted pursuant to Section 5.5(s) or, subject to the limitations on such Liens set forth therein, Section 5.5(w) (and related obligations);

(ee) Liens securing Indebtedness or other obligations in an aggregate amount not exceeding the greater of (x) $10,000,000 and (y) 15.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) at any time outstanding;

(ff) Liens securing Indebtedness permitted by Section 5.5(t) so long as the relevant primary Indebtedness is also secured by Liens otherwise constituting Permitted Liens;

(gg) Liens on Collateral securing the obligations under the ABL Documents subject to the ABL Intercreditor Agreement;

(hh) Liens on assets disposed (or purported to have been disposed) in a Permitted Sale-Leaseback Transaction in accordance with Section 5.2(p);

(ii) Liens granted by a Non-Credit Party in favor of any Credit Party; and

(jj) Liens on the Collateral that are pari passu with, or junior to, the Liens securing the Secured Obligations, which Liens secure Incremental Equivalent Debt permitted by, and incurred in accordance with, Section 5.5(ff), and any Permitted Refinancing thereof;

(kk) Liens on cash and Cash Equivalents that secure Indebtedness incurred for letters of credit, bank guarantees or back acceptances (provided that none of the foregoing shall be incurred under or pursuant to any ABL Facility) not exceeding the greater of (x) $1,000,000 and (y) 1.5% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) at any time outstanding; and

(ll) Liens in favor of Duke Energy consisting of Duke Energy’s purchase option of the Sanford Property and Brickhaven Property contained in Section 7.3 of the Riverbend/Sutton Contract as in effect on the Closing Date.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, sell, assign, lease, license, convey, transfer, abandon, dedicate to the public, or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Restricted Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a) (i) dispositions of Inventory in the ordinary course of business and (ii) dispositions of worn-out, obsolete or surplus personal property or any property no longer useful in the conduct of the business of the Credit Parties and their Restricted Subsidiaries;

(b) dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8(c); provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (ii) to the extent the purchase price therefor for all such dispositions in the aggregate is in excess of the greater of (x) $7,000,000 and (y) 10.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction), not less than 75% of the aggregate sales price from such disposition shall be paid in cash, Cash Equivalents (or marketable securities or other Property that is converted to cash or Cash Equivalents within 45 days of receipt thereof) or Designated Non-Cash Consideration to the extent that the aggregate fair market value of all such Designated Non-Cash Consideration does not exceed the greater of (x) $3,000,000 and (y) 4.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) (with the fair market value of each item of Designated Non-Cash Consideration being measured as of the time received);

(c) (i) dispositions of cash and Cash Equivalents; provided that for the avoidance of doubt, this clause (c) shall not independently permit any Investment, any transaction with any Affiliate, or any Restricted Payment which is otherwise prohibited hereunder by Sections 5.4, 5.6 or 5.11 and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(d) transactions permitted under Section 5.1, 5.3 or 5.11;

(e) dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement Property;

(f) sales, discounting or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof;

(g) the abandonment, cancellation, lapse, or other disposition of Intellectual Property that is no longer used or useful in the conduct of the business of the Credit Parties or any of their respective Restricted Subsidiaries;

(h) leases or subleases in the ordinary course of business;

(i) non-exclusive licenses or sublicenses in the ordinary course of business;

(j) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k) (i) any disposition by any Credit Party to any other Credit Party, (ii) any disposition by any Non-Credit Party to any other Non-Credit Party or any Credit Party and (iii) dispositions by any Credit Party to a Non-Credit Party not exceeding in the aggregate for all such dispositions pursuant to this clause (iii) $2,000,000 in any Fiscal Year;

(l) [reserved];

(m) dispositions of any Non-Core Assets acquired in connection with any Permitted Acquisition or other Investment in compliance with Section 5.4 so long as the Net Proceeds of such disposition are applied as a mandatory prepayment of the Loans to the extent required by, and pursuant to the terms of, Section 1.8(c);

(n) the termination or unwinding of any Rate Contract;

(o) dispositions as a direct result of an Event of Loss and the disposition of Property damaged as a result thereof;

(p) Permitted Sale-Leaseback Transactions with an aggregate consideration not in excess of the greater of (i) $7,000,000 and (ii) 10% of Combined EBITDA of (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) for all such transactions during the term of this Agreement.

(q) dispositions made in order to comply with an order of any Governmental Authority or any applicable Requirement of Law not exceeding the greater of (x) $10,000,000 and (y) 15.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) during the term of this Agreement;

(r) any other disposition in an aggregate amount not exceeding the greater of (x) $15,000,000 and (y) 20.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) for all such transactions or series of transactions during the term of this Agreement; and

(s) Disposition of the Sanford Property and/or Brickhaven Property after payment of the Riverbend/Sutton Contract Termination Fee by Duke Energy.

5.3 Fundamental Changes. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (1) in connection with Permitted Acquisitions and other Investments permitted hereunder, (2) any Subsidiary (including, without limitation, the Borrowers or any Guarantor other than Parents) may merge or amalgamate with, or dissolve or liquidate into, the Borrowers or any of their Wholly-Owned Subsidiaries which are Domestic Subsidiaries, provided that the Borrowers or such Wholly-Owned Subsidiaries which are Domestic Subsidiaries shall be the continuing or surviving entities, (3) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary, (4) any Non-Credit Party may merge with or dissolve or liquidate into another Non-Credit Party or any Credit Party, (5) any Credit Party (other than Parents) may merge with or dissolve or liquidate into any other Credit Party (other than Parents); provided that if any Borrower is a party to such transaction, such Borrower shall be the surviving or continuing entity of such transaction, and (6) transactions permitted by Sections 5.2 and 5.4; provided, further, that with respect to clauses (1), (2), (4) and (5) above, (x) if a Parent is a party to such transaction, either the Charah Parent or the Allied Parent shall be the surviving or continuing entity, (y) if a Borrower is a party to such transaction, then a Borrower shall be the surviving or continuing entity (if being understood that, notwithstanding clause (x) above, if both a Parent and a Borrower is a party to such transaction, then a Borrower shall be the surviving or continuing entity) and (z) if a Credit Party (other than a Parent or a Borrower) is a party to such transaction, then a Credit Party shall be the surviving or continuing entity. Notwithstanding the foregoing, if any of the foregoing events in clauses (1) through (6) results in the occurrence of a change described in Section 5.14, then the Borrowers shall provide notice within the time period specified in Section 5.14.

5.4 Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to (i) purchase or acquire any Stock or Stock Equivalents, or any debt instruments or other debt securities of, or any equity interest in, another Person, including through the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, amalgamation, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in, another Person including the Borrowers and any Subsidiary or Affiliate of any Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”) except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments by (i) Parents in Credit Parties, (ii) any Credit Party (other than Parents) to or in any other Credit Party (other than Parents), (iii) the Borrowers or any other Credit Party (other than Parents) to or in any Non-Credit Parties (including, without limitation, Investments in Persons that, upon such Investment, become Subsidiaries), which all such Investments in the aggregate shall not exceed $25,000,000 at any time outstanding for all such Investments under this clause (iii); provided, however, that the aggregate amount attributed at any time to the Investment in Non-Credit Parties pursuant to this clause (iii) shall be offset to reflect any amounts advanced by such Non-Credit Parties to the Credit Parties, including distributions, dividends and other payments of any kind; provided, further, if the Investments described in foregoing clauses (i), (ii) and (iii) are evidenced by notes issued to any Credit Party, such notes shall be pledged to the Agent, for the benefit of the Secured Parties to the extent required by the Collateral Documents, (iv) any Foreign Subsidiaries in any Foreign Subsidiaries (other than by a Restricted Subsidiary in an Unrestricted Subsidiary), (v) any Non-Credit Parties in any Non-Credit Parties (other than by a Restricted Subsidiary in an Unrestricted Subsidiary), (vi) Credit Parties in Domestic Subsidiaries of Foreign Subsidiaries; provided that such Domestic Subsidiary becomes a direct Subsidiary of such Credit Party, (vii) Parents or any of their Restricted Subsidiaries in the form of the establishment or creation of a Subsidiary and for de minimis contribution to the equity or capital thereof in connection therewith or in connection with a Permitted Acquisition or other Investment otherwise permitted under this Agreement and (viii) any Non-Credit Parties in any Credit Party (provided that any such Investment in the form of a loan or advance by any Non-Credit Party to any Credit Party shall be subordinated to the same extent as set forth in that certain subordinated intercompany note dated as of the Closing Date among the Credit Parties from time to time party thereto, or such other subordination agreement or terms of subordination, as applicable, in form and substance reasonably satisfactory to the Agent);

(c) loans and advances to officers, directors, managers, employees, members of management and consultants of Parents and their Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary course business purposes and (ii) for purposes not described in the foregoing clause (i) not exceeding in the aggregate the greater of (x) $2,000,000 and (y) 3.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in aggregate principal amount at any time outstanding;

(d) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);

(e) Investments accepted (in the reasonable business judgment of the applicable Credit Party) in connection with the settlement or enforcement of delinquent Accounts or disputes with suppliers or customers or in connection with the bankruptcy, insolvency or reorganization of suppliers or customers or upon the foreclosure or enforcement of any Lien in favor of a Credit Party or any Restricted Subsidiary;

(f) (i) Investments consisting of non-cash loans made to officers, directors, managers, employees and consultants of a Credit Party or its Restricted Subsidiaries which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of any Parent or a direct or indirect parent thereof and (ii) cash loans and advances to officers, directors, employees, members of management and consultants of Parents and their Restricted Subsidiaries to fund purchases of Stock or Stock Equivalents of Parents (or their direct or indirect parent entities); provided that the loans and advances pursuant to this clause (ii) shall not exceed the greater of (x) $4,000,000 and (y) 6.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in aggregate principal amount at any one time outstanding;

(g) Investments existing on the Closing Date and set forth on Schedule 5.4 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section;

(h) (i) Permitted Acquisitions and (ii) in the case of any such Permitted Acquisition or any other Investment permitted under this Section 5.4 by a Non-Credit Party, intercompany loans and advances to such Non-Credit Party or any of its Subsidiaries to fund such Permitted Acquisition or other Investment;

(i) advances to suppliers and service providers in the ordinary course of business; provided that, with respect to any such advance to an Affiliate, such advance shall be subject to Section 5.6;

(j) Investments consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers; provided that any such arrangement with an Affiliate shall be subject to Section 5.6;

(k) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(l) advances of payroll payments to officers, directors, managers, employees and consultants in the ordinary course of business;

(m) (i) Investments in deposit accounts and securities accounts maintained in the ordinary course of business and (ii) Investments relative to Indebtedness permitted under Section 5.5(1);

(n) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations (including, without limitation, utility services, reimbursement obligations with respect to letters of credit, surety bonds and performance bonds);

(o) Investments held by a Person acquired in a Permitted Acquisition or other Acquisition permitted hereunder, to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition or other Acquisition and were in existence on the date of such Permitted Acquisition or other Acquisition;

(p) earnest money deposits, cash advances and escrows of property made in connection with any letter of intent or purchase agreement not prohibited hereunder;

(q) Investments to the extent payment therefor is made substantially contemporaneously with the receipt of, and funded entirely with the, proceeds of the sale or issuance of Stock of, or an equity contribution to, any Parent; provided that to the extent such Investment is made in connection with an Acquisition, such Acquisition shall not be hostile;

(r) Parent Intercompany Advances to the extent any such Parent Intercompany Advance (i) is made in lieu of a Restricted Payment permitted pursuant to Section 5.11 and (ii) if made as a Restricted Payment, would be permitted pursuant to Section 5.11;

(s) Investments in Rate Contracts entered into for bona fide hedging purposes and not for speculation and in the ordinary course of business;

(t) Investments in an aggregate amount at any time outstanding not exceeding the greater of (x) $13,000,000 and (y) 18.5% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction);

(u) transactions constituting an Investment which are permitted by Section 5.3;

(v) Investments consisting of guarantees permitted by Section 5.5(m);

(w) Investments using the Available Amount; provided that as of the date such Investment is made, the amount of such Investment does not exceed the Available Amount as of such date and no Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) has occurred and is continuing or would result immediately thereafter therefrom;

(x) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements by and among Parents and their respective Restricted Subsidiaries, so long as such arrangements are made pursuant to policies in place on the Closing Date or approved by the applicable Borrower’s board of directors and reviewed by an independent certified public accounting firm of recognized national standing that is either (i) a member of the “Big Four” or (ii) reasonably acceptable to the Agent (such approval not to be unreasonable withheld, conditioned or delayed); and

(y) Investments by any Borrower or any Restricted Subsidiary in any Borrower or any Restricted Subsidiary in connection with reorganizations and other related corporate activities of each Borrower and its Restricted Subsidiaries made for Tax planning purposes, so long as (x) the Borrowers provide to the Agent evidence reasonably acceptable to the Agent that, after giving effect to such Investments, (i) the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, the value of the assets that constitute the Collateral and the value of the assets of the Credit Parties, in each case taken as a whole, is not impaired in any material respect by such Investments and (ii) no Event of Default has occurred and is continuing or would result immediately therefrom and (y) after giving effect to such Investments, the Credit Parties are in compliance with Section 4.13 (subject to the applicable time periods set forth therein);

provided, for purposes of this Section 5.4, that the amount of any Investments (other than Permitted Acquisitions) shall be determined net of all actual after-Tax cash returns on such Investments, whether as principal, interest, dividends, distributions, proceeds or otherwise, to the extent not so included in the determination of the Available Amount. Notwithstanding anything contained herein or in any of the other Loan Documents to the contrary, in no event shall any Foreign Subsidiary or any Disregarded Domestic Subsidiary create or acquire any Domestic Subsidiaries (other than Disregarded Domestic Subsidiaries) following the date such Foreign Subsidiary or Disregarded Domestic Subsidiary becomes a Subsidiary, other than as a result of an Acquisition permitted hereunder; provided, that (x) a Foreign Subsidiary or Disregarded Domestic Subsidiary shall only acquire a Domestic Subsidiary in connection with the Acquisition of a foreign Person that is the direct or indirect parent of such Domestic Subsidiary and (y) such Domestic Subsidiary is not created in contemplation of such Acquisition.

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain liable with respect to, any Indebtedness, except:

(a) Indebtedness constituting the Obligations;

(b) Indebtedness of the Credit Parties and their respective Restricted Subsidiaries of the type described in clause (i) of the definition of Indebtedness in respect of Indebtedness of a Credit Party or Restricted Subsidiary of a Credit Party otherwise permitted hereunder; provided that, if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable to the Agent and the Lenders as those contained in the subordination of such Indebtedness;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 and Permitted Refinancings thereof;

(d) Indebtedness in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $40,000,000 and (y) 20.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered) (plus the amount of any increase in principal resulting from interest paid in kind or capitalized interest) in the aggregate outstanding at any one time, consisting of (i) Indebtedness incurred for the purpose of financing (or refinancing) all or any part of the cost of acquiring, repairing, improving, installing or designing Property, and Capital Lease Obligations and Indebtedness secured by Liens permitted by Section 5.1(h) and (ii) Permitted Refinancings thereof;

(e) unsecured intercompany Indebtedness to the extent the corresponding Investment is permitted pursuant to Section 5.4;

(f) ABL Loans under any ABL Facility and Permitted Refinancings thereof (provided that (i) the aggregate amount of all such ABL Indebtedness and Permitted Refinancings shall not at any time exceed the ABL Cap Amount (as defined in the ABL Intercreditor Agreement) and (ii) all such ABL Indebteness and Permitted Refinancings are at all times subject to the other provisions of the ABL Intercreditor Agreement or other intercreditor terms in favor of the Agent that are consistent with the intercreditor terms in the ABL Intercreditor Agreement);

(g) Indebtedness which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with Investments, Permitted Acquisitions and Dispositions permitted hereunder;

(h) to the extent constituting Indebtedness, deferred compensation and similar obligations to current and former officers, directors, managers, employees and consultants of the Credit Parties and their Restricted Subsidiaries incurred in the ordinary course of business;

(i) to the extent constituting Indebtedness, obligations with respect to cash management services and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts;

(j) Rate Contracts entered into for bona fide hedging purposes, not for speculation and in the ordinary course of business;

(k) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument or payment item drawn against insufficient funds in the ordinary course of business and (ii) Indebtedness consisting of endorsements for collection or deposit in the ordinary course of business;

(m) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any of the Credit Parties and their Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Stock of any of the Credit Parties and their Restricted Subsidiaries (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Stock of any of the Credit Parties and their Restricted Subsidiaries for the purpose of financing such acquisition) otherwise permitted hereunder;

(n) Indebtedness which may exist or be deemed to exist pursuant to or in connection with bid, performance, statutory, surety, stay, customs, appeal or similar bonds, completion guaranties or other similar obligations in the ordinary course of business;

(o) Indebtedness in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar arrangements in the ordinary course of business;

(p) unsecured Indebtedness owing to future, current and former officers, directors, managers, employees and consultants (or any current or former spouses or domestic partners, family members, trusts or other estate planning vehicles or estates or heirs of any of the foregoing) incurred in connection with the repurchase or redemption of Stock that has been issued to such Persons, so long as the aggregate principal amount of all such Indebtedness outstanding at any one time does not exceed the greater of (x) $7,000,000 and (y) 10.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) (plus the amount of any increase in principal resulting from interest paid in kind or capitalized interest) in the aggregate outstanding at any one time;

(q) unsecured Indebtedness, earn-outs and holdbacks owing to sellers of assets or Stock to any of the Credit Parties and their Restricted Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions or other Investments permitted hereunder so long as the aggregate principal amount of all such Indebtedness, earn-outs and holdbacks at any one time outstanding do not exceed the greater of (x) $30,000,000 and (y) 45.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) (plus the amount of any increase in principal resulting from interest paid-in-kind or capitalized interest, in each case, in accordance with the subordination provisions applicable thereto) in the aggregate outstanding at any one time, in each case subordinated in right of payment to the Obligations in a manner and pursuant to documentation reasonably satisfactory to the Agent and Permitted Refinancings thereof;

(r) unsecured (except for Liens granted to customers on customer deposits) Indebtedness incurred in the ordinary course of business with respect to customer deposits and, solely to the extent constituting Indebtedness, other unsecured current liabilities not the result of borrowing and not evidenced by any note or other evidence of Indebtedness;

(s) Indebtedness of Non-Credit Parties; provided that the aggregate principal amount of such Indebtedness at any time outstanding (together with any Indebtedness of Non-Credit Parties incurred pursuant to Sections 5.5(ff) and 5.5(gg)) shall not exceed the greater of (x) $18,000,000 and (y) 25.0% of Combined EBITDA (determined on a Pro Forma Basis on the date of incurrence for the most recently ended four Fiscal Quarter period for which financial statements have been delivered) in the aggregate outstanding at any one time;

(t) Guarantees by (i) Credit Parties in respect of Indebtedness of other Credit Parties otherwise permitted under this Section 5.5, and (ii) Subsidiaries of any Parent which are not Credit Parties in respect of Indebtedness of any of the Credit Parties or any of their respective Restricted Subsidiaries in respect of Indebtedness of other Subsidiaries of any Parent otherwise permitted under this Section 5.5;

(u) [reserved];

(v) at any time outstanding due to any landlord in connection with the financing by such landlord of leasehold improvements;

(w) Indebtedness with a principal amount not exceeding the greater of (x) $21,000,000 and (y) 30.0% of Combined EBITDA (determined on a Pro Forma Basis on the date of incurrence for the most recently ended four Fiscal Quarter period for which financial statements have been delivered) in the aggregate outstanding at any one time (up to the greater of (x) $10,000,000 and (y) 15% of Combined EBITDA (determined on a Pro Forma Basis on the date of incurrence for the most recently ended four Fiscal Quarter period for which financial statements have been delivered) in the aggregate outstanding at any one time of which amount, together with any other Indebtedness or other obligations secured by Liens permitted under Section 5.1(ee), may be secured Indebtedness) (plus the amount of any increase in principal resulting from interest paid-in-kind or capitalized interest, in each case, in respect of Indebtedness originally permitted to be incurred pursuant to this subsection (v)) in the aggregate at any time outstanding;

(x) contingent obligations under Guarantees (other than Guarantees of Indebtedness) entered into in the ordinary course of business;

(y) Indebtedness supported by a letter of credit issued under an ABL Facility in an aggregate outstanding principal amount not exceeding the face amount of such letter of credit;

(z) Indebtedness subject to Liens permitted under Section 5.1(ee);

(aa) solely to the extent constituting Indebtedness (other than Indebtedness for borrowed money), (i) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under applicable Requirements of Law and (ii) Indebtedness incurred or created in the ordinary course of business in respect of workers’ compensation claims, health, disability or other employee benefits, salary, wages or other compensation or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claim (it being understood that the Borrowers may use proceeds of ABL Loans permitted under Section 5.2(f) to pay the expenses specified in subclauses (i) and (ii) of this clause (aa));

(bb) Refinancing Debt;

(cc) Indebtedness substantially similar to the Indebtedness described in Section 5.5(d) incurred in respect of Permitted Sale-Leaseback Transactions permitted pursuant to Section 5.2(p);

(dd) Indebtedness consisting of any increase in the principal amount of any Indebtedness described in clauses (a) through (bb) of this Section 5.5 resulting from interest paid-in-kind or continuously capitalized interest;

(ee) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (cc) of this Section 5.5;

(ff) Incremental Equivalent Debt and Permitted Refinancings thereof; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (ff) by Non-Credit Parties (together with any Indebtedness of Non-Credit Parties incurred pursuant to Sections 5.5(s) and 5.5(gg)) shall not exceed the greater of (x) $18,000,000 and (y) 25% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in the aggregate outstanding at any one time;

(gg) Indebtedness incurred or assumed by any Credit Party or any Restricted Subsidiary in a Permitted Acquisition or any other similar Investment permitted hereunder; provided that (i) no Default or Event of Default has occurred and is continuing as of the date the definitive agreement for such Acquisition or Investment is executed, (ii) if such Indebtedness is assumed, such Indebtedness shall not have been incurred in contemplation of such Acquisition or Investment and (iii) if such Indebtedness is secured (A) the Combined Total Net Leverage Ratio would be, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and such Acquisition or Investment as if the same had occurred on the first day of the applicable period, no greater than 3.65 to 1.00 and (B) to the extent such liens are on Collateral securing the Obligations (1) the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement reasonably satisfactory to the Agent, (2) if such Indebtedness is a credit facility that could have been incurred as an Incremental Facility pursuant to Section 1.1(b), the Borrowers shall have been permitted to incur such Indebtedness pursuant to, and such indebtedness shall be deemed to be incurred in reliance on, Section 1.1(b) and (3) such Indebtedness is subject to the same requirements as govern the Incremental Facilities (including Section 1.1(b)(iv)); provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (gg) by Non-Credit Parties (together with any Indebtedness of Non-Credit Parties incurred pursuant to Sections 5.5(s) and 5.5(ff)) shall not exceed the greater of (x) $18,000,000 and (y) 25% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in the aggregate outstanding at any one time;

(hh) to the extent constituting Indebtedness, advances to Foreign Subsidiaries in respect of transfer pricing and cost-sharing arrangements by and among Parents and their respective Restricted Subsidiaries so long as such arrangements are made pursuant to policies in place on the Closing Date or approved by the applicable Borrower’s board of directors and reviewed by an independent certified public accounting firm of recognized national standing that is either (i) a member of the “Big Four” or (ii) reasonably acceptable to the Agent (such approval not to be unreasonable withheld, conditioned or delayed); and

(ii) letters of credit, bank guarantees, or bank acceptances that are issued by an unaffiliated third-party issuer whose senior unsecured unsubordinated indebtedness is rated at least A3 by Moody’s and A- by S&P and are unsecured or secured pursuant to, and in accordance with, Section 5.1(kk); provided that the aggregate stated amount of all such letters of credit, bank guarantees, or bank acceptances shall not exceed $1,000,000.

5.6 Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, enter into any transaction with any Affiliate involving aggregate consideration in excess of the greater of (x) $1,750,000 and (y) 2.5% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) for any transaction or series of related transactions, except:

(a) transactions with Affiliates otherwise permitted by this Agreement (including without limitation the Transactions);

(b) transactions of the type described on Schedule 5.6;

(c) (i) transactions between or among Credit Parties, (ii) transactions between or among Non-Credit Parties and (iii) transactions in the ordinary course of business or between or among Credit Parties and Non-Credit Parties;

(d) employment and severance arrangements between the Credit Parties and their Restricted Subsidiaries and their respective directors, managers, officers and employees and transactions pursuant to stock option plans and employee benefit plans and similar arrangements in the ordinary course of business;

(e) the payment of customary fees, compensation, and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Credit Parties and their Subsidiaries in the ordinary course of business to the extent attributable to the operation of the Credit Parties and their Subsidiaries;

(f) upon fair and reasonable terms no less favorable to such Credit Party or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party or such Restricted Subsidiary (as reasonably determined by the Borrowers in good faith);

(g) licenses of Intellectual Property on a non-exclusive basis in the ordinary course of business to direct and indirect parent entities of any Parent in connection with their ownership of such Parent;

(h) deferrals in the ordinary course of business of payments due from Foreign Subsidiaries under Intellectual Property licenses, in connection with the funding of Acquisitions by such Foreign Subsidiaries;

(i) any transaction with an Affiliate where the only consideration paid by any Credit Party is Qualified Stock of any Parent;

(j) (x) payment of or reimbursement for indemnification claims and reimbursement for reasonable, documented out-of-pocket costs and expenses to, the Sponsor or its Affiliates pursuant to or in connection with services rendered pursuant to a Management Agreement and (y) so long as no Default or Event of Default has occurred and is continuing, payment of fees to Sponsor or its Affiliates pursuant to a Management Agreement; provided that, with respect to this clause (y), any fees the payment of which are blocked pursuant to this clause (y) may be paid after the Closing Date upon the cure or waiver of such Default or Event of Default; and

(k) issuance of Stock and Stock Equivalents by any Parent.

5.7 Management Fees and Compensation. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, pay any management, consulting or similar fees (which, for the avoidance of doubt, shall not include salaries or periodic wages or employee benefits but shall in any event include fees and other compensation pursuant to any Management Agreement) to any Affiliate of any Credit Party except:

(a) payment of compensation and benefits (including customary indemnities) to officers, directors, managers, employees and consultants and other service providers of the Credit Parties for actual services rendered to the Credit Parties and their Subsidiaries in the ordinary course of business;

(b) payment of directors’ and managers’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director and manager meetings and related actual out-of-pocket costs and expenses and other actual out-of-pocket travel expenses, not exceeding in the aggregate, with respect to fees paid to directors that are not outside directors, the greater of (x) $1,750,000 and (y) 2.5% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in any Fiscal Year of the Borrowers; and

(c) payment of amounts permitted under Section 5.6.

5.8 [Reserved].

5.9 [Reserved].

5.10 Issuance or Repurchase of Stock. Each Credit Party will not, and will not permit any of its Subsidiaries to, (a) issue any Stock (whether for value or otherwise) to any Person other than (i) in the case of any Credit Party, to any other Credit Party, (ii) in the case of any Domestic Subsidiary or First Tier Foreign Subsidiary, to any wholly-owned Domestic Subsidiary, (ii) in the case of any Foreign Subsidiary which is not a First Tier Foreign Subsidiary, to any Credit Party or another wholly-owned Subsidiary of any Credit Party and (iii) as otherwise permitted by Article V hereof or (b) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Stock of any Credit Party or Subsidiary of any Credit Party, or any option, warrant or other right to acquire any such Stock other than as otherwise permitted by Article V hereof; provided, however, that notwithstanding anything herein to the contrary, Parents may issue Stock to their respective equityholders or any other Person so long as such Stock is Qualified Stock or is otherwise permitted pursuant to Article V hereof and does not result in a Change of Control.

5.11 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock or Stock Equivalents, (ii) purchase, redeem or otherwise acquire for value any of its Stock or Stock Equivalents now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Junior Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”) except that any Restricted Subsidiary of a Borrower may make Restricted Payments to such Borrower and any Restricted Subsidiary of a Borrower may make Restricted Payments to any Restricted Subsidiary of such Borrower, and except that:

(a) the Credit Parties and their Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in their respective Stock or Stock Equivalents;

(b) the Credit Parties and their Restricted Subsidiaries may make (and may make distributions to the applicable Parent or any direct or indirect parent of such Parent to permit such Parent or such parent to make), and Parents may use cash on hand to make, payments and distributions to future, current and former officers, directors, managers, employees and consultants (or any current or former spouses or domestic partners, family members, trusts or other estate planning vehicles or estates or heirs of any of the foregoing) of any of the Credit Parties and their Restricted Subsidiaries (i) on account of redemptions of Stock and Stock Equivalents held by such Persons and (ii) in the form of forgiveness of Indebtedness of such Persons on account of purchases of Stock and Stock Equivalents held by such Persons; provided that both of the following conditions are satisfied:

(i) no Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and

(ii) the sum of the aggregate amount of any such cash redemptions pursuant to this clause (b) during the term of this Agreement does not exceed the greater of (x) $7,000,000 and (y) 10% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction);

(c) (i) The Credit Parties and their Restricted Subsidiaries may make payments to or on behalf of the applicable Parent (and any entity that owns directly or indirectly 100% of the equity interests in any Parent) in an amount sufficient to permit such Parent (or such other entity, as applicable) to pay its licensing fees, franchise Taxes and other similar fees, Taxes and expenses, in each case, incurred in the ordinary course of business to maintain its legal existence and, without duplication, (ii) in the event any of the Credit Parties or their Restricted Subsidiaries file a consolidated, combined, unitary or similar income Tax return with the applicable Parent (or any other direct or indirect parent of any of the Credit Parties and their Restricted Subsidiaries), the Credit Parties and their Restricted Subsidiaries may make payments to or on behalf of such Parent (or such other direct or indirect parent, as applicable) to pay or to permit the payment of income Taxes then due and payable in respect of such Tax return; provided that the aggregate amount of all such payments permitted by this clause (ii) shall not exceed the amount of such Taxes attributable to the Credit Parties and their Restricted Subsidiaries that file such a Tax return with such Parent (or such other direct or indirect parent, as applicable); (iii) without duplication for payments provided under clause (ii), with respect to any taxable period ending after the Closing Date for which any Credit Party or Restricted Subsidiary is a partnership or disregarded entity for U.S. federal and/or applicable state or local tax purposes (other than a partnership or disregarded entity described in clause (ii)), such Credit Parties and Restricted Subsidiaries may make payments to their respective direct or indirect owners in an amount necessary to permit such direct or indirect parent to pay or to make a pro rata distribution to its owners in an amount not to exceed the aggregate taxable income of such Credit Party (calculated with regard to tax deductible amortization or depreciation resulting from any increase in basis under Sections 743(b) and 734(b) of the Code (and any equivalent provisions of applicable tax laws)) multiplied by the highest combined marginal federal, state, and/or local income tax rate applicable to any individual or corporate taxpayer, whichever is higher, resident of New York (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon) and prior year losses (to the extent not previously taken into account pursuant to this clause and taking into account any limitations on the utilization thereof) and without duplication, for the avoidance of doubt, of any amount of such taxes actually paid by such Credit Party and/or any of its Subsidiaries to the relevant taxing authority); provided that any payment with respect to taxable income of any Unrestricted Subsidiaries shall be permitted to the extent of cash distributions by such Unrestricted Subsidiary;

(d) payments to or on behalf of any direct or indirect parent of any of the Credit Parties and their Restricted Subsidiaries may be made to permit such direct or indirect parent to make payments that would then be permitted to be made by the Credit Parties pursuant to Section 5.7; provided that such payments shall be made in lieu of, and not in addition to, such payments pursuant to Section 5.7;

(e) payments by the Credit Parties and their Restricted Subsidiaries to or on behalf of any direct or indirect parent entities may be made in an amount sufficient to pay out-of-pocket legal, administrative, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of such direct or indirect parent entities; provided, the aggregate amount of such Restricted Payments does not exceed $2,000,000 in the aggregate in any Fiscal Year;

(f) [reserved];

(g) each Borrower may make distributions to its applicable Parent which are immediately used by such Parent (or paid by such Parent to permit any direct or indirect parent entities of such Parent) to make cash payments in lieu of issuing fractional shares of Stock of such Parent (or any direct or indirect parent entities of such Parent), in an aggregate amount for all such distributions to any Parent not exceeding the greater of (x) $1,750,000 and (y) 2.5% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction);

(h) each Borrower may make distributions to its applicable Parent which are immediately used by such Parent to finance any Investment otherwise specifically permitted to be made by such Borrower or any of its Restricted Subsidiaries pursuant to Section 5.4; provided that (i) such distribution shall be made substantially concurrently with the closing of such Investment and (ii) such Parent shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or capital stock) to be contributed to such Borrower or any of its Restricted Subsidiaries or (B) the merger (to the extent specifically permitted herein) of the Person formed or acquired into such Borrower or a Credit Party other than such Parent in order to consummate such Permitted Acquisition;

(i) Restricted Payments (other than Restricted Payments by any Parent) payable on or in respect of any class, series or tranche of Stock or Stock Equivalents issued by a non-Wholly-Owned Subsidiary may be made so long as a Wholly-Owned Subsidiary of any Parent receives at least its pro rata share of such Restricted Payment in accordance with its Stock or Stock Equivalents in such class, series or tranche;

(j) the Credit Parties may make the one-time cash distribution to the Borrowers’ respective equityholders in connection with the Transactions in an aggregate amount not exceeding $120,000,000;

(k) [reserved];

(l) so long as no Event of Default under Section 7.1(a), Section 7.1(f) or Section 7.1(g) has occurred and is continuing or would result immediately thereafter therefrom, the Borrowers may make Restricted Payments in cash or property (consisting of dividends not otherwise permitted to be made by this Section 5.11) in an aggregate amount not to exceed the Available Amount as of the applicable date of such Restricted Payment; provided that, solely to the extent funded with proceeds of the kind described in clauses (x)(i) and (x)(iv) of the definition of “Available Amount”, after giving effect to such Restricted Payment, the Combined Total Net Leverage Ratio is not greater than 3.15:1.00 on a Pro Forma Basis computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered;

(m) Restricted Payments payable solely in Qualified Stock and Stock Equivalents in respect of Qualified Stock may be made; and

(n) so long as no Event of Default has occurred and is continuing or would result immediately thereafter therefrom, Restricted Payments in respect of Junior Indebtedness constituting (without duplication) (i) regularly scheduled interest payments (including, without limitation, non-cash payments of interest in kind or otherwise through additions to principal and payments due at maturity) and payment of fees, expenses and indemnification obligations, (ii) Permitted Refinancings, (iii) payments with, or conversions to, common Stock or Qualified Stock (or Stock of any direct or indirect parent entities of any Parent), (iv) payments as part of an “AHYDO catch-up payment”, (v) payments permitted by any subordination terms applicable to the relevant Junior Indebtedness, (vi) payment of earn-outs obligations and holdbacks permitted to be incurred under Section 5.5(q) and (vii) payments or repurchases not to exceed the Available Amount as of the applicable date of such Restricted Payment; provided that all of the following conditions are satisfied: (1) no Event of Default under Section 7.1(a), Section 7.1(f) or Section 7.1(g) shall have occurred and be continuing or would result immediately thereafter therefrom and (2) solely to the extent funded with proceeds of the kind described in clauses (x)(i) and (x)(iv) of the definition of “Available Amount”, after giving effect to such voluntary prepayment, the Combined Total Net Leverage Ratio is not greater than 3.15:1.00 on a Pro Forma Basis computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered.

5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the Closing Date, other than lines of business ancillary, complementary, incidental or related thereto and reasonable extensions of such lines of business.

5.13 Amendments to Organization Documents. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, amend any of its Organization Documents in any manner materially adverse to the Agent or Lenders in their capacities as such.

5.14 Changes in Accounting, Fiscal Year, Name and Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP or, subject to Section 12.3, as required or recommended by the Credit Parties’ external accountants, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Restricted Subsidiary of any Credit Party (other than (x) to conform to that of the Borrowers or (y) with the prior written consent of the Agent), (iii) change its legal name as it appears in official filings in its jurisdiction of organization, (iv) change its jurisdiction of organization (v) change its location from that referred to in Section 4.4(a) or (vi) change its organizational identification number, if any, or corporate, limited liability company, partnership or other organizational structure to such an extent than any financing statement filed in connection with the Loan Documents would become misleading; provided that, in the case of clauses (iii) through (vi), the Borrowers shall provide notice to the Agent within 10 Business Days of taking such action.

5.15 Amendments to ABL Documents and Junior Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, change or amend the terms of any (i) ABL Document or any ABL Obligation except to the extent permitted by the ABL Intercreditor Agreement; provided, further, that no change or amendment to the terms of any ABL Document or any ABL Obligations shall (A) modify or add any direct restriction on the payment of the Loans that would otherwise be permitted under the ABL Documents as in effect on the Closing Date, (B) shorten the maturity date or any other date upon which payments of principal or interest are due on such Indebtedness (provided that this clause (B) shall not limit the ABL Agent or the lenders under any ABL Facility from imposing reserves, adjusting advance rates, adjusting eligibility criteria or taking other similar actions with respect to the Borrowing Base (as defined in the ABL Credit Agreement), or from implementing cash dominion, in each case in a manner permitted under the ABL Credit Agreement and the other ABL Documents as in effect on the Closing Date, so long as (and to the extent) such actions are not inconsistent with the ABL Intercreditor Agreement), (C) add mandatory prepayments not contemplated under the ABL Credit Agreement as in effect on the Closing Date or (D) contravene the provisions of the ABL Intercreditor Agreement, (ii) Junior Indebtedness except to the extent permitted by any subordination agreement or other terms of any subordination applicable thereto, or (iii) any Junior Indebtedness not subject to a subordination agreement if the effect of such change or amendment to such Junior Indebtedness not subject to a subordination agreement is to (A) shorten the dates upon which payments of principal or interest are due on such Indebtedness, (B) add or change in a manner materially adverse to the Credit Parties (or which would reasonably be expected to have a Material Adverse Effect) any event of default or add or make more restrictive any covenant with respect to such Indebtedness, (C) change in a manner materially adverse to the Credit Parties (or which would reasonably be expected to have a Material Adverse Effect) the prepayment provisions of such Indebtedness, (D) change the subordination provisions thereof (or the subordination terms of any guaranty thereof) in a manner adverse to the Credit Parties, the Agent or Lenders or (E) restrict the amount of Obligations which may be incurred under this Agreement or the other Loan Documents or any Credit Party’s right to make voluntary or mandatory payment or prepayments of the Obligations.

5.16 No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to (i) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Restricted Subsidiary to pay dividends or make any other distribution on any of such

Credit Party’s or Restricted Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrowers or any other Credit Party or (ii) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired, except, in the case of clauses (i) and (ii), the following: (1) this Agreement and the other Loan Documents and the ABL Documents, (2) in connection with any document or instrument governing Liens permitted pursuant to Sections 5.1(a), 5.1(h), 5.1(i), 5.1(r), 5.1(s), 5.1(x), 5.1(y), 5.1(z), 5.1(aa), 5.1(dd), 5.1(ee) or 5.1(kk); provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens, (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations or (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted under Section 5.2 pending the consummation of such disposition, (c) restricts subletting or assignment of any lease governing a leasehold interest of a Credit Party or (d) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Notwithstanding the foregoing, this Section 5.16 shall not prohibit restrictions, encumbrances, and prohibitions existing under or by reason of (i) Requirements of Law, (ii) this Agreement and the other Loan Documents, (iii) the documentation for any Refinancing Debt, (iv) the ABL Documents, (v) documentation for any Indebtedness of Non-Credit Parties permitted hereunder, (vi) the documentation for any Indebtedness permitted under Section 5.5(d), 5.5(j), 5.5(q) or 5.5(v), (vii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Credit Party, (viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (ix) any holder of a Permitted Lien restricting the transfer or assignment of the property subject thereto, (x) customary restrictions and conditions contained in any agreement relating to a disposition permitted by Section 5.2 pending the consummation of such disposition, (xi) any obligations binding on a Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary, so long as such obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (xii) customary provisions in partnership agreements, limited liability company agreements and other Organization Documents, joint venture agreements, asset sale and stock sale agreements and other similar agreements, leases, subleases, licenses and sublicenses entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person, (xiii) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business, (xiv) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition or other Investment permitted hereunder, which encumbrance or restriction is not applicable to any Person, or the properties of any Person, other than the Person or the properties of the Person so acquired or the properties so acquired, (xv) documentation existing as of the Closing Date and listed on Schedule 5.16 or (xvi) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii), (iv), (v), (ix) or (xiv) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

5.17 Unrestricted Subsidiaries.

(a) Designate any Subsidiary as an Unrestricted Subsidiary unless (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the (x) Credit Parties shall be in compliance, on a Pro Forma Basis, with the Financial Covenant, recomputed on the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered in accordance with Section 4.1(a) or (b) as if such designation occurred on the first day of such period and (y) Combined Total Net Leverage Ratio is not greater than 3.65:1.00 on a Pro Forma Basis computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered and (iii) such Subsidiary is also designated as an Unrestricted Subsidiary for the purposes of any Credit Agreement Refinancing Indebtedness, any ABL Documents or any Permitted Refinancing in respect thereof. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the fair market value of the Borrowers’ Investment therein.

(b) Designate any Subsidiary as a “Restricted Subsidiary” under and as defined in any Credit Agreement Refinancing Indebtedness without designating such Subsidiary as a Restricted Subsidiary hereunder.

(c) Notwithstanding anything to the contrary herein, no Subsidiary previously designated as an Unrestricted Subsidiary may be re-designated as a Restricted Subsidiary.

ARTICLE VI

FINANCIAL COVENANT

Each Credit Party covenants and agrees that until Payment in Full:

6.1 Combined Senior Secured Net Leverage Ratio. The Credit Parties shall not permit the Combined Senior Secured Net Leverage Ratio as of the last day of any four Fiscal Quarter period ending on a date set forth below to be greater than the ratio set forth in the table below opposite such date:

Date	Maximum Combined Senior Secured Net Leverage Ratio
March 31, 2018	5.00:1.00
June 30, 2018	5.00:1.00
September 30, 2018	5.00:1.00
December 31, 2018	5.00:1.00
March 31, 2019	4.50:1.00
June 30, 2019	4.50:1.00
September 30, 2019	4.50:1.00
December 31, 2019	4.50:1.00
March 31, 2020 and each fiscal quarter ending thereafter	4.00:1.00

6.2 [Reserved].

6.3 Equity Cure.

(a) In the event the Credit Parties fail to comply with the Financial Covenant as of the last day of any Fiscal Quarter, any cash equity contribution to the Borrowers (funded with proceeds of common equity issued by Parents or Qualified Stock (or other equity issued by Parents having terms reasonably acceptable to the Agent) made after the date on which financial statements are required to be delivered for such Fiscal Quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter (the “Anticipated Cure Deadline”) will, at the irrevocable election of the Borrowers and to the extent the proceeds of which have not been utilized under Sections 5.4(w), 5.11(l) or 5.11(n) (other than, at the Borrowers’ sole option, to prepay Loans) as of the date such proceeds are applied for purposes of this Section 6.3, be included in the calculation of Combined EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution so included in the calculation of Combined EBITDA, a “Specified Equity Contribution”).

(b) If, after giving effect to the Specified Equity Contribution, the Credit Parties shall then be in compliance with the Financial Covenant, the Credit Parties shall be deemed to have satisfied the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such covenants that had occurred shall be deemed cured for purposes of this Agreement.

(c) Upon receipt by the Agent of written notice from the Borrowers on or prior to the Anticipated Cure Deadline of its intent to effectuate a Specified Equity Contribution in respect of such Fiscal Quarter until the day that is 10 Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Agent nor any Lender shall have any right to accelerate any Loans held by them or to exercise any other rights or remedies available under the Loan Documents or applicable law against the Collateral (including, without limitation, any right to foreclose on or take possession of Collateral) solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 7.1 due to failure by the Credit Parties to comply with the Financial Covenant, unless such failure is not cured pursuant to the Specified Equity Contribution on or prior to the Anticipated Cure Deadline; it being understood and agreed that there shall be no borrowings of ABL Loans permitted or letters of credit issued or received under any ABL Facility until the Specified Equity Contribution has actually been received by the Borrowers.

(d) Notwithstanding anything herein to the contrary, (i) in each consecutive four Fiscal Quarter period there will be at least two Fiscal Quarters in which no Specified Equity Contribution is made, (ii) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Credit Parties to be in compliance with the Financial Covenant, (iii) all Specified Equity Contributions will be counted solely for purposes of the calculation of Combined EBITDA as it relates to the Financial Covenant and shall not be included for all other purposes, including calculating basket levels, pricing and other items governed by reference to Combined EBITDA, (iv) there shall be no more than five Specified Equity Contributions made in the aggregate after the Closing Date and (v) there shall be no pro forma reduction in Indebtedness (by netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the Fiscal Quarter for which a Specified Equity Contribution is deemed applied.

ARTICLE VII

EVENTS OF DEFAULT

7.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, (ii) to pay within five Business Days after the date due, interest on any Loan, and any regularly scheduled fee or (iii) to pay within 30 days after the date due, any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Restricted Subsidiaries made herein, in any other Loan Document or in any certificate required to be delivered under this Agreement or any other Loan Document by such Person, or their respective Responsible Officers, in each case, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made;

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 4.1(a) or (b), Section 4.2(b) (subject, in the case of each of Section 4.1(a), Section 4.1(b) and Section 4.2(b), to a grace period of five Business Days), Section 4.3(a), Section 4.10, Section 4.17(a), Section 4.18, Article V or Article VI hereof (provided that an Event of Default under Section 6.1 is subject to cure pursuant to Section 6.3);

(d) Other Defaults. Any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Borrowers by the Agent or Required Lenders;

(e) Cross-Default; Cross-Acceleration to the ABL Credit Agreement.

(i) Other than with respect to the ABL Loans or any other Indebtedness under the ABL Credit Agreement and other ABL Documents, any Credit Party or any Material Subsidiary (A) fails to make any payment in respect of any Indebtedness (other than (x) Indebtedness owing by any Credit Party or such Subsidiary to any other Credit Party or any of their Restricted Subsidiaries and (y) the Obligations) having an aggregate outstanding principal amount or net exposure of more than $15,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) (it being understood and agreed that, for the avoidance of doubt, separate tranches of debt documented under a single credit agreement, loan agreement or other similar agreement shall be treated as a single facility) and such failure continues unremedied after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to terminate the document relating to such Indebtedness or cause such Indebtedness to be declared to be due and payable prior to its stated maturity (other than as a result of the sale, transfer or other disposition (including, without limitation, as a result of a casualty or condemnation event or other Event of Loss) of an asset securing such Indebtedness) after giving effect to all applicable grace or notice periods (without regard to any subordination terms with respect thereto);

(ii) any Credit Party or any Restricted Subsidiary (A) fails to make any payment in respect of Indebtedness under any ABL Facility when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues unremedied after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any financial covenant therein (including, without limitation, the financial covenant in Section 6.1 of the ABL Credit Agreement as in effect on the date hereof), and such failure continues unremedied for a period of 60 consecutive days; or

(iii) any event or condition occurs that results in the acceleration of ABL Loans or any other Indebtedness under the ABL Credit Agreement and other ABL Documents and all other amounts owing or payable in respect thereof;

(f) Insolvency; Voluntary Proceedings. Any Parent, any Borrower or any Material Subsidiary: (i) commences any Insolvency Proceeding with respect to itself; or (ii) takes any action to effectuate or authorize any of the foregoing;

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Parent, any Borrower or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Property, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, dismissed, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Parent, any Borrower or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Parent, any Borrower or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards, in each case, for the payment of money, shall be entered against any one or more of the Credit Parties involving an amount of $15,000,000 or more (excluding amounts covered by (i) insurance to the extent the relevant independent third-party insurer has not denied coverage therefor in writing or (ii) other third-party indemnities), and the same shall remain undischarged, unsatisfied, unvacated, unstayed and unbounded pending appeal for a period of 60 consecutive days after the entry thereof;

(i) ERISA. Any ERISA Event occurs that, alone or together with any other ERISA Events that have occurred after the Closing Date, has resulted in, or would reasonably be expected to have, a Material Adverse Effect;

(j) Collateral. (i) Any guaranty or other material provision of any Loan Document shall for any reason (other than pursuant to the terms thereof or hereof) cease to be valid and binding on or enforceable against any Credit Party party thereto or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder, deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien on any Collateral purported to be covered by the Collateral Documents, or purports to revoke, terminate or rescind any provision of any Loan Document; or (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or Payment in Full) or shall be declared null and void, or any Collateral Document shall for any reason (other than pursuant to the terms thereof or hereof) cease to create a valid, perfected, first-priority security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason (other than (x) the taking of any action by the Agent or any Lender or the failure of the Agent or any Lender to take any action, in each case within its control, or (y) any such loss fully covered by a title insurance policy regarding real property owned in fee benefiting the Agent or the Secured Parties) cease to be a perfected (to the extent perfection is required pursuant to the terms thereof) security interest with the priority required thereby subject only to Permitted Liens (and the qualifications with respect to perfection set forth in the Loan Documents);

(k) Change of Control. A Change of Control occurs; and

(l) Invalidity of Subordination Provisions. The provisions of the ABL Intercreditor Agreement or the intercreditor or subordination provisions of any agreement or instrument governing the Credit Agreement Refinancing Indebtedness with an outstanding aggregate principal amount in excess of $15,000,000 shall for any reason (other than in accordance with the terms thereof or as otherwise agreed to by the parties thereto) be revoked or invalidated, or otherwise cease to be in full force and effect, or any Credit Party or Affiliate thereof (solely to the extent such holder is Sponsor or a Sponsor Fund Affiliate) shall contest in any manner the validity or enforceability thereof or, to the extent purported to be bound, deny that it has any further liability or obligation thereunder (other than in accordance with the terms thereof or as otherwise agreed by the parties thereto) or the Secured Obligations, for any reason shall not have the priority required by such subordination provisions (in each case, other than in accordance with its terms or as otherwise agreed to by the parties thereto).

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Agent may with the written consent of the Required Lenders and shall at the written request of the Required Lenders:

(a) [reserved];

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any Event of Default described in Sections 7.1(f) or 7.1(g) above with respect to any Parent or any Borrower (in the case of clause (i) of Section 7.1(g) upon the expiration of the 60-day period mentioned therein), in addition to the remedies set forth above, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents shall, automatically and without notice to any Person, become immediately due and payable and the Credit Parties shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by each Credit Party.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VIII

AGENT

8.1 Appointment and Duties.

(a) Appointment of the Agent. Each Lender hereby appoints Credit Suisse AG, Cayman Islands Branch (together with any successor Agent pursuant to Section 8.9), as the Agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Agent to enter into each Collateral Document, the ABL Intercreditor Agreement and any other intercreditor or subordination agreements contemplated hereby (including, without limitation, any intercreditor agreement or subordination agreement, or any amendment and/or supplement to the ABL Intercreditor Agreement, (x) entered into or effected in connection with the incurrence of Liens and Indebtedness incurred pursuant to Section 5.1 or Section 5.5 or (y) required or contemplated by Section 8.10) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Secured Obligation in any proceeding described in Section 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, the Agent, in its capacity as such, (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by the Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in accordance with the terms of the Loan Documents in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion of the Lenders) and (iii) the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion of the Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) No Action without Instructions. The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Agent shall not be required to take, or to omit to take, any action (other than actions expressly required to be taken by the Agent under the Loan Documents) (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Person thereof or (ii) that is, in the opinion of the Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c) Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with the Loan Documents for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising set-off rights in accordance with Section 9.11 or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other Debtor Relief Law; and provided further that if at any time there is no Person acting as the Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4 Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by the Agent.

8.5 Reliance and Liability.

(a) The Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of the Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Parent, each Borrower and each other Credit Party party hereto from time to time hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence, willful misconduct, bad faith of, or material breach of any of the Loan Documents by the Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);

(ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a written notice from any Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, each Parent, each Borrower and each other Credit Party party hereto hereby waives and shall not assert any right, claim or cause of action it might have against the Agent based thereon.

8.6 Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, and engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as the Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

8.7 Lender Credit Decision.

(a) Each Lender acknowledges that it shall, independently and without reliance upon the Agent, any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by the Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Agent to the Lenders or, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Agent or any of its Related Persons.

(b) If any Lender has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender acknowledges that, notwithstanding such election, the Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering, the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one Business Day) provide such a contact to the Agent and the Credit Parties upon request therefor by the Agent or the Credit Parties. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with the Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.

(b) To the extent required by any Requirement of Law, the Agent may withhold from any payment to any Secured Party under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code).

8.9 Resignation of Agent.

(a) The Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrowers, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If the Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent, which successor agent shall (i) be a Lender or a bank with an office in the United States and with a combined capital and surplus of at least $1,000,000,000 (or as otherwise agreed by the Borrowers), or an Affiliate thereof (but in any event shall not be a Disqualified Lender), and (ii) so long as no Event of Default has occurred and is continuing under Section 7.1(a), 7.1(f) or 7.1(g), be subject to prior written approval by the Borrowers (which approval shall not be unreasonably withheld or delayed). If, within 30 days after the retiring the Agent’s having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor agent shall (x) be a Lender or a bank with an office in the United States with a combined capital and surplus of at least $1,000,000,000 (or as otherwise agreed by the Borrowers), or an Affiliate thereof (but in any event shall not be a Disqualified Lender), and (y) so long as no Event of Default has occurred and is continuing under Section 7.1(a) or Section 7.1(f) or 7.1(g), be subject to prior written approval by the Borrowers (which approval shall not be unreasonably withheld or delayed); provided that if the Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective; provided further that nothing herein shall limit or be deemed or construed to limit the Agent’s right to resign as the Agent hereunder set forth in Section 9.22 pursuant to and in accordance with the terms and conditions of such section.

(b) Effective immediately upon its resignation in accordance with clause (a) above (which, notwithstanding anything to the contrary contained in such clause, shall not occur until the earlier of (x) the date on which a successor agent is appointed pursuant to the provisions of such clause or (y) the date that is 30 days after the Agent delivers a notice of resignation as set forth in such clause (unless the Agent revokes such notice prior to such time)), (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as the Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as the Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

8.10 Release of Collateral or Guarantors.

(a) Any Restricted Subsidiary of any Borrower shall be automatically released from its Guarantee of any Obligation (i) if all of the Stock and Stock Equivalents of such Restricted Subsidiary owned by any Credit Party are sold or transferred (other than to another Credit Party) or such Restricted Subsidiary otherwise ceases to be a direct or indirect Subsidiary of any Parent, in each case, in a transaction permitted under the Loan Documents (including, without limitation, pursuant to a valid waiver or consent), (ii) upon written notice by the Borrowers to the Agent if such Restricted Subsidiary ceases to be a Domestic Subsidiary, in each case, in a transaction permitted under the Loan Documents (including, without limitation, pursuant to a valid waiver or consent), or becomes an Excluded Subsidiary in a transaction permitted under the Loan Documents (including, without limitation, pursuant to a waiver or consent) and (iii) upon Payment in Full (subject to Section 8.1 of the Guaranty and Security Agreement); provided that no such release shall occur if such Restricted Subsidiary continues to be a guarantor in respect of any Credit Agreement Refinancing Indebtedness.

(b) Any Lien held by the Agent for the benefit of the Secured Parties or otherwise against (i) any Property that is sold, transferred, conveyed or otherwise disposed of by a Credit Party to a Person that is not a Credit Party in a transaction permitted by the Loan Documents (including, without limitation, pursuant to a valid waiver or consent) shall be automatically released upon consummation of such disposition, (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1(h), 5.1(i), 5.1(x), 5.1(y), 5.1(z) or 5.1(hh) shall be released or subordinated (in the manner necessary and reasonably requested by the Borrowers) upon the written request of the Borrowers to the Agent, (iii) all of the Collateral and all Credit Parties shall be automatically released upon Payment in Full (subject to Section 8.1 of the Guaranty and Security Agreement), (iv) any Property if approved, authorized or ratified in writing by Lenders in accordance with the requirements of Section 9.1 shall be automatically released upon the effectiveness of such writing, and (v) any Property owned by a Restricted Subsidiary shall be automatically released upon release of such Restricted Subsidiary from its Guarantee of Obligations pursuant to clause (a) above.

(c) Each Lender hereby directs the Agent to, and the Agent shall, upon the request of the Borrowers, execute and deliver or file such documents and perform such other actions reasonably necessary or reasonably requested by the Borrowers to evidence or effect the release and/or subordination of Guarantees and Liens in accordance with this Section 8.10.

8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 and the decisions and actions of the Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of the Agent, the Lenders party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Secured Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Secured Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12 Joint Lead Arrangers and Joint Bookrunners. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Joint Lead Arrangers and Joint Bookrunners in their capacities as such shall not have any duties or responsibilities that are not expressly set forth herein, nor shall the Joint Lead Arrangers and Joint Bookrunners have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Joint Lead Arrangers and Joint Bookrunners in their capacities as such, except those that are expressly set forth herein. At any time that any Lender serving (or whose Affiliate is serving) as Joint Lead Arranger and Joint Bookrunner shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans, such Lender (or an Affiliate of such Lender acting as Joint Lead Arranger and Joint Bookrunner) shall be deemed to have concurrently resigned as such Joint Lead Arranger and Joint Bookrunner.

8.13 Bankruptcy.

(a) Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such Insolvency Proceeding or otherwise: (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and the Agent (including any claim for compensation, expenses, disbursements and advances of Lenders and the Agent and their respective agents and counsel and all other amounts due Lenders and the Agent arising hereunder) allowed in such Insolvency Proceeding; and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments directly to the Agent and, in the event that the Agent shall consent to the making of such payments directly to Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

(b) Credit Bids. The holders of the Obligations hereby irrevocably authorize the Agent, acting at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of all or some of the Obligations pursuant to a deed in lieu of foreclosure, strict foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including Sections 363, 1123 or 1129 thereof, or any similar Requirement of Law in any other jurisdictions to which a Credit Party is subject, or (b) at any sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent of, or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any Requirement of Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle(s) used to consummate such purchase). In connection with any such credit bid (i) the Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle(s) (provided that any actions by the Agent with respect to such acquisition vehicle(s), including any disposition of the assets or equity interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement), and (iii) to the extent that any Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (whether as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt which is credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the holders of the Obligations pro rata and the equity interests or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled without the need for any Lender or any acquisition vehicle to take any further action.

ARTICLE IX

MISCELLANEOUS

9.1 Amendments and Waivers.

(a) Subject to the provisions of Sections 9.1(c), 9.1(e) and 9.1(f) hereof, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless, in the case of this Agreement, the same shall be in writing and signed by the Agent and the Borrowers, or in the case of any other Loan Document, the same shall be in writing and signed by the Agent, the Collateral Agent (in the case of any Collateral Document) and the Credit Party or Credit Parties party thereto, in each case with the consent of the Required Lenders, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by the Agent with the consent of all the Lenders directly and adversely affected thereby), and the Borrowers, do any of the following; provided, further, that in the case of clauses (i), (ii) and (iii) below, the consent of any other Lender or the Required Lenders shall not be required:

(i) increase or extend the Commitment of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than interest at the default rate), or fees due to such Lenders hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than scheduled installments under Section 1.8(a)) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) herein on any Loan, or of any fees payable hereunder or under any other Loan Document, in each case owing to such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay any amount at the Default Rate and such waiver shall not constitute a reduction of interest hereunder;

(iv) amend or modify Section 1.10(b) or any other provision in any Loan Document that provides for the pro rata nature of disbursements by or payments to Lenders;

(v) amend this Section 9.1(a) or, subject to the terms of this Agreement, reduce the percentage set forth in the definition of “Required Lenders”, or any provision providing for consent or other action by all Lenders;

(vi) (A) release all or substantially all of the Collateral or release Guarantors from their Guarantees if the effect would be to release all or substantially all of the value of the Guarantee, except as otherwise may be provided in this Agreement or the other Loan Documents or (B) contractually subordinate any of the Agent’s Liens in and to the Collateral, except to the extent permitted by the terms hereof or subordinate the payment of any Obligations (other than, in each case, pursuant to the terms of the ABL Intercreditor Agreement or any other intercreditor agreement in form and substance reasonably satisfactory to the Agent and the Borrowers); or

(vii) impose modification or restrictions on assignments and participation that are more restrictive that, or in addition to, those set forth in Section 9.8,

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v), (vi) and (vii).

(b) In addition to the requirements of Section 9.1(a), no amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Required Lenders or all Lenders directly adversely affected thereby, as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly adversely affected thereby, as the case may be), affect the rights or duties of the Agent under this Agreement or any other Loan Document.

(c) [Reserved].

(d) This Agreement (including provisions regarding pro rata payments or sharing of payments) may be amended with the written consent of the Borrowers and the Required Lenders to the extent necessary to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (ii) include appropriately the Lenders holding such credit facilities described in the foregoing clause (i) in any determination of the Required Lenders, and (iii) modify provisions regarding pro rata payments or sharing of payments (and allow for non-pro rata distributions), in each case, in connection with loan buy-back or similar programs not otherwise contemplated hereby. The Fee Letter may be amended, modified, supplemented or changed, or the rights or privileges thereunder waived, in a writing executed by the parties thereto. For the avoidance of doubt, this Section 9.1(d) shall supersede any provision of Section 9.1 to the contrary.

(e) Notwithstanding anything to the contrary contained in this Section 9.1, (i) the Borrowers may amend Schedule 3.19 upon notice to the Agent, (ii) the Agent may amend Schedule 1.1(a) to reflect Incremental Facilities and Sales entered into pursuant to Section 9.9, and (iii) the Agent and the Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties, (3) add one or more Incremental Facilities to this Agreement pursuant to Section 1.1(b) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (4) pursuant to Section 1.12. For the avoidance of doubt, this Section 9.1(e) shall supersede any provision of Section 9.1 to the contrary.

(f) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders holding Loans with a like maturity date, on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date or decrease any scheduled amortization of each such Lender’s Loans, and, subject to the terms hereof, otherwise modify the terms of such Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate and/or fees payable in respect of such Loans) (each, an “Extension”; and each group of Loans, in each case as so extended, as well as the original Loans (in each case not so extended), being a separate “tranche”), so long as the following terms are satisfied:

(viii) [reserved];

(ix) [reserved];

(x) except as to interest rates, fees (including, without limitation, upfront fees), funding discounts, prepayment premium, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrowers and set forth in the relevant Extension Offer, subject to acceptance by the Extended Lenders), the Loans of any Lender that agrees to an Extension with respect to such Loans owed to it (an “Extended Lender”) extended pursuant to any Extension (“Extended Loans”) shall have the same terms as the tranche of Loans subject to such Extension Offer (except for covenants applicable only to periods after the then applicable maturity date with respect to such tranche of Loans);

(xi) the final maturity date of any Extended Loans shall be no earlier than the latest maturity date of the Loans extended thereby;

(xii) the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the Weighted Average Life to Maturity of the Loans extended thereby;

(xiii) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) with non-extending tranches of Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer;

(xiv) if the aggregate principal amount of Loans (calculated on the outstanding principal amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrowers pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Lenders have accepted such Extension Offer; and

(xv) any applicable Minimum Extension Condition shall have been satisfied unless waived by the Borrowers.

With respect to all Extensions consummated by the Borrowers pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 1.7 or 1.8 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrowers may at their election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and which may be waived by the Borrowers) of Loans of any or all applicable tranches be tendered (a “Minimum Extension Condition”). The Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

No consent of any Lender shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans (or a portion thereof), which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Loans and all obligations in respect thereof shall be Obligations and Secured Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Secured Obligations. The Lenders hereby irrevocably authorize the Agent to enter into amendments to this Agreement and the other Loan Documents (including, without limitation, modifications to provisions regarding pro rata payments or sharing of payments (provided that in no event shall any such modification entered into by the Agent pursuant to the foregoing authorization cause or enable any such Extension to rank senior to, or receive or share in payments on a more favorable basis than pro rata with respect to, the other Loans hereunder except for such differences in rank or right to receive or share in payments among the existing Loans that are already contained or set forth in the Loan Documents, if any, prior to the effectiveness of such Extension)) with the Borrowers (on behalf of all Credit Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. Without limiting the foregoing, in connection with any Extensions, the applicable Credit Parties shall (at their expense) amend (and the Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date referenced therein is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Agent). The Agent shall promptly notify each Lender of the effectiveness of each such amendment. In connection with any Extension, the Borrowers shall provide the Agent at least five Business Days’ (or such shorter period as may be agreed by the Agent in its sole discretion) prior written notice thereof (which such notice the Agent shall promptly forward to the Lenders; provided that the Agent’s delivery to the Lenders thereof shall not constitute a condition to or requirement for the effectiveness of any such Extension or be included in the determination of such five Business Day period), and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Agent and the Borrowers, in each case acting reasonably to accomplish the purposes of this Section 9.1(f).

This Section 9.1(f) shall supersede any provisions of this Section 9.1 or Section 9.11 to the contrary.

(g) No Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Permitted Refinancing Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the ABL Intercreditor Agreement, such Pari Passu Intercreditor Agreement, such Permitted Refinancing Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders), or (ii) that is expressly contemplated by this Agreement, the ABL Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Permitted Refinancing Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent.

(h) Notwithstanding anything to the contrary contained in this Section 9.1, during or in connection with the primary syndication of the Initial Loan, the Agent and the Borrowers shall be permitted to amend or otherwise modify any provision of the Loan Documents in any manner not, when taken as a whole, adverse to the interests of the Lenders when compared to this Agreement as in effect on Closing Date, and such amendment shall become effective without any further action or consent of any other Person.

9.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and, as applicable, (i) addressed to the address as set forth on Schedule 9.2, (ii) posted to any E-System approved by or set up by or at the direction of the Agent or (iii) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers and the Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrowers and the Agent. Transmissions made by electronic mail or E-Fax to the Agent or any Credit Party shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of the Agent or such Credit Parties, as the case may be, applicable at the time and previously communicated to the Borrowers or the Agent, as applicable, and (z) if receipt of such transmission is acknowledged by the Agent or such Credit Party, as the case may be.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, three Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System and (vi) if given by electronic mail or E-Fax, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by a “return request” function or other written acknowledgment); provided, however, that no communications to the Agent pursuant to Article I shall be effective until received by the Agent.

(c) Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 9.2(a), each of the Agent, the Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the Electronic Signatures in Global and

National Commerce Act, the New York State Electronic Signatures and Record Act, or any state laws based upon the Uniform Electronic Transactions Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and as otherwise agreed in writing by the Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENT, ANY LENDER OR ANY CREDIT PARTY OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE AGENT, ANY LENDER OR (WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE LOAN DOCUMENTS) ANY CREDIT PARTY OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. NO WARRANTY OF ANY KIND IS MADE BY ANY CREDIT PARTY OR ANY OF THEIR RELATED PERSONS IN RESPECT OF ANY E-SYSTEMS MAINTAINED BY AGENT OR ANY OTHER SECURED PARTY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that none of the Agent, any Secured Party nor any Credit Party has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Agent or Required Lenders, shall be at the expense of such Credit Party (unless otherwise specified hereunder), and neither the Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Restricted Subsidiary of any Credit Party therefor, except as expressly provided in any Loan Document. In addition, the Borrowers jointly and severally agree to pay or reimburse within 30 days following written demand therefor together with a customary invoice supporting such reimbursement (a) each of the Agent, its Related Persons and the Joint Lead Arrangers and Joint Bookrunners for all reasonable and documented out-of-pocket costs and expenses incurred by such Person, in connection with the syndication, preparation, negotiation, execution, or administration of, any amendment, modification or waiver of any term of or termination of, any Loan Document, any commitment letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of the Agent (provided that reimbursement for Attorney Costs shall be limited to those of one counsel to the Agent and its Affiliates in each relevant jurisdiction, taken as a whole) (and, if reasonably necessary, one local counsel to the Agent and its Affiliates, taken as a whole, in any relevant jurisdiction), (b) [reserved], (c) each of the Agent, its Related Persons and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Secured Obligation, with respect to the Collateral or any other related right or remedy, including documentary taxes, or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Loan Document or any Secured Obligation or the funding of any distribution on the Closing Date or any other Transaction (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto), including Attorney Costs; provided that in the case of clause (c), reimbursements for Attorney Costs shall be limited to those of one counsel to the Agent and its Related Persons, taken as a whole (and, if reasonably necessary, one local counsel to the Agent and its Related Persons in each relevant jurisdiction, taken as a whole, in any relevant jurisdiction). The Agent agrees to endeavor to provide telephonic or email updates as to the estimated accrued amount of expenses from time to time at the Borrowers’ reasonable request. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrowers to such Indemnitee for fees, expenses or damages to the extent that there is a final judicial determination that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof (provided that the Agent shall not be responsible for any reimbursement of any such amounts to the extent such amounts were received by the Agent on behalf of another Indemnitee and paid by the Agent to such other Indemnitee).

9.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend the Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (but limited, in the case of Attorney Costs, to those of one counsel to all Indemnitees, taken as a whole, and solely in the case of an actual or perceived conflict of interest among the Indemnitees, one additional counsel for such conflicted Indemnitees, taken as a whole, (and, if reasonably necessary, one local counsel to the Indemnitees, taken as a whole, in each appropriate jurisdiction and one special counsel in each relevant specialty, as appropriate, in each case for all Indemnitees, taken as a whole, and, solely in the case of an actual or perceived conflict of interest among the Indemnitees, one additional local counsel for such conflicted Indemnitees, taken as a whole, in any such relevant jurisdiction and one additional special counsel, as applicable, to each group of similarly situated Indemnitees) (i) any Loan Document any Secured Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Credit Party, including, but not limited to any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, in each case, related to the management or administration of or used in connection with any of the foregoing or (ii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including Attorney Costs in any case, but subject to the limitations set forth above), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise in each case related to the Loan Documents (collectively, the “Indemnified Matters”) whether or not, in each case, the Indemnitee is a party; provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter or any expenses, and no Indemnitee shall have any liability with respect to any Indemnified Matter or any expenses other than (to the extent otherwise liable), to the extent such liability (A) has resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (B) relates to any disputes solely among Indemnitees or any of their Related Persons or Affiliates or (C) any settlement of an Indemnified Matter entered into without the Borrowers’ consent (not to be unreasonably withheld or delayed). Furthermore, each of the Borrowers and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Affiliate or Related Person. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrowers to such Indemnitee for fees, expenses or damages to the extent that there is a final judicial determination that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee arising from, or otherwise involving, any Credit Party, any Property of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or the owner, lessee or operator of any Property of any Credit Party through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by the Agent or following the Agent or any Lender having become the successor-in-interest to any Credit Party and are attributable solely to acts of any Indemnitee, (ii) has resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (iii) relates to any disputes solely among Indemnitees or any of their Related Persons or Affiliates or (iv) relates to any settlement of an Indemnified Matter entered into without the Borrowers’ consent (not to be unreasonably withheld or delayed).

(c) This Section 9.6 and Section 9.5 shall not apply to Taxes, which shall be governed by Sections 10.1 and 10.3, other than any Taxes that represent Liabilities arising from any non-Tax claim.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Secured Obligation. To the extent that any Secured Party receives a payment from the Borrowers, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of set-off, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrowers may not assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

9.9 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by each Parent, each Borrower, the other Credit Parties signatory hereto and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, each Parent, each Borrower, the other Credit Parties party hereto (in each case except for Article VIII (other than Sections 8.9 and 8.10, in each case, to the extent providing or conferring a right or other benefit to the Borrowers or any of the other Credit Parties)), the Agent and each Lender receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9 and, with respect to any Lender or the Agent, this Section 9.9), none of Parents, the Borrowers, any Lender or the Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its Commitments and its rights and obligations hereunder (including all or a portion of its rights and obligations with respect to Loans) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender, (iii) subject to compliance with Section 9.9(g), an Affiliated Lender or (iv) any other Person; provided that (A) any Sale pursuant to this clause (iv) shall require the Borrowers’ consent so long as no Event of Default under Section 7.1(a), Section 7.1(f), or Section 7.1(g) has occurred and is continuing (which consent of the Borrower shall be deemed to have been given unless an objection is delivered to the Agent within 10 Business Days after notice of a proposed Sale is delivered to the Borrower), (B) the Borrower’s consent shall in all cases be required (and may be withheld in the Borrowers’ discretion notwithstanding the foregoing) with respect to a Sale pursuant to this clause (iv) to a Disqualified Lender and (B) Agent shall provide to the Borrowers notice of any Sale pursuant to this clause (iv); provided, however, that (A) such Sales shall not be required to be ratable between each Loan but must be ratable among the obligations owing to and owed by such Lender with respect to the Loan, (B) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrowers and the Agent, (C) such Sales shall be effective only upon the acknowledgment in writing of such Sale by the Agent and (D) interest accrued prior to and through the date of any such Sale may not be assigned. Subject to Section 1.7(d), the Agent’s refusal to accept a Sale to, or the imposition of additional conditions or limitations (including limitations on voting) upon Sales to an Affiliate of a Credit Party (other than an Affiliated Lender in accordance with Section 9.9(g)), a holder of Junior Indebtedness or ABL Obligations or an Affiliate of such a holder (in each case other than a Credit Party or Affiliated Lender in accordance with Section 9.9(g)), shall not be deemed to be unreasonable. For the avoidance of doubt, Assignments to Affiliated Lenders are subject to the provisions of Section 9.9(g).

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e), (f) or (h) below) shall execute and deliver to the Agent an Assignment via an electronic settlement system designated by the Agent (or, if previously agreed with the Agent, via a manual execution and delivery of the

Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Agent), any Tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to the Agent, unless waived or reduced by the Agent. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 9.9(b), upon the Agent (and the Borrowers, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by the Agent in the Register pursuant to Section 1.4(b) (for purposes of clarification, including but not limited to the prior receipt of acceptances to assignment required pursuant to Section 9.9(b)), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to the Agent and at its own cost, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Agent or the Borrowers, sell participations to one or more Persons (other than Disqualified Lenders) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that each such participant and SPV shall be entitled to the benefit of Article X (subject to the requirements and limitations therein), but, with respect to Section 10.1, only to the extent such participant or SPV timely delivers the Tax forms such Lender is required to collect pursuant to Section 10.1(h) and then only to the extent of any amount in respect of the interest subject to such grant or participation to which such Lender would be entitled in the absence of any such grant or participation, except to the extent such entitlement to receive a greater payment under Section 10.1 results from a Change in Law that occurs after the participant acquired the applicable participation; provided, however that in no case shall an SPV or a participant have the right to enforce any of the terms of any Loan Document, and the Borrowers shall not, at any time, be obligated to make any payment to a participant in excess of the amount that the Borrowers would have been obligated to pay to such Lender had such participation not been sold, except to the extent such payment results from a Change in Law that occurs after the participant acquired the applicable participation, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (vi) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and releases of Guarantees or Collateral. No party hereto shall institute (and the Borrowers and each Parent shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the Payment in Full of the Obligations. Each Lender selling a participation or granting an option to an SPV shall keep, as a non-fiduciary agent of the Borrowers solely for Tax purposes, a register of such participation or option (the “Participant Register”) specifying such participant’s or SPV’s name and address and entitlement to payments of principal and interest, and terms of its participation in a manner similar to Section 1.4(b); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or SPV or any information relating to a participant’s or SPV’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document)

to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f. 103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. This section shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Agent shall have no responsibility for maintaining any Participant Register. Any participation made or SPV option granted to any Person in violation of this Section 9.9(f) shall be void ab initio.

(g) Affiliated Lenders.

(i) In addition to the other rights provided in this Section 9.9, each Lender may assign all or a portion of any one or more of its Loans to any Person who, after giving effect to such assignment, would be an Affiliated Lender (without the consent of any Person but subject to acknowledgment by the Agent (which acknowledgment shall be provided promptly after request therefor)); provided that:

(A) [reserved];

(B) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans or Incremental Loans shall execute and deliver to the Agent an assignment agreement substantially in the form of Exhibit 9.9(g)(i)(B) hereto (an “Affiliated Lender Assignment and Assumption”);

(C) [reserved]; and

(D) immediately after giving effect to such assignment, (1) the aggregate principal amount of all outstanding Loans held by all Affiliated Lenders (other than Sponsor Fund Affiliates) shall not exceed 25% of the aggregate principal amount of all Loans then outstanding under this Agreement, (2) with respect to an assignment to a Sponsor Fund Affiliate, the aggregate principal amount of all Loans which may be assigned to Sponsor Fund Affiliates shall in no event exceed, as calculated at the time of the consummation of any aforementioned assignments, 49.9% of the aggregate amount of the Loans then outstanding and (3) for any calculation of Required Lenders, the Loans of Sponsor Fund Affiliates may not, in the aggregate, account for more than 49.9% of the Loans in determining whether the Required Lenders have consented to any amendment or waiver.

(ii) Notwithstanding anything to the contrary in this Agreement, Affiliated Lenders may be excluded from meetings solely among Lenders and shall not receive, or be entitled to receive, any information developed by, or on behalf of, the Agent or any Lender that is provided solely to Lenders (and their auditors, advisors and attorneys) by the Agent or any Lender.

(iii) Notwithstanding anything in Section 9.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be disregarded for purposes of calculating Required Lenders, including both the amount approving the action and the total amount of the Loans; provided that, without the consent of an Affiliated Lender, no amendment, modification, waiver, consent or other action shall (1) increase any Commitment of such Affiliated Lender, (2) extend the due date for any scheduled installment of principal (including at maturity) of any Loan held by such Affiliated Lender, (3) extend the due date for interest under the Loan Documents owed to such Affiliated Lender, (4) reduce any amount owing to such Affiliated Lender under any Loan Document, (5) amend or waive any provision of any Loan Document regarding pro rata payments or sharing of payments, in each case, in a manner adverse to such Affiliated Lender, or (6) affect an Affiliated Lender disproportionately and adversely in relation to all other Lenders holding the applicable Loan who are not Affiliated Lenders.

(iv) Each Affiliated Lender, solely in its capacity as a holder of any Loans, hereby agrees that, if any Credit Party shall be subject to any Insolvency Proceeding, such Affiliated Lender shall not (A) vote in opposition to a plan of reorganization (pursuant to 11 U.S.C. §1126) of such Credit Party that is approved by the Lenders (exclusive of all Affiliated Lenders) holding a majority of the outstanding principal amount of the Loans (exclusive of Loans held by Affiliated Lenders) hereunder, unless such plan of reorganization proposes to treat the Obligations or claims held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of the Obligations or claims held by Lenders that are not Affiliated Lenders or (B) vote in favor of any such plan of reorganization of such Credit Party that has not been approved by Lenders (exclusive of all Affiliated Lenders) holding a majority of the outstanding principal amount of the Loans (exclusive of Loans held by Affiliated Lenders) hereunder.

(v) No Affiliated Lender shall be required to make any representations that Parents, the Borrowers and such Subsidiary are not in possession of any information regarding Parents, the Borrowers, their respective Subsidiaries or Affiliates, or their assets in connection with any assignment and assumption or any of the transactions contemplated thereby that has not previously been disclosed to the Agent and private siders.

(h) In addition to the other rights provided in this Section 9.9, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Loans owing to it to Parents, the Borrowers or any of their Subsidiaries on a non-pro rata basis, subject to the following limitations:

(i) (A) no Default or Event of Default has occurred and is then continuing, or would immediately result therefrom and (B) none of Parents, the Borrowers or their Subsidiaries shall use the proceeds of any ABL Loans to acquire such Loans;

(ii) Parents, the Borrowers or any of the Borrower’ Subsidiaries shall repurchase such Loans through either (x) conducting one or more modified Dutch auctions or other buy-back offer processes, including pursuant to Section 1.7(d) hereof (each, an “Offer Process”) with a third party financial institution as auction agent to repurchase all or any portion of the applicable Class of Loans; provided that (A) notice of such Offer Process shall be made to all Loan Lenders and (B) such Offer Process is conducted pursuant to procedures mutually established by the Agent and Borrower which are consistent with Section 1.7(d) and Section 9.9(h) or (y) open market purchases on a non-pro rata basis, and in each case such repurchase shall be permitted under Section 5.4 and Section 5.11;

(iii) with respect to all repurchases made by Parents, the Borrowers or any of the Borrowers’ Subsidiaries pursuant to this Section 9.9(h), (A) none of Parents, the Borrowers or any of their respective Subsidiaries shall be required to make any representations that Parents, the Borrowers or such Subsidiary is not in possession of any information regarding Parents, the Borrowers or their Subsidiaries or Affiliates, or their assets, Borrowers’ ability to perform their Obligations or any other matter that may be material to a decision by any Lender to participate in any offer or enter into any assignment and assumption or any of the transactions contemplated thereby that has not previously been disclosed to the Agent and private siders, (B) such repurchases shall be in compliance with the terms hereof, (C) no Default or Event of Default shall have occurred and be continuing or would immediately thereafter result from such repurchase, (D) Parents, the Borrowers and their Subsidiaries shall not use the proceeds of any ABL Loans to acquire such Loans, (E) the assigning Lender and Parents, the Borrowers or such Subsidiary, as applicable, shall execute and deliver to the Agent an assignment and assumption in form and substance reasonably satisfactory to the Agent, and (F) all parties to the relevant repurchases shall render customary “big-boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the assignment and assumption; and

(iv) following repurchase by Parents, the Borrowers or such Subsidiary pursuant to this Section, the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Parents, the Borrowers or any of their Subsidiaries), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document and the Borrowers shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such repurchase (without limiting the foregoing, in all events, such Loans may not be resold or otherwise assigned, or subject to any participation, or otherwise transferred by Parents, the Borrowers or any of their Subsidiaries). In connection with any Loans repurchased and cancelled pursuant to this Section 9.9(h)(iv), the Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. The Agent and each Lender each acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b) Confidential Information. The Agent and each Lender each shall treat confidentially all information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrowers’ consent, (ii) to Related Persons of such Lender or the Agent, as the case may be, on a “need to know” basis solely in connection with this Agreement or the other Loan Documents and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and the Agent and such Lender each agrees to remain liable for their breach thereof), (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender or the Agent or to any of their Related Persons, as the case may be, on a non-confidential basis from a source other than any Credit Party and not in violation of any confidentiality agreement or obligation owed to any Credit Party or its respective Affiliates, (iv) to the extent disclosure is required by applicable Requirements of Law in any legal process or requested or demanded by any Governmental Authority having jurisdiction over the Agent or such Lender, in each such case under this clause (iv), such Person shall promptly notify the Borrowers in advance of such disclosure, to the extent permitted by applicable Requirements of Law and use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (v) upon the request or demand of any regulatory authority having jurisdiction over the Agent, any Lender or any other Secured Party or their respective Affiliates (in which case (y) other than in connection with a routine audit or examination by bank accountants or the Small Business Administration, such Person shall promptly notify the Borrowers, in advance, to the extent permitted by Requirements of Law and (z) in all instances, such Person shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (vi) subject to the prior review and written consent of the Borrowers, to the extent necessary or customary for inclusion in league table measurements, (vii) to current or prospective Lenders, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Rate Contracts and their respective Related Persons for the purposes of evaluating the relevant transaction, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document (in which case such Person shall promptly notify the Borrowers in advance of such disclosure, to the extent permitted by applicable Requirements of Law) and (x) on a confidential basis to (1) any rating agency in connection with rating Parents, the Borrowers or any Restricted Subsidiary or the Loans or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities or market data collectors, similar services, providers to the lending industry and service providers to the Agent in connection with the administration and management of this Agreement and the Loan Documents; provided, however, that, notwithstanding the foregoing, in no event shall disclosure of such information referred to above be made to any Disqualified Lender (provided that the list of Disqualified Lenders has been made available to such party). In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern. Notwithstanding anything to the contrary set forth in the foregoing, the Fee Letter may not be disclosed to Lenders without the prior written consent of the Borrowers and the Joint Lead Arrangers and Joint Bookrunners. Notwithstanding anything to the contrary herein, the Agent shall not be responsible for compliance with this Section 9.10(b) by any Lender or any of its Related Persons.

(c) Tombstones. Neither the Agent nor any Lender shall, and neither the Agent nor any Lender shall permit any of its Affiliates to, publish any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) referring to any Credit Party or of any of their respective Affiliates, the Loan Documents or any transaction contemplated therein to which a Credit Party is party without the prior written consent of the Borrowers except (x) to the extent required to do so under applicable Requirements of Law and then, only after consulting with the Borrowers (if legally permitted to do so) and (y) customary press releases in connection with the closing of the Transactions, which press releases shall be provided in draft form to the Borrowers for review, comment and approval (such approval not to be unreasonably withheld or delayed) prior to the publication thereof.

(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to the Agent or of any of its Affiliates, without the prior written consent of the Agent except (x) to the extent required to do so under applicable Requirements of Law and then, only after consulting with the Agent (if legally permitted to do so) and (y) customary press releases in connection with the closing of the Transactions, which press releases shall be provided in draft form to the Agent for review, comment and approval prior to the publication thereof (such approval not to be unreasonably withheld or delayed).

(e) Distribution of Materials to Lenders. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be, but is not required to be, disseminated by, or on behalf of, the Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System (subject to recipients’ agreements to be bound by the foregoing confidentiality undertakings via “click-through” agreements) (the “Platform”). The Credit Parties authorize the Agent to download copies of their logos from its website and post copies thereof on an E-System. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications (as defined below). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to any Parent, any Borrower, any other Credit Party, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Credit Party provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section 9.10(e), including through the Platform.

(f) Material Non-Public Information. The Credit Parties hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI with respect to any of the Credit Parties or any of their Affiliates or their securities) (each, a “Public Lender”). Each of Credit Parties agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean: that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, each of Credit Parties shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material information with respect to any Credit Party or any of their Affiliates or securities for purposes of United States Federal and state securities laws other than information that is of a type that would be publicly available if any Parent or Borrower were a public reporting company; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrowers notify the Agent promptly that any such document contains material information of a type that would not be publicly available if any Parent or Borrower were a public reporting company: (A) the Loan Documents and (B) notification of changes in the terms of the Loans, (C) the financial statements referred to in Sections 4.1(a) and 4.1(b) and 4.2(a) and (D) the Compliance Certificate. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to the Credit Parties or any of their Affiliates or securities for purposes of United States Federal or state securities laws.

9.11 Set-off; Sharing of Payments.

(a) Right of Set-off. Each of the Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law (but in the case of each Lender and each Affiliate, after obtaining the prior written consent of the Agent), to set off and apply any and all deposits (whether general or special, time or demand, provisional or final, but not including Excluded Accounts) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party then due and owing. No Lender shall exercise any such right of set-off without the prior consent of the Agent or Required Lenders. Each of the Agent and each Lender agrees promptly to notify the Borrowers and the Agent after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of set-off) that the Agent, the Lenders, their respective Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, etc. Except as otherwise provided herein, including pursuant to discounted purchases of open market purchases or otherwise, if any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any principal or interest Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of set-off or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X or otherwise in accordance with the express terms of this Agreement and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. Notwithstanding anything to the contrary set forth in the foregoing or in any other Loan Document, in the event any payment to an Affiliated Lender is invalidated, avoided, declared to be fraudulent or preferential, set aside or otherwise required to be transferred to a trustee, receiver, Credit Party or estate of a Credit Party in connection with an Insolvency Proceeding solely as a result of such Affiliated Lender being an Affiliate of a Credit Party, such Affiliated Lender shall have no right, in respect of such payment, of contribution or payment (including by way of participation) from any Lender or the Agents under this Section 9.11(b) or any other term or provision of any Loan Document providing for the pro rata treatment of Lenders.

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, the Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders (or any of them) or the Agent merely because of the Agent’s or the Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims based in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower, each other Credit Party and each other party hereto hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of any party to commence any proceeding in any court of any other jurisdiction to the extent such party determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each of the parties hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such party specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any party hereto in any other jurisdiction.

9.19 Waiver of Jury Trial. EACH OF THE PARTIES HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) In no event shall any Indemnitee or any Credit Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings); provided that nothing contained in this sentence shall limit the Credit Parties’ indemnification obligations as set forth in Section 9.6 to the extent damages are included in any third party claim in connection with which an Indemnitee is entitled to indemnification under the Loan Documents.

(c) Each party hereto hereby waives, releases and agrees (and shall cause each of its Related Persons to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Section 9.5 (Costs and Expenses), Section 9.6 (Indemnity), Section 9.31 (Revival and Reinstatement of Obligations), Section 9.32 (Suvival of Representations and Warranties, etc.), and Article VIII (Agent) and Article X (Taxes, Yield Protection and Illegality), (ii) the obligation of each Credit Party and each Lender with respect to each indemnity given by it in any Loan Document, and each other term, provision, or section of this Agreement or any other Loan Document which states as much, and (iii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive Payment in Full and any release or termination relating to this Agreement, the other Loan Documents, or the credit facility established hereunder or thereunder and (y) with respect to clauses (i) and (ii) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22 Replacement of Lender. After: (i) receipt by the Borrowers of written notice and demand from any Lender (an “Affected Lender”) for any payment provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto (provided, in the event such non-consenting Lender is the Agent or an Affiliate of the Agent, the Borrowers shall have given five Business Days prior written notice to the Agent of the Borrowers’ intention to remove the Agent or such Affiliate pursuant to this Section 9.22; provided, further, that the Agent shall have the right, notwithstanding anything to the contrary set forth in Section 8.9, to resign as the Agent hereunder effective upon the consummation of the replacement of such Lender pursuant to this Section 9.22), the Borrowers may, at their option, notify the Agent and such Affected Lender (or such non-consenting Lender) of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (the “Replacement Lender”) for such Affected Lender (or such non-consenting Lender). In the event the Borrowers obtain a Replacement Lender, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans to such Replacement Lender, at par; provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment and, in the case of such a non-consenting Lender that is being replaced as a result of such Lender’s failure to consent to a requested amendment, waiver or modification to this Agreement to permit a Repricing Event, such non-consenting Lender has been paid any applicable prepayment premium that would be due to it under Section 1.9(b) in connection with such Repricing Event if such non-consenting Lender had not been so replaced. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by each Borrower, the Replacement Lender and the Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such replaced Lender to indemnification hereunder shall survive. Notwithstanding anything to the contrary in this Section 9.22, the Borrowers shall be permitted to purchase and immediately cancel a non-consenting Lender’s Loans, at par, with proceeds of Incremental Loans or an equity contribution to the Borrowers; provided that the Borrowers have reimbursed such non-consenting Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and, in the case of such a non-consenting Lender that is being replaced as a result of such Lender’s failure to consent to a requested amendment, waiver or modification to this Agreement to permit a Repricing Event, such non-consenting Lender has been paid any applicable prepayment premium that would be due to it under Section 1.9(b) in connection with such Repricing Event if such non-consenting Lender had not been so replaced.

9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

9.24 Creditor-Debtor Relationship. In connection with all aspects of each transaction contemplated by any Loan Document, Credit Parties acknowledge and agree that (a) (i) the credit facility evidenced by this Agreement and any related arranging or other services by the Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Credit Parties and such Persons; (ii) Credit Parties have consulted their own legal, accounting, regulatory, and tax advisors to the extent they have deemed appropriate; and (iii) Credit Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks, and conditions of the transactions contemplated by this Agreement and the other Loan Documents; (b) each of the Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent, or fiduciary of, to, or for any Credit Party or any of their Affiliates or any other Person and has no obligation with respect to the transactions contemplated by this Agreement and the other Loan Documents except as expressly set forth herein or therein; and (c) the Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from the Credit Parties and their Affiliates and have no obligation to disclose any of such interests to any Credit Party or any such Affiliate. To the fullest extent permitted by all Requirements of Law, each Credit Party hereby waives and releases any claims that it may have against the Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement or any other Loan Document.

9.25 ABL Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the ABL Intercreditor Agreement, (b) consents to the terms of the ABL Intercreditor Agreement, (c) agrees that it will be bound by the provisions of the ABL Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (d) authorizes and instructs the Agent to enter into the ABL Intercreditor Agreement as Collateral Agent and on behalf of such Lender, and any documents relating thereto and (e) agrees that no Lender shall have any right of action whatsoever against the Agent as a result of any action taken by the Agent pursuant to this Section or the ABL Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs the Agent (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the ABL Intercreditor Agreement and this Agreement and (ii) to enter into such amendments, supplements or other modifications to the ABL Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Obligations and any Indebtedness incurred under the ABL Documents as are reasonably acceptable to the Agent to give effect thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by and on behalf of such Lender.

9.26 Collateral and Guarantee Requirements. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, (a) the Collateral will exclude (i) any fee-owned real property with a fair market value of less than $2,500,000 (as determined in good faith by the Borrowers on the date of acquisition) and all leasehold, sub-leasehold and other similar interests in real property (with no requirement to obtain leasehold mortgages, landlord waivers, consents, estoppels, or collateral access letters; provided, however, that in the event any actions are taken to create and/or perfect security interests in such assets or property for the benefit of the secured parties under any ABL Facility with respect to Collateral Access Agreements, such actions shall also be taken to perfect such security interests for the benefit of the Secured Parties under the Loan Documents), (ii) pledges and security interests currently prohibited by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority or third party, unless such consent has been obtained) (to the extent such law, rule or regulation is effective under applicable anti-assignment provisions of the UCC), other than proceeds and receivables thereof, (iii) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement, in each case, other than with respect to a purchase money security interest or similar arrangement, in existence on the Closing Date or upon the Acquisition of the relevant Subsidiary party thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrowers or a Guarantor) or otherwise require consent thereunder, unless such consent has been obtained after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, and other than proceeds and receivables thereof, (iv) any governmental licenses or state or local franchises, charters and authorizations to the extent creation of a security interest thereon is prohibited or restricted thereby (after giving effect to the applicable anti-assignment provision of the UCC) (but not proceeds of the foregoing), for so long as the applicable franchise, charter, or authorization prohibits the creation of a security interest therein, (v) any intent-to-use Trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, but solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use trademark application under applicable federal law (provided that upon filing with, and acceptance by, the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1051(c) or a statement of use under 15 U.S.C. Section 1051(d) (or any successor provisions), such intent-to-use trademark application shall be considered Collateral), (vi) those assets as to which the Agent and the Borrowers reasonably agree (1) a security interest over which would reasonably be expected to result in material adverse Tax consequences or (2) that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (vii) any assets owned by any Foreign Subsidiary or Disregarded Domestic Subsidiary, (viii) interests in joint ventures and non-Wholly Owned Subsidiaries which cannot be pledged without the consent of unaffiliated third parties (other than the Borrowers or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (ix) except to the extent a security interest therein can be perfected by a UCC filing or to the extent included in the collateral for, or otherwise required to be perfected pursuant to or in connection with, any ABL Facility, Cash and Cash Equivalents, deposit and securities accounts (including securities entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (other than intercompany notes, equity interests in the Borrowers and their Subsidiaries required to be pledged under any Loan

Document (or, if applicable, uncertificated security control agreements), instruments and tangible chattel paper) and (x) any non-U.S. assets or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property owned or registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required) (provided that the foregoing shall not operate to exclude any such asset to the extent that such asset is otherwise included in the definition of Collateral and a security interest in such asset may be created and perfected under the laws of the State of New York (or any other applicable state of the United States) for the purposes of determinations under such laws by the filing of a UCC financing statement (it being understood that there will be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction)) (collectively, the “Excluded Assets”; provided, however, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets under the definition thereof)), and (b) no perfection actions shall be required with respect to (i) motor vehicles and other assets subject to certificates of title with a value of less than $1,000,000 individually and (ii) letter of credit rights (other than those that constitute supporting obligations as to included Collateral and/or to the extent that perfection can be accomplished through the filing of a UCC financing statement) with a value of less than $2,000,000 and commercial tort claims with a value of less than $2,000,000.

9.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.28 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with the normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from them to the Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or the relevant Lender of any sum adjudged to be so due in the Judgment Currency, the Agent or the relevant Lender may in accordance with the normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or such Lender from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to jointly and severally indemnify the Agent, or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or such Lender in such currency, the Agent or such Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

9.29 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans or the Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Agent or the Joint Lead Arrangers or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Agent or the Joint Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Agent and each of the Joint Lead Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.30 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. Amounts payable hereunder by the Agent or any Lender, on the one hand, to any other of such Persons, on the other hand, shall be separate and independent debts and obligations, and claims by one of such Persons against any other of such Persons may proceed between such Persons without requiring the joinder of the Agent or any Lender as an additional party. Nothing in this Agreement and no action of the Agent or Lenders pursuant to the Loan Documents shall cause the Agent and the Lenders, or any of them, to be deemed a partnership, association, joint venture, or any other kind of entity with each other or with any Credit Party, or to have any Control of each other or any Credit Party.

9.31 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by or on behalf of any Credit Party or the transfer to the Agent or any Lender of any Property (including through set-off) should for any reason subsequently be declared to be void or voidable under any Debtor Relief Law, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of Property (collectively, a “Voidable Transfer”), and if the Agent or any Lender, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that such Persons, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of such Persons related thereto, the liability of all affected Credit Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

9.32 Survival of Representations and Warranties, etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

ARTICLE X

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as otherwise required by any Requirement of Law, each payment by or on account of any obligation of any Credit Party under any Loan Document shall be made free and clear of, and without deduction for, any Taxes.

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any payment by or on account of any obligation of any Credit Party under any Loan Document (i) if such Taxes are Indemnified Taxes, the amount payable by the applicable Credit Party shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any amounts payable under this Section 10.1), the applicable Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party or the applicable withholding agent shall make such deductions and (iii) the relevant Credit Party or the applicable withholding agent shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law.

(c) In addition, the Credit Parties shall pay, and authorize the Agent to pay in their name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or any transaction contemplated therein, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.22) (collectively, “Other Taxes”).

(d) Without duplication of any amounts paid pursuant to Section 10.1(b) or (c), the Credit Parties shall reimburse and jointly and severally indemnify, within 30 days after receipt of written demand therefor (with copy to the Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed on or attributable to amounts payable under this Section 10.1) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrowers with copy to the Agent, shall be conclusive, binding and final for all purposes, absent demonstrable error.

(e) Each Secured Party (other than the Agent) shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Secured Party (but only to the extent that the Credit Parties have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Secured Party’s failure to comply with the provisions of Section 9.9(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Secured Party, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Secured Party by the Agent shall be conclusive absent manifest error. Each Secured Party hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Secured Party under any Loan Document or otherwise payable by the Agent to the Secured Party from any other source against any amount due to the Agent under this paragraph (e).

(f) Within 30 days (or such longer period as may be agreed by the Agent in its sole discretion) after the date of any payment of Taxes (including, for the avoidance of doubt, Other Taxes) by any Credit Party pursuant to this Section 10.1, such Credit Party shall furnish to the Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Agent.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such a change or assignment would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. The Borrowers hereby agree to jointly and severally pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h) Each Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent (or, in the case of a participant or SPV, the relevant Lender), at the time or times prescribed by applicable laws and reasonably requested by the Borrowers or the Agent (or, in the case of a participant or SPV, the relevant Lender), such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers and the Agent or the relevant Lender, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to withholding Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Secured Party’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of all payments to be made to such Secured Party pursuant to the Loan Documents or otherwise to establish such Secured Party’s status for withholding Tax purposes in the applicable jurisdiction. In addition, any Secured Party, if reasonably requested by the Borrowers or the Agent (or, in the case of a participant or SPV, the relevant Lender), shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent (or, in the case of a participant or SPV, the relevant Lender) as will enable the Borrowers or the Agent (or, in the case of a participant or SPV, the relevant Lender) to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 10.1(h)(i), (h)(ii) and (h)(iv) below) shall not be required if in the Secured Party’s reasonable judgment such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party. Without limiting the generality of the foregoing:

(i) Each Non-U. S. Lender Party shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if reasonably requested by the Borrowers or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrowers (or, in the case of a participant or SPV, the relevant Lender), to the extent it is legally entitled to do so, with two duly executed originals of each of the following, as applicable (or promptly notify the Agent and the Borrowers (or, in the case of a participant or SPV, the relevant Lender) in writing of its legal inability to do so): (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty, if any) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Agent and the Borrowers that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from or reduction in United States withholding Tax with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrowers and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and the Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (h) and (D) from time to time if reasonably requested by the Borrowers or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrowers (or, in the case of a participant or SPV, the relevant Lender) with two duly executed originals of Form W-9 (certifying that such U.S. Lender Party is not subject to U.S. backup withholding Tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Agent shall collect from such participant or SPV the documents described in this clause (h) (including, without limitation, any documents described in the first three sentences of this clause (h)).

(iv) If a payment made to a Non-U.S. Lender Party or U.S. Lender Party under any Loan Document would be subject to withholding Tax imposed by FATCA if such Non-U.S. Lender Party or U.S. Lender Party were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Non-U.S. Lender Party or U.S. Lender Party shall deliver to the Agent and the Borrowers (or, in the case of a participant or SPV, the relevant Lender) at the time or times prescribed by law and at such time or times reasonably requested by the Agent or the Borrowers (or, in the case of a participant or SPV, the relevant Lender) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Agent or the Borrowers (or, in the case of a participant or SPV, the relevant Lender) as may be necessary for the Agent and the Borrowers (or, in the case of a participant or SPV, the relevant Lender) to comply with their obligations under FATCA and to determine that such Non-U.S. Lender Party or U.S. Lender Party has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Secured Party, Non-U.S. Lender Party and U.S. Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent (or, in the case of a participant or SPV, the relevant Lender) in writing of its legal inability to do so.

(i) If any Secured Party determines, in its sole discretion, that it has received a refund (whether in cash or in direct credit in lieu of a cash refund) of Taxes as to which it has been indemnified by the Credit Parties or with respect to which any Credit Party has paid additional amounts pursuant to this Section 10.1, it shall without unreasonable delay pay over such refund to the Credit Parties (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 10.1 giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Credit Parties, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 10.1(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(i), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 10.1(i) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Credit Parties or any other Person.

(j) Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

10.2 Illegality. If after the Closing Date any Lender shall reasonably determine that the introduction of any Requirement of Law, or any change in any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through the Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified the Agent and the Borrowers that the circumstances giving rise to such determination no longer exists. Upon receipt of such notice, the Borrowers may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall prepay in full, together with all interest thereon, or convert to Base Rate Loans, all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrowers may elect, by giving notice to such Lender through the Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to the Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or the Agent shall determine that, due to either (i) the introduction of, or any change in, or change in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the Closing Date, there shall be any increase in the cost to such Lender or the Agent of agreeing to make or making, funding or maintaining any Loans or any reduction in any amount received or receivable by such Lender or the Agent under any Loan Document, then the Borrowers shall be jointly and severally liable for, and shall from time to time, within 30 days of demand therefor by such Lender or the Agent (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or the Agent, additional amounts as are sufficient to compensate such Lender or the Agent for such increased costs; provided that the Borrowers shall not be required to compensate any Lender or the Agent pursuant to this Section 10.3(a) for any increased costs incurred more than 270 days prior to the date that such Lender or the Agent notifies the Borrowers, in writing of the increased costs and of such Lender’s or the Agent’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender (or its Lending Office) or any entity controlling the Lender with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within 30 days of demand of such Lender (with a copy to the Agent), the Borrowers shall jointly and severally pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrowers, in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) It is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all rules and regulations in connection therewith, all guidelines and directives in connection therewith and any compliance by a Lender with any request or directive relating thereto and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, for the purposes of this Agreement, be deemed to be adopted subsequent to the Closing Date other than any such rules, regulations, guidelines or directives with which the Lenders, as applicable, are required to comply as of the Closing Date.

(d) This Section 10.3 shall not apply to Taxes described in (b) through (d) of the definition of Excluded Taxes, Connection Income Taxes, Other Taxes or Taxes indemnifiable pursuant to Section 10.1(d).

10.4 Funding Losses. The Borrowers agrees to jointly and severally reimburse each Lender and to hold each Lender harmless from any actual loss or expense (excluding loss of profit) which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrowers have given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

(f) including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such

Lender shall have notified the Agent of any such expense within two Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates. If the Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, the Agent will forthwith give notice of such determination to the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrowers may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrowers do not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrowers, in the amount specified in the applicable notice submitted by the Borrowers, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6 Certificates of Lenders. Any Lender or the Agent claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrowers (in the case of a Lender, with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender or the Agent hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest or demonstrable error.

ARTICLE XI

[RESERVED]

ARTICLE XII

DEFINITIONS

12.1 Defined Terms. The following terms have the following meanings:

“ABL Agent” means the administrative agent and collateral agent under any ABL Credit Agreement, together with its successors and assigns in such capacities.

“ABL Credit Agreement” means the collective reference to any credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument, in each case, evidencing or governing the terms of any ABL Facility, in form and substance reasonably satisfactory to the Administrative Agent, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the ABL Intercreditor Agreement. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then extant.

“ABL Documents” means the ABL Credit Agreement and any other “Loan Documents” (or any comparable definition) under and as defined in such ABL Credit Agreement, each in form and substance reasonably satisfactory to the Administrative Agent, as each such document or agreement may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the ABL Intercreditor Agreement. Any reference to the ABL Loan Documents hereunder shall be deemed a reference to any ABL Loan Documents then extant.

“ABL Facility” means one or more customary asset based lending facilities, subject at all times to the ABL Intercreditor Agreement and otherwise permitted hereunder; provided that, at the time of incurrence (or, if earlier, effectiveness) of any such facility (including any incremental facilities and commitment increases), after giving effect to the incurrence of all amounts thereunder and under any other facilities (including incremental facilities and commitment increases) incurred or otherwise effective on or prior to such time (assuming for such purposes that the entire maximum amount under each such facility is fully funded and that all letters of credit have been fully drawn), the sum of all commitments, loans and other extensions of credit and letter of credit exposure under all ABL Facilities (assuming that the maximum amount thereunder is fully funded and that all letters of credit have been fully drawn) in the aggregate shall not exceed the lesser of (a) $70,000,000 and (b) an amount equal to the greater of (i) $45,000,000 and (ii) 67.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction); provided, however, that any such commitments, loans and other extensions of credit and letter of credit exposure under the ABL Facilities (assuming that the maximum amount is fully funded and that all letters of credit have been fully drawn) in excess of $45,000,000 shall reduce the Fixed Incremental Amount on a dollar-for-dollar basis.

“ABL Intercreditor Agreement” means that certain intercreditor agreement, dated as of the Closing Date, by and among the Agent, the ABL Agent party thereto and each other Person from time to time party thereto, and acknowledged and agreed to by the Credit Parties, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, or such other replacement intercreditor agreement in form and substance reasonably acceptable to the Agent governing the priority of the Liens on the Collateral securing the Obligations, on the one hand, and the ABL Obligations, on the other hand, and, among other things, providing that Liens on all or a portion of the assets constituting ABL Priority Collateral that secure the ABL Obligations are senior to the Liens on such Collateral that secure the Obligations, and that Liens on all or a portion of the assets constituting Term Loan Priority Collateral that secure the Obligations are senior to the Liens on such Collateral that secure the ABL Obligations, to be entered into in connection with any ABL Facility, between the Administrative Agent, the Collateral Agent and the ABL Agent and acknowledged by the Credit Parties, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“ABL Loans” means those extensions of credit made pursuant to the ABL Credit Agreement.

“ABL Obligations” has the meaning specified in the ABL Intercreditor Agreement (or any comparable definition).

“ABL Priority Collateral” has the meaning specified in the ABL Intercreditor Agreement.

“Acceptable Discount Price” has the meaning ascribed thereto in Section 1.7(d)(ii).

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties and their Restricted Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of any of the Credit Parties or any of their Restricted Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by any of the Credit Parties or any of their Restricted Subsidiaries, as stated on the respective invoice of any of the Credit Parties or any of their Restricted Subsidiaries, net of any credits, rebates or offsets owed to such customer.

“Acquired EBITDA” has the meaning ascribed thereto in the penultimate paragraph of the definition of Combined EBITDA.

“Acquired Entity or Business” has the meaning ascribed thereto in the penultimate paragraph of the definition of Combined EBITDA.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Credit Party, or (c) a merger or consolidation or any other combination with another Person.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in each case, is not an existing Lender and that agrees to provide any portion of any Incremental Facility pursuant to Section 1.1(b) or Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 1.12.

“Adjusted LIBOR” shall mean, with respect to each Interest Period, an interest rate per annum equal to the product of (i) the LIBOR in effect for such Interest Period and (ii) Statutory Reserves. Notwithstanding the foregoing, with respect to the Initial Loans, the Adjusted LIBOR shall not be less than 1.00% per annum.

“Administrative Agent” has the meaning ascribed thereto in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Lender” means, at any time, any Lender that is the Sponsor or an Affiliate (other than Parents, the Borrowers or any of their respective Subsidiaries, or a bona fide debt fund affiliate) of the Sponsor at such time.

“Affiliated Pari Passu Lender” means, at any time, any Lender of Permitted Pari Passu Secured Refinancing Debt that is the Sponsor or an Affiliate (other than Parents, the Borrowers or any of their respective Restricted Subsidiaries, or a bona fide debt fund affiliate) of the Sponsor at such time.

“Affected Lender” has the meaning ascribed thereto in Section 9.22.

“Affiliated Lender Assignment and Assumption” has the meaning ascribed thereto in Section 9.9(g)(i)(B).

“Agent” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitment” means, as to any Class, the combined Commitments of such Class of the Lenders, which shall initially be in the amount of $250,000,000.00, as such amount may be reduced from time to time pursuant to this Agreement or increased as a result of Incremental Commitments and Other Commitments.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement.

“Allied” has the meaning ascribed thereto in the preamble to this Agreement.

“Allied Parent” has the meaning ascribed thereto in the preamble to this Agreement.

“Allocable Amount” has the meaning ascribed thereto in Section 1.13(c)(ii).

“Anticipated Cure Deadline” has the meaning ascribed thereto in Section 6.3.

“Anti-Corruption Laws” means all Laws dealing with bribery or corruption, including, to the extent applicable to a Person, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions.

“Anti-Terrorism Laws” means any laws relating to the prevention of terrorism or money laundering, including the PATRIOT Act and all OFAC rules and regulations, including Executive Order 13224.

“Applicable Discount Price” has the meaning ascribed thereto in Section 1.7(d)(ii).

“Applicable Margin” means, for any date of determination, (a) in the case of LIBOR Rate Loans, 6.25% per annum and (b) in the case of Base Rate Loans, 5.25% per annum; and

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b)

is administered or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by the Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by the Agent and Borrowers.

“Attorney Costs” means and includes all reasonable and documented fees and out-of-pocket disbursements of any law firm or other external counsel.

“Available Amount” shall mean, at any time of determination (the applicable “Reference Date”) an amount equal to, without duplication:

(x) the sum of:

(i) 50% of Combined Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter ending March 31, 2018 to the end of the most recent fiscal quarter for which internal consolidated financial statements of each Borrower available (or, in the case such Combined Net Income is a deficit, minus 100% of such deficit); plus

(ii) the cumulative amount of Net Issuance Proceeds of Excluded Equity Issuances and capital contributions (other than Specified Equity Contributions) received by the Borrowers after the Closing Date and prior to the Reference Date; plus

(iii) the Net Incurrence Proceeds of Indebtedness and Net Issuance Proceeds of Disqualified Stock that have been incurred or issued after the Closing Date and prior to the Reference Date (other than Specified Equity Contributions) exchanged or converted into Qualified Stock of the Borrowers (or any direct or indirect parent company thereof); plus

(iv) $10,000,000; plus

(v) Declined Amounts; plus

(vi) the Net Proceeds of any sale of any Investment originally made using the Available Amount; plus

(vii) without duplication to clause (vi), cash returns, profits, distributions and similar amounts received on Investments (other than in respect of intercompany investments) originally made using the Available Amount to the extent not included in Combined Net Income; plus

(viii) in the event that the Borrowers re-designate any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into a Borrower or any Restricted

Subsidiary, so long as the Borrowers or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to a Borrower or any Restricted Subsidiary), the fair market value (as determined in good faith by the Borrowers) of the Investment in such Unrestricted Subsidiary at the time of such re-designation;

minus:

(y) that portion of the Available Amount that has been spent on Investments or Restricted Payments prior to the Reference Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBOR on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a one-month Interest Period, plus 1.00%; provided that for the purpose of clause (c), the Adjusted LIBOR for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Agent that has been nominated by the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates). If the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR, as the case may be.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise, excluding Multiemployer Plans, Title IV plans and any employee benefit plans sponsored or maintained by any foreign, federal, state or local governments or agencies.

“Borrower” and “Borrowers” have the respective meanings ascribed thereto in the preamble to this Agreement.

“Borrower Materials” has the meaning ascribed thereto in Section 9.10(e).

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article I.

“Brickhaven Property” means the approximately 334 acre site known as the “Brickhaven Clay Mine” located at 1315 Moncure-Flatwood Road, in the Town of Moncure, Chatham County, North Carolina.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City, New York except that, when used in connection with a LIBOR Rate Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” all monetary obligations of any Credit Party or any Restricted Subsidiary of any Credit Party under any Capital Lease.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency or instrumentality of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any territory, commonwealth or state of the United States or the District of Columbia or any political subdivision of any such territory, commonwealth or state or any public instrumentality thereof, in each case having a rating of at least “A-l” from S&P or at least “P-l” from Moody’s (or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrowers), (c) any commercial paper or fixed or variable notes which are rated at least “A-l” by S&P or “P-l” by Moody’s (or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrowers) and issued by any Person organized under the laws of any territory, commonwealth or state of the United States or the District of Columbia, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that (A) is organized under the laws of the United States, any state, territory or commonwealth thereof or the District of Columbia or which is the principal banking subsidiary of a bank holding company organized under the laws of any of the foregoing or any U.S. branch of a foreign bank, (B) is “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 (each such bank, an “Approved Bank”), (e)

securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank, (f) obligations of other Persons with maturities of one year or less from the date of acquisition, rated at least AA by S&P and Aa2 by Moody’s, (g) Investments in any United States money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clause (a), (b), (c), (d), (e) or (f) above with maturities as set forth in the proviso below and (ii) has net assets in excess of $500,000,000; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c), (d), (e) or (f) above shall not exceed 366 days and (h) in the case of any Foreign Subsidiary, short-term Investments that are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following: (a) (i) prior to the consummation of an Initial Public Offering, the Permitted Holders shall cease to beneficially and of record own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the then issued and outstanding Stock having ordinary voting (or equivalent) power for the election or appointment of directors (or comparable managers) of the Charah Parent (measured by voting or appointment power rather than number of shares) (“Voting Stock”) and (ii) upon and after the consummation of an Initial Public Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than (x) the Permitted Holders, (y) any employee benefit plan of the Charah Parent and its Restricted Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any employee benefit plan of the Charah Parent or its Restricted Subsidiaries or any Permitted Holders and (z) any “group” which includes the Permitted Holders (provided that in the case of any such “group,” the Permitted Holders hold at least a majority of the then issued and outstanding Voting Stock of such “group”), is or becomes the beneficial or record owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of issued and outstanding Voting Stock representing both (A) more than 35% of such Voting Stock (on a fully diluted basis) and (B) more than the percentage of such Voting Stock (on a fully diluted basis) that is beneficially and of record owned (as such term is defined in Rules 13(d) and 14(d) of the Exchange Act), directly or indirectly, by the Permitted Holders and if applicable, any “group” which includes the Permitted Holders, (b) Charah Parent shall cease to own and control legally, beneficially and of record all of the economic and voting rights associated with ownership of all outstanding Stock of Charah or (c) a “change of control” (howsoever defined) under any ABL Credit Agreement.

“Charah” has the meaning ascribed thereto in the preamble to this Agreement.

“Charah Parent” has the meaning ascribed thereto in the preamble to this Agreement.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans, Incremental Loans or Other Loans, (b) any Commitment, refers to whether such Commitment is the Initial Commitment, an Incremental Commitment or an Other Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Incremental, Term Loan Commitments and Other Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and in each case, the Loans made pursuant to such Commitments) that have all the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means October 25, 2017.

“Closing Fee” has the meaning ascribed thereto in Section 1.9(a).

“Co-Borrower Payment” has the meaning ascribed thereto in Section 1.13(c)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party (other than Excluded Property), in or upon which a mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, lien or other security interest is granted in favor of the Agent on behalf of itself, Lenders and the other Secured Parties, pursuant to the Guaranty and Security Agreement or any other Collateral Document, in each case, to secure the Obligations; provided that in no event shall (i) more than 65% of the outstanding Voting Stock of a Disregarded Domestic Subsidiary or a First Tier Foreign Subsidiary be included in Collateral, (ii) any Stock of a Foreign Subsidiary that is not a First Tier Foreign Subsidiary be included in Collateral and (iii) any asset of a Foreign Subsidiary or a Disregarded Domestic Subsidiary be included in Collateral.

“Collateral Access Agreement” means a landlord waiver, bailee letter or acknowledgment agreement of any lessor, warehouseman, processor, consignee, mortgagee, customs broker or other Person (other than any Credit Party) in possession of, having a Lien upon, or having rights or interests in the inventory (or any books or records relating thereto) of any Credit Party, in each case in form and substance reasonably satisfactory to the Agent.

“Collateral Agent” has the meaning ascribed thereto in the preamble to this Agreement.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, the Control Agreements, and all other security agreements, pledge agreements, patent and trademark security agreements, Guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, and any Lender or the Agent for the benefit of the Agent, the Lenders and the other Secured Parties granting a lien on Collateral to secure or Guarantee the payment of the Obligations now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or the Agent for the benefit of the Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Combined EBITDA” means, with respect to the Borrowers and their Restricted Subsidiaries for any period, the sum of the Consolidated EBITDA of Charah and its Restricted Subsidiaries for such period and the Consolidated EBITDA of Allied and its Restricted Subsidiaries for such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Combined EBITDA under this Agreement for any period that includes the Fiscal Quarters ended December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017, Combined EBITDA for such Fiscal Quarter shall be $15,321,980, $12,077,417, $17,260,157 and $23,793,420, respectively, subject to adjustments pursuant to clauses (a)(xii) and (a)(xiii) of the definition of “Consolidated EBITDA”.

“Combined Net Income” means, with respect to the Borrowers for any period, the sum of the Consolidated Net Income of Charah and its Restricted Subsidiaries for such period and the Consolidated Net Income of Allied and its Restricted Subsidiaries for such period.

“Combined Senior Secured Net Leverage Ratio” means, with respect to the Borrowers as of any date, the ratio of (a) the sum of (i) Consolidated Senior Secured Net Debt of Charah and its Restricted Subsidiaries as of such date plus (ii) Consolidated Senior Secured Net Debt of Allied and its Restricted Subsidiaries as of such date to (b) Combined EBITDA for the last period of four consecutive fiscal quarters ending on or before such date for which financial statements have been delivered.

“Combined Total Net Leverage Ratio” means, with respect to the Borrowers as of any date, the ratio of (a) the sum of (i) Consolidated Total Net Debt of Charah and its Restricted Subsidiaries as of such date plus (ii) Consolidated Total Net Debt of Allied and its Restricted Subsidiaries as of such date to (b) Combined EBITDA for the last period of four consecutive fiscal quarters ending on or before such date for which financial statements have been delivered.

“Commitment” means, for each Lender, the sum of its Initial Commitment, any Incremental Commitment and any Other Commitment.

“Commitment Percentage” means as to any Lender, the percentage equivalent of such Lender’s Term Loan Commitment of the relevant Class divided by the Aggregate Term Loan Commitment of the relevant Class, as applicable; provided that after the Term Loans of any Class have been funded, Commitment Percentages shall be determined for the Term Loans of such Class by reference to the outstanding principal balances thereof as of any date of determination rather than the Commitments therefor; provided further that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Compliance Certificate” has the meaning ascribed thereto in Section 4.2(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, with respect to any Person at any date, all assets (other than cash and cash equivalents) of such Person and its Restricted Subsidiaries at such date that would, in conformity with GAAP, be classified as current assets (or any like caption) on a consolidated balance sheet of such Person at such date, but excluding the current portion of income taxes and deferred tax assets.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Restricted Subsidiaries at such date that would, in conformity with GAAP, be classified as current liabilities (or any like caption) on a consolidated balance sheet of such Person at such date; provided, however, that “Consolidated Current Liabilities” shall exclude, to the extent otherwise included therein, (a) the current portion of any Indebtedness (including the Loans) to the extent otherwise included therein, (b) revolving loans and letter of credit obligations under revolving credit facilities or revolving lines of credit, (c) the current portion of interest payable, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capital Lease Obligations, (f) deferred revenue, (g) the current portion of deferred acquisition costs and (h) to the extent reflected in the calculation of Consolidated EBITDA, current accrued costs associated with any restructuring (including accrued severance and accrued facility closure costs).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense (including the amortization of deferred financing fees or costs and the amortization of OID resulting from the issuance of Indebtedness at less than par, amortization of intangible assets and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication, including for purposes of determining Consolidated Net Income) by the following, in each case (other than clauses (xii) and (xiii)) to the extent deducted (and not added back or excluded) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, provincial, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period (including penalties, interest, costs and expenses related to such taxes or arising from any tax examinations or Restricted Payments permitted pursuant to Section 5.11(c)); plus

(ii) Consolidated Interest Expense of such Person for such period; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) any out-of-pocket fees, payments, expenses (including legal, tax, shareholder litigation, structuring and other costs and expenses) or charges (including expenses in connection with the Transactions but excluding depreciation or amortization expense) related to: (a) the Transactions, including any payments and expenses, or any amortization thereof, related to the Transactions that are established after the Closing Date and (b) any proposed or actual equity offering, Investment, acquisition (including costs and expenses in connection with the de-listing of public targets and compliance with public company requirements), disposition, dividend, restricted payment or recapitalization or the incurrence and/or repayment of Indebtedness (including any incremental facility, any refinancing of any such Indebtedness, any letter of credit fees and/or breakage costs) (in each of the foregoing whether or not consummated successful), including (1) such fees, expenses or charges related to the Loans, the Loan Documents and any credit facilities, including the ABL Documents (including without limitation any Credit Agreement Refinancing Indebtedness, (2) any amendment, restatement, extension, increase or other modification of the Loans, the Loan Documents and any credit facilities, including the ABL Documents (including without limitation any Credit Agreement Refinancing Indebtedness), (3) any charges, non-recurring acquisition costs or contingent transaction costs incurred during such period as a result of any such transaction and (4) one-time expenses related to enhanced accounting function or other transaction costs, including those associated with becoming standalone entity or public company; plus

(v) restructuring charges, integration charges, transition costs, retention, recruiting, relocation and signing bonuses, costs and expenses, stay bonuses, stock option and other equity-based compensation expenses and the amounts of payments made to option holders in connection with, or as a result of, any distribution being made to shareholders, the amount (together with any fees, expenses or other charges in connection therewith) of any out-of-pocket deferred compensation, severance costs (including, without limitation, costs in management retention agreements), curtailments or modifications to pension and post-retirement employee benefits, costs incurred in connection with any non-recurring strategic initiatives and intellectual property development, project startup costs, business optimization expenses and carve-out related items, including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company, costs associated with establishing new facilities or reserves and any other one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities in the good faith determination of the applicable Borrower and as certified by such Borrower’s chief financial officer, chief executive officer, controller or other comparable executive; plus

(vi) expenses of the applicable Parent, the applicable Borrower and their Restricted Subsidiaries incurred during such period to the extent (x) deducted in determining Consolidated Net Income and (y) reimbursed in cash by any person (other than any of Parents, the Borrowers or any of their Subsidiaries) during such period (or reasonably expected to be so reimbursed within 365 days of the end of such period to the extent not accrued) pursuant to an indemnity or guaranty or any other reimbursement agreement in favor of such Parent, such Borrower or any of their Restricted Subsidiaries to the extent such reimbursement has not been accrued (provided that, (A) if not so reimbursed or received by such Parent, such Borrower or such Restricted Subsidiary within such 365 day period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by such Parent, such Borrower or such Restricted Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period); plus

(vii) [reserved]; plus

(viii) non-cash stock option and other equity-based compensation; plus

(ix) (A) compensation and fees paid to directors of the applicable Parent or any of its Restricted Subsidiaries permitted to be paid pursuant to Section 5.7(b), (B) expense reimbursements for travel and other expenses paid to directors of such Parent or any of its Restricted Subsidiaries permitted hereunder and (C) indemnifications of directors, officers and comparable managers of such Parent or any of its Restricted Subsidiaries permitted hereunder, plus

(x) to the extent covered by insurance or reimbursed, or, so long as the applicable Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, losses or expenses with respect to liability or casualty event; provided that Consolidated EBITDA shall be decreased in any future period in which such reimbursement is actually received by the amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause (x); plus

(xi) the amount of any earn-out obligation which was reserved or paid during such period and deducted in the calculation of Consolidated Net Income for such period, to the extent such earn-out obligations are permitted hereunder; plus

(xii) expected cost savings, operating expense reductions, and expenses and synergies related to the Transactions, which are (w) factually supportable and projected by the Borrowers in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrowers) within 12 months after the Closing Date or (x) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities; provided that such amounts pursuant to this clause (a)(xii) and clause

(a)(xiii) of Consolidated EBITDA, together with any amounts pursuant to clauses (A) through (C) of the definition of “Pro Forma Basis”, shall not exceed an aggregate amount equal to 10% of Combined EBITDA in any period of four consecutive Fiscal Quarters (determined prior to giving effect to this clause (a)(xii) and clause (a)(xiii) below)); provided, further, that all such aforementioned adjustments shall be calculated on a pro forma basis as if the adjustments in this clause (a)(xii) and clause (a)(xiii) below had occurred on the first day of the applicable calculation period; plus

(xiii) expected cost savings, operating expense reductions, and expenses and synergies related to acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives, in each case which are either (x) factually supportable and projected by the Borrowers in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrowers) within 12 months after such transaction or initiative is initiated or (y) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency); provided that such amounts pursuant to this clause (a)(xiii), together with any amounts pursuant to clauses (A) through (C) of the definition of “Pro Forma Basis” and clause (a)(xii) above, shall not exceed an aggregate amount equal to 10% of Combined EBITDA in any period of four consecutive Fiscal Quarters (determined prior to giving effect to this clause (a)(xiii) and clause (a)(xii) above); provided, further, that all such aforementioned adjustments shall be calculated on a pro forma basis as if the adjustments in this clause (a)(xiii) and clause (a)(xii) above had occurred on the first day of the applicable calculation period; plus

(xiv) cash or non-cash losses, costs and expenses arising from hedging obligations or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions and the costs and expenses related to maintaining such hedging obligations; plus

(xv) cash or non-cash losses, costs and expenses arising from a change in foreign exchange rates; plus

(xvi) [reserved]; plus

(xvii) all charges, losses, costs and expenses related to discontinued operations; plus

(xviii) any purchase accounting adjustments, restructuring and other non-recurring items or expenses incurred in connection with the Transactions or any Permitted Acquisition (including any debt or equity issuance in connection therewith) or any non-recurring items or expenses incurred in connection with a Disposition; plus

(xix) (A) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case, of the applicable Parent, the applicable Borrower or any Restricted Subsidiary of such Borrower for such period and (B) any costs or expense incurred by the applicable Parent, the applicable Borrower or any Restricted Subsidiary of such Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Parent or such Borrower or Net Proceeds of an issuance of equity interests (other than Disqualified Stock) of such Parent or such Borrower; plus

(xx) all costs or losses (whether cash or non-cash) (without duplication) resulting from the early termination or extinguishment of Indebtedness; plus

(xxi) cash expenses of the applicable Parent, the applicable Borrower and its Restricted Subsidiaries incurred during such period to the extent reimbursed in cash by any person (other than such Parent, such Borrower or any of their Subsidiaries or any owners, directly or indirectly, of equity interests, respectively, therein) during such period (or reasonably expected to be so reimbursed within 365 days of the end of such period to the extent not accrued) pursuant to an indemnity or guaranty or any other reimbursement agreement in favor of such Parent, such Borrower or any of its Restricted Subsidiaries to the extent such reimbursement has not been accrued (provided that (A) if not so reimbursed or received by such Parent, such Borrower or such Restricted Subsidiary within such 365-day period, such expenses or losses shall be subtracted from Consolidated EBITDA in the subsequent calculation period or (B) if reimbursed or received by such Parent, such Borrower or such Restricted Subsidiary in a subsequent period, (1) such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period and (2) Consolidated EBITDA shall be decreased for such subsequent period by an amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause); plus

(xxii) to the extent deducted (and any reimbursement therefor not already added-back) in determining Consolidated Net Income, the aggregate amount of expenses or losses incurred by the applicable Parent, the applicable Borrower or its Restricted Subsidiaries relating to business interruption to the extent covered by insurance and (x) actually reimbursed or otherwise paid to such Parent, such Borrower or such Restricted Subsidiary or (y) so long as such amount for any calculation period is reasonably expected to be received by such Parent, such Borrower or such Restricted Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss (provided that (A) if not so reimbursed or received by such Parent, such Borrower or such Restricted

Subsidiary within such 365 day period, such expenses or losses shall be subtracted from Consolidated EBITDA in the subsequent calculation period or (B) if reimbursed or received by such Parent, such Borrower or such Restricted Subsidiary in a subsequent period, (1) such amount shall not be permitted to be added-back in determining Consolidated EBITDA for such subsequent period and (2) Consolidated EBITDA shall be decreased for such subsequent period by an amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause); plus

(xxiii) losses, charges and expenses attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person, in each case, other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of the applicable Parent from existing or former directors, officers or employees of such Parent, the applicable Borrower or its Restricted Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses; plus

(xxiv) payments to employees, directors or officers of the applicable Parent, the applicable Borrower and its Restricted Subsidiaries paid in connection with dividends that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments; plus

(xxv) (x) the aggregate amount of all other non-cash items, write-downs, non-cash expenses or losses (including (i) purchase accounting adjustments under ASC 805, (ii) deferred revenue which would reasonably have been included in determining Consolidated Net Income for such period, but for the application of purchase accounting rules, and (iii) all non-cash charges in connection with the granting of, or accretion on, options, warrants or other equity interests) otherwise reducing Consolidated Net Income (other than with respect to the preceding clause (ii)) and excluding any such non-cash items, write-downs, expenses, or losses that are reasonably expected to result in, or require pursuant to GAAP, an accrual of a reserve for cash charge, costs and/or expenses in any future period, (y) net non-cash exchange, translation or performance losses relating to foreign currency transactions and currency fluctuations and (z) cash charges resulting from the application of ASC 805 (including with respect to earn-outs incurred by the applicable Parent, the applicable Borrower or any of its Restricted Subsidiaries in connection with any Permitted Acquisition permitted hereunder); plus

(xxvi) unamortized fees, costs and expenses paid in cash in connection with the repayment of Indebtedness to persons that are not Affiliates of any Parent or any of its Restricted Subsidiaries;

(b) increased (without duplication) by the amount of proceeds received by any Parent and its Restricted Subsidiaries of business interruption insurance to the extent not already included in Consolidated Net Income;

(c) increased (without duplication) by the amount of any Specified Equity Contribution solely for purposes of determining compliance with the Financial Covenant;

(d) decreased by the amount of all Non-Core Assets Consolidated EBITDA;

(e) decreased (without duplication) to the extent included in determining Consolidated Net Income for such period, by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and excluding any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(f) decreased (without duplication) by gains related to hedging obligations;

(g) decreased (without duplication) by gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities;

(h) decreased (without duplication) by gains attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of the applicable Parent from existing or former directors, officers or employees of such Parent, the applicable Borrower or its Restricted Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses; and

(i) decreased (without duplication) by any gains (whether cash or non-cash) resulting from the early termination or extinguishment of Indebtedness.

For the avoidance of doubt, Consolidated EBITDA shall be determined on a Pro Forma Basis, and there shall be included in determining Consolidated EBITDA for any period, without duplication, on a Pro Forma Basis, the Acquired EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person acquired by any Credit Party or any Restricted Subsidiary during such period (but not the acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by any Credit Party or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) based on the actual and audited (if available) acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) (“Acquired EBITDA”).

“Consolidated Interest Expense” means, with respect to any Person for any period, the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, determined in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by such Person and its Restricted Subsidiaries pursuant to interest rate swap obligations with respect to Indebtedness.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication (including for purposes of determining Consolidated EBITDA),

(a) extraordinary, non-recurring or unusual gains, losses, charges or expenses shall be excluded,

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded to the extent not otherwise reflected in a change to the Financial Covenant following such adoption or modification of accounting principles or policies,

(c) any after-tax effect of gains or losses attributable to asset dispositions or abandonments or the sale or other disposition of any equity interests of any Person other than in the ordinary course of business shall be excluded,

(d) the net income for such period of any Person that is not a Restricted Subsidiary, shall be excluded to the extent such Person is prohibited by contract (including its Organization Documents) or governmental approval (which has not been obtained), from making dividends or distributions to the applicable Borrower or a Restricted Subsidiary thereof; provided that Consolidated Net Income of such Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid to such Borrower or a Restricted Subsidiary thereof from a Person that is not such a Restricted Subsidiary in respect of such period,

(e) effects of adjustments (including the effects of such adjustments pushed down to the applicable Borrower and its Restricted Subsidiaries and including the impact that the purchase accounting adjustments would have on subsequently reported results) in the inventory, property and equipment, software, goodwill, other intangible assets, in process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(f) any after-tax effect of income (loss) from the early extinguishment of obligations under any swap contracts or other derivative instruments shall be excluded,

(g) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP shall be excluded,

(h) any (i) non-cash charge, expense or loss, including any write-offs or write- downs reducing Consolidated Net Income for such period and the impact of adjustments to earn-out estimates, and any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other similar rights and (ii) cash costs or expenses, incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the applicable Borrower or Net Proceeds of an issuance of equity interests (other than Disqualified Stock) of such Borrower or equity interests of any direct or indirect parent of such Borrower (other than amounts designated as excluded contributions) shall be excluded,

(i) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any swap contracts in accordance with GAAP;

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency re-measurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk;

For the avoidance of doubt, Consolidated Net Income shall be calculated on a Pro Forma Basis.

“Consolidated Senior Secured Net Debt” means, with respect to any Person as of any date, an amount equal to (a) all Consolidated Total Debt of such Person that is secured by any Lien minus (b) the aggregate amount of Unrestricted Cash and Cash Equivalents of such Person and its Domestic Restricted Subsidiaries as of such date.

“Consolidated Total Debt” means, with respect to any Person as of any date, the sum of (a) the aggregate outstanding principal amount of all Indebtedness of such Person of a type described in clauses (a) and (b) of the definition of Indebtedness, (b) all Indebtedness of such Person of a type described in clause (c) (solely to the extent of amounts that are drawn but not reimbursed) and clause (f) of the definition of Indebtedness, and (c) all Guarantees with respect to any such Indebtedness, in each case of such Person and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Total Net Debt” of any Person as of any date means an amount equal to (a) Consolidated Total Debt of such Person as of such date minus (b) the aggregate amount of Unrestricted Cash and Cash Equivalents of such Person and its Domestic Restricted Subsidiaries as of such date.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any written agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account, effective to grant “control” (as defined under the applicable Uniform Commercial Code) over such account (and all assets on deposit therein or credited thereto) to the Agent, for the benefit of the Secured Parties.

“Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means (a) all rights, title and interests (including all related IP Ancillary Rights), arising under any Requirement of Law or otherwise, in or relating to copyrights, mask works, and database and design rights, whether or not registered or published, (b) all registrations and recordations thereof and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (c) all income, license fees, royalties, claims, damages, and payments now or hereafter due or payable under or with respect to the foregoing, including payments under all licenses entered into in connection therewith, (d) all rights to sue or otherwise recover at law or in equity for any past, present and future infringement, violation or other impairment thereof, and (e) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt outstanding at the time of such exchange, extension, renewal, replacement or refinancing except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon, plus reasonable upfront fees and OID on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, extension, renewal, replacement or refinancing, (ii) such Indebtedness has a maturity no shorter than, and, with respect to such Indebtedness consisting of term loans, a Weighted Average Life to Maturity equal to or greater than, in each case, the Refinanced Debt, (iii) (A) if the Indebtedness being refinanced, refunded or replaced was originally secured by Liens on any of the Collateral that were junior in right of payment and to the Liens on the Collateral securing the Secured Obligations, such Indebtedness is either (x) unsecured or (y) secured by Liens on the Collateral that are junior to the Liens on Collateral securing the Secured Obligations and subject to the Permitted Refinancing Intercreditor Agreement or (B) if the Indebtedness being refinanced, refunded or replaced was originally secured by Liens on any of the Collateral that were pari passu in right of payment and with the Liens on the Collateral securing the Secured Obligations, such Indebtedness is either (x) unsecured, (y) secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Secured Obligations and subject to the Permitted Refinancing Intercreditor Agreement and the Pari Passu Intercreditor Agreement, or (z) secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Secured Obligations and subject to the Permitted Refinancing Intercreditor Agreement, (iv) the proceeds of such Indebtedness are applied, substantially concurrently with the incurrence thereof, to the prepayment (or satisfaction and discharge) of the outstanding amount of the Refinanced Debt, (v) there shall be no borrowers or guarantors in respect of any Refinancing Debt that are not the Borrowers or a Guarantor, (vi) if secured, such Refinancing Debt shall not be secured by any assets that do not constitute Collateral for the Initial Loans, (vii) the holders of such Credit Agreement Refinancing Indebtedness constituting Permitted Pari Passu Secured Refinancing Debt and/or Indebtedness incurred pursuant to a Refinancing Amendment may not waive any payment or prepayment (whether voluntary or mandatory) of principal during the term of this Agreement unless the holders of the Loan shall have also waived their right to receive a corresponding pro rata payment or prepayment of principal hereunder, (viii) such Indebtedness shares not greater than ratably in any voluntary or mandatory prepayments of any Loans then outstanding and (ix) the terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees and optional prepayment or redemption provisions) of such Credit Agreement Refinancing Indebtedness constituting Permitted Pari Passu Secured Refinancing Debt and/or Indebtedness incurred pursuant to a Refinancing Amendment shall not be materially more favorable (when taken as a whole) to the lenders providing such Credit Agreement Refinancing Indebtedness than the corresponding terms of the Loans being replaced, as reasonably determined by the Borrowers in good faith (it being understood and agreed that this limitation shall not restrict the addition of any financial maintenance covenant or other terms and conditions to such Credit Agreement Refinancing Indebtedness to the extent such financial maintenance covenant or other terms and conditions, as the case may be, shall be added to the Loans remaining in the applicable Refinancing Amendment hereto), and (x) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Parties” means the Borrowers, each Parent and each other Guarantor.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar laws providing debtor relief or otherwise affecting the enforcement of creditors’ rights generally, of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount” has the meaning ascribed thereto in Section 1.8(f).

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both pursuant to Article VII hereof, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined in good faith by the Borrowers) of non-cash consideration received by Parents or any of their Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of each of Parents and the Borrowers furnished to the Agent, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 5.2.

“Discounted Prepayment Amount” has the meaning ascribed thereto in Section 1.7(d)(ii).

“Discounted Prepayment Notice” has the meaning ascribed thereto in Section 1.7(d)(ii). “Discounted Prepayment” has the meaning ascribed thereto in Section 1.7(d)(i).

“Discount Price Range” has the meaning ascribed thereto in Section 1.7(d)(ii).

“Disposition” means the sale, lease, conveyance or other disposition of Property, including, for the avoidance of doubt, the sale of all outstanding Stock of Allied and/or its Subsidiaries, other than sales or other dispositions permitted under Sections 5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h), 5.2(i), 5.2(j), 5.2(k)(i), 5.2(k)(ii), 5.2(n) and 5.2(o).

“Disqualified Lender” means (a) those persons that are direct or indirect competitors of the Borrowers and their subsidiaries to the extent identified by the Sponsor to the Agent by name in writing from time to time (before any applicable date of determination), (b) those banks, financial institutions and other persons separately identified by the Borrower to the Agent in writing on or before the Closing Date or (c) solely in the case of clause (a) above, any of their Affiliates, other than bona fide debt funds, that are clearly identifiable as Affiliates solely on the basis of such Affiliate’s name; provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest (or SPV option) in the Loans to the extent such party was not a Disqualified Lender at the time of the applicable assignment or participation (or granting of such option), as the case may be; provided further that (x) the Agent shall have no obligation to carry out due diligence in order to identify such Affiliates and (y) the Agent may make available to any Lender, upon the request of such Lender, the list of Disqualified Lenders. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Agent shall have no liability with respect to any assignment made, or any information made available, to a Disqualified Lender by any Lender in violation hereof.

“Disqualified Stock” means any Stock that is not Qualified Stock.

“Disregarded Domestic Subsidiary” means any direct or indirect Domestic Subsidiary substantially all of the assets of which (either directly or through one or more disregarded entities) consist of the equity (or of the equity and indebtedness) of one or more controlled foreign corporations (as defined in section 957 of the Code).

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” means 75%; provided that, with respect to each Fiscal Year of the Borrowers ending on or after December 31, 2018, the ECF Percentage shall be reduced to (a) 50%, if the Combined Total Net Leverage Ratio as of the last day of such Fiscal Year is equal to or less than 3.30 to 1.00 but greater than 2.80 to 1.00, (b) 25%, if the Combined Total Net Leverage Ratio as of the last day of such Fiscal Year is equal to or less than 2.80 to 1.00 but greater than 2.30 to 1.00, and (c) 0%, if the Combined Total Net Leverage Ratio as of the last day of such Fiscal Year is equal to or less than 2.30 to 1.00.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, with respect to any Indebtedness, the effective yield on such Indebtedness as reasonably determined by the Agent in consultation with the Borrowers, taking into account the applicable interest rate margins, interest rate benchmark floors and all upfront fees or original issue discount (amortized over four years following the date of incurrence thereof (e.g., 25 basis points of interest rate margin equals 100 basis points in up-front fees or original issue discount)) payable generally to lenders providing such Indebtedness, but excluding any bona fide arrangement, underwriting, structuring, commitment, amendment or similar fees in connection therewith that are not shared with all lenders providing such Indebtedness.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or any other equivalent service.

“Employee Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Engagement Letter” means the Engagement Letter, dated September 15, 2017, by and among the Borrowers, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC and Jefferies Finance LLC.

“Environmental Laws” means all applicable Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party as a result of, or related to, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, (a) non-compliance with any Environmental Law, (b) exposure to any Hazardous Materials, (c) Release or threatened Release of any Hazardous Materials, (d) any investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority (including without limitation Governmental Authority oversight costs that the party conducting the investigation, remediation, removal, clean-up or monitoring is required to reimburse) or (e) any contract, agreement or other consensual arrangement pursuant to which, and to the extent, liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b) or (c) of the Code, or, solely with respect to Section 412 of the Code, Section 414 (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the receipt by any Credit Party of notice from the Multiemployer Plan of the Multiemployer Plan’s filing of a notice of insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan under Section 4041(c) of ERISA; (f) the institution of proceedings to terminate a Title IV Plan by the PBGC or the receipt by any Credit Party of notice of the institution of proceedings to terminate a Multiemployer Plan by the PBGC; (g) the failure of a Credit Party or ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due and (h) the occurrence of any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or the receipt by any Credit Party of a notice of the occurrence of any such event with respect to a Multiemployer Plan or for the imposition of any material liability upon any Credit Party with respect to a Title IV Plan under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning ascribed thereto in Section 7.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property by a Governmental Authority or pursuant to Requirements of Law.

“Excess Cash Flow” means, for any period, (a) Combined EBITDA of the Borrowers for such period (and, for purposes of this definition, adding-back Non-Core Assets Consolidated EBITDA for any applicable period prior to the Disposition of the applicable Non-Core Assets), minus (b) without duplication, (i) any scheduled principal installments of term loans paid by any Borrower or any of its Restricted Subsidiaries during such period and any other scheduled, mandatory or optional principal payment made by any Parent or any of its Restricted Subsidiaries during such period on any Indebtedness other than the Loans (including, without limitation, the principal component of payments in respect of Capital Lease Obligations) and payment of revolving Indebtedness, to the extent such payment results in a permanent reduction in the commitments thereof, (ii) any capital expenditure made by any Borrower or any of its Restricted Subsidiaries during such period excluding any such capital expenditure to the extent funded with the Net Proceeds from a disposition of assets or proceeds of an insurance award in respect of an Event of Loss or financed with the incurrence of Indebtedness (other than ABL Loans and intercompany indebtedness) or the proceeds of an equity issuance by or capital contributions to any Parent (which is then contributed to the applicable Borrower), (iii) Consolidated Interest Expense of the Borrowers paid or payable in cash in respect of such period, (iv) all cash expenses, charges, losses and other cash items added back to Consolidated Net Income or to Consolidated EBITDA pursuant to clause (a) of the definition of “Consolidated EBITDA”, excluding Consolidated Interest Expense to the extent deducted in clause (iii) above, (v) any cash payment made during such period with respect to Restricted Payments (other than pursuant to Section 5.11(k)), excluding amounts to the extent funded with long-term indebtedness, (vi) any taxes measured by income, profits or capital (including federal, foreign and state, local, franchise, excise and similar taxes) paid or payable in cash for such period, including Restricted Payments permitted pursuant to Section 5.11(c), (vii) any increase in the Working Capital of the Borrowers during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period), (viii) all non-cash gains included in and other non-cash items that increase the calculation of Consolidated Net Income or Consolidated EBITDA, (ix) the aggregate amount of all mandatory prepayments made pursuant to the Loan Documents or the ABL Documents or the documentation for any Refinancing Debt with the proceeds of an asset sale or other disposition or loss or casualty event during such period to the extent such proceeds are included in the calculation of Consolidated EBITDA for such period, (x) all amounts increasing Consolidated EBITDA pursuant to clauses (a)(xii), (b) and (c) thereof and any increase in Consolidated Net Income or Consolidated EBITDA as a result of Pro Forma adjustments, (xi) cash payments in respect of any non-current liability which was added back to Consolidated EBITDA as a non-cash charge in a prior period, (xii) cash payments in respect of any earn-outs, holdbacks and hedging obligations to the extent not deducted in arriving at Consolidated EBITDA, (xiii) unfinanced consideration paid (or to be paid) in connection with a Permitted Acquisition or other permitted Investment (including without limitation, (A) the aggregate amount of consideration paid in cash during such period or, without duplication, after such period and prior to the relevant Excess Cash Flow Prepayment Date, with respect to a Permitted Acquisition or other permitted Investment and (B) with respect any Permitted Acquisition with respect to which an executed acquisition agreement has been delivered prior to the Excess Cash Flow Prepayment Date, the amount of consideration to be payable thereunder) (provided that (1) any such amounts shall not reduce Excess Cash Flow for any subsequent period and (2) any amounts deducted pursuant to the foregoing clause (B) not actually used to fund such Permitted Acquisition or other permitted Investment shall be promptly applied to mandatorily prepay the Loans during the period the consideration is paid or the transaction is otherwise terminated to the extent required pursuant to Section 1.8(e)), in each case excluding amounts to the extent funded (or to be funded) with long-term Indebtedness (other than ABL Loans), plus (c) without duplication, any decrease in the Working Capital of the Borrowers during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof). For purposes of calculating Excess Cash Flow, without duplication of anything above, any Acquired EBITDA of any Acquired Entity or Business accrued prior to the date it becomes a Restricted Subsidiary of a Borrower or is merged or consolidated with any Borrower or any of its Restricted Subsidiaries or the date that such Acquired Entity or Business’s assets are acquired by any Borrower or any of its Restricted Subsidiaries shall be excluded.

“Excess Cash Flow Prepayment Date” has the meaning ascribed thereto in Section 1.8(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (a) any zero balance disbursement account, (b) payroll accounts and accounts used for wage and benefit payments, (c) accounts, amounts on deposit in which do not exceed $1,000,000 in the aggregate for a period of at least five consecutive Business Days, (d) accounts used exclusively for holding Trust Funds, (e) accounts holding solely cash collateral for a third party that constitutes a Permitted Lien and (f) accounts holding solely escrow funds with respect to any Permitted Acquisition.

“Excluded Assets” has the meaning in Section 9.26.

“Excluded Property” has the meaning set forth in the Guaranty and Security Agreement.

“Excluded Equity Issuance” means an issuance of Stock or Stock Equivalents (other than Disqualified Stock) by a Credit Party (excluding (x) Specified Equity Contributions and (y) issuances of Stock or Stock Equivalents by a Credit Party to another Credit Party).

“Excluded Subsidiary” means any (a) direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary or Disregarded Domestic Subsidiary, (b) Disregarded Domestic Subsidiary, (c) Immaterial Subsidiary, (d) Subsidiary that is prohibited by applicable law, rule or regulation from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received (provided that such restriction shall not have been created in contemplation of this restriction), (e) Subsidiary whose provision of a Guarantee would constitute an investment in “United States property” by a controlled foreign corporation within the meaning of sections 956 and 957 of the Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in material adverse Tax consequences as reasonably determined in good faith by the Borrowers and agreed to by the Agent, (f) Unrestricted Subsidiary, (g) Subsidiary that is prohibited by contract with an unaffiliated third party existing on the Closing Date, or on the date such entity became a

Subsidiary, as applicable, from guaranteeing the Obligations (provided that such restriction shall not have been created in contemplation of this restriction) and (h) Subsidiary to the extent the Administrative Agent and Borrowers mutually determine the cost and/or burden of obtaining a guaranty outweigh the benefit to the Secured Parties.

“Excluded Tax” means with respect to any Secured Party (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in the jurisdiction imposing such Tax (or political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 9.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes that result from the failure (other than as a result of a change in any Requirement of Law that prevents such Secured Party from providing the relevant documentation) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(h); and (d) any withholding Taxes imposed under FATCA.

“Extended Lender” has the meaning ascribed thereto in Section 9.1(f)(iii).

“Extended Loans” has the meaning ascribed thereto in Section 9.1(f)(iii).

“Extension” has the meaning ascribed thereto in Section 9.1(f).

“Extension Offer” has the meaning ascribed thereto in Section 9.1(f).

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by the Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any applicable official implementing guidance under any such intergovernmental agreement.

“FCPA” has the meaning ascribed thereto in Section 3.28.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, that the Federal Funds Effective Rate, if negative, shall be deemed to be 0.00%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the Fee Letter, dated as of September 15, 2017, by and among the Borrowers and the Agent.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Covenant” means the financial covenant set forth in Section 6.1.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Fixed Incremental Amount” has the meaning ascribed thereto in the definition of “Maximum Incremental Amount”.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines and (b) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination; provided, however, that if the Borrowers notify the Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP, the methodologies thereunder or in the application thereof on the operation of such provision (or if the Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and it is agreed that such amendment to effectuate such changes shall not require the payment of any amendment or similar fee to the Agent or the Lenders. Without limiting the generality of the foregoing, the Borrowers shall neither be deemed to be in compliance with any covenant hereunder nor out of compliance with any covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the Closing Date. Subject to Section 12.3, all references to “GAAP” shall be to GAAP consistently applied.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means each Parent and each Restricted Subsidiary of a Parent that executes the Guaranty and Security Agreement and/or delivers a guaranty or guaranty supplement pursuant to Section 4.13(b) and each other Person that from time to time delivers a guaranty of the Obligations in favor of the Agent for the benefit of the Secured Parties or that Guarantees any ABL Facility; provided that in no event shall an Excluded Subsidiary be a Guarantor. Notwithstanding anything herein, in any other Loan Document or in any ABL Document to the contrary, no Person shall be or become a borrower or guarantor under any ABL Facility unless such Person shall also be a Guarantor under the Loan Documents.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, made by the Credit Parties in favor of the Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Material” means any substance, material or waste that is classified or regulated under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning, including without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Immaterial Subsidiary” means a Subsidiary (other than the Borrowers) that, as of the relevant date of determination, meets all of the following criteria: the assets of such Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations) do not exceed an amount equal to 5% of the Combined EBITDA (giving effect to intercompany eliminations); provided that the aggregate Consolidated EBITDA of all Immaterial Subsidiaries may not exceed 10.0% of Combined EBITDA (and the Borrowers will designate in writing to the Agent from time to time as necessary the Subsidiaries that cease to be “Immaterial Subsidiaries” to comply with the foregoing limitation).

“Incremental Commitment” has the meaning ascribed thereto in Section 1.1(b)(i).

“Incremental Effective Date” has the meaning ascribed thereto in Section 1.1(b)(i).

“Incremental Equivalent Debt” means Indebtedness incurred in lieu of Incremental Facilities hereunder, documented pursuant to separate documentation and consisting of one or more series of senior unsecured notes, senior secured pari passu or junior lien notes or subordinated notes (in each case issued in a public offering, Rule 144A or other private placement under the Securities Act), pari passu, junior lien or unsecured term loans or secured or unsecured mezzanine Indebtedness, in each case issued, incurred or guaranteed by any Parent, any Borrower or any other Credit Party after the Closing Date that:

(i) (A) in the case of Indebtedness secured on a pari passu basis with the Secured Obligations, does not mature on or prior to the Latest Maturity Date in effect as of the time such Indebtedness is incurred or issued or (B) in the case of Indebtedness secured by junior Liens or that is unsecured, does not mature on or prior to the date that is 91 days after the Latest Maturity Date in effect as of the time such Indebtedness is incurred or issued;

(ii) (A) in the case of Indebtedness secured on a pari passu basis with the Secured Obligations, has a Weighted Average Life to Maturity equal to or longer than the remaining Weighted Average Life to Maturity of the then existing Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Loans) or (B) in the case of Indebtedness secured by junior Liens or that is unsecured, has a Weighted Average Life to Maturity equal to or longer than the remaining Weighted Average Life to Maturity of the then existing Loans, plus 91 days;

(iii) if such Indebtedness is secured on a pari passu basis with the Secured Obligations, the holders may participate on a pro rata basis or a less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments in respect of the Secured Obligations, and any such Indebtedness that is secured by junior Liens or that is unsecured will not provide for mandatory prepayments;

(iv) the covenants, events of default and other terms applicable to such Indebtedness shall be on terms substantially the same as (taken as a whole), or less favorable (taken as a whole) to the holders of such Indebtedness than, those applicable to the Initial Loans (except for (A) covenants or other provisions applicable only to periods after the Latest Maturity Date hereunder at the time of incurrence of such Incremental Loans, (B) any negative covenants that are less restrictive or (C) additional covenants (not previously benefiting the Loans) that the Loans have the benefit of on the same terms);

(v) such Indebtedness shall in no event be secured by any Lien on any asset or property of any Parent, any Borrower or any of the respective Subsidiaries of the foregoing that does not also secure all of the Secured Obligations;

(vi) no Person shall be a borrower or a guarantor with respect to such Indebtedness unless such Person is a Credit Party which shall have previously or substantially concurrently with the incurrence of such Indebtedness borrowed or guaranteed, as applicable, the Secured Obligations;

(vii) if such Indebtedness is secured, all security therefor shall be granted pursuant to documentation that is no more favorable to the secured parties thereunder than the Collateral Documents and (A) if secured on a pari passu basis with the Secured Obligations, a Senior Representative acting on behalf of the holders of such Indebtedness shall have entered into a Pari Passu Intercreditor Agreement with the Collateral Agent and the Administrative Agent, which shall bind each such holder, and shall have become a party to the ABL Intercreditor Agreement, or (B) if secured on a junior basis to the Secured Obligations, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a an intercreditor Agreement with the Agent and the ABL Agent, in form and substance reasonably satisfactory to the Agent and the Borrowers, which shall bind each such holder;

(viii) (A) no Default or Event of Default has occurred and is continuing or would immediately thereafter result therefrom; except that in the case of an Incremental Equivalent Debt incurred to finance a transaction that will be a Permitted Acquisition or other permitted Investment when consummated, no Default or Event of Default under Section 7.1(a), Section 7.1(f) or Section 7.1(g) shall have occurred and be continuing or would result immediately therefrom on the date of execution of the acquisition agreement with respect to such Permitted Acquisition or other permitted Investment, (B) the representations and warranties set forth in Article III (subject, in the case of Incremental Equivalent Debt incurred to finance a transaction that will be a Permitted Acquisition or other permitted Investment when consummated, to customary “Sungard” limitations) shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Equivalent Debt (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of the respective date or for the respective period, as the case may be);

(ix) subject to the proviso of clause (b) of the definition of “Maximum Incremental Amount” with respect to any Incremental Equivalent Debt being incurred in connection with a finance a transaction that will be a Permitted Acquisition or other permitted Investment when consummated, the aggregate principal amount of all Incremental Equivalent Debt at the time of issuance or incurrence shall not exceed the Maximum Incremental Amount at such time; and

(x) if such Incremental Equivalent Debt is a loan secured by a Lien on the Collateral that ranks pari passu in right of security with the Secured Obligations and is not subordinated in right of payment to the Secured Obligations (including by being “last out” in any payment waterfall), such Incremental Equivalent Debt shall be subject to the MFN Adjustment as if such Incremental Equivalent Debt were an Incremental Facility incurred hereunder.

“Incremental Facility” has the meaning ascribed thereto in Section 1.1(b)(i).

“Incremental Facility Request” has the meaning ascribed thereto in Section 1.1(b)(i).

“Incremental Loans” has the meaning ascribed thereto in Section 1.1(b)(i).

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations with respect to amounts funded under (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in the case of each of (i) and (ii), not related to judgments or litigation or the purchase or sale of Inventory in the ordinary course of business), (d) all obligations to pay the deferred purchase price of property or services (including earn-out obligations and holdbacks), other than trade payables and accrued liabilities incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property purchased by such Person, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property; provided that the amount of such Indebtedness shall be the lesser of the unpaid principal amount of such Indebtedness and the fair market value of the relevant property, as determined in good faith by such Person, (f) all obligations under capital leases, (g) all obligations, whether or not contingent, to repay, mandatorily purchase, redeem, retire, or otherwise acquire for value (other than in exchange for Stock and except as a result of a change of control, asset sale or other disposition or Event of Loss and customary acceleration rights after an event of default so long as such acquisition is subject to prior Payment in Full) any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 91 days following the Latest Maturity Date as of the date of issuance of such Stock or Stock Equivalents, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) obligations under any derivative transaction or hedging agreement, and (i) all Guarantees for obligations of any other Person constituting Indebtedness of such other Person of the type referred to in clauses (a) through (h) above (the amount of which shall be equal to the stated or determinable amount of the related primary obligation, or, if less, the portion thereof, in respect of which such Guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith); provided, however, that the items above shall constitute “Indebtedness” of such Person solely to the extent (including, without limitation, Rate Contracts) (x) such Person is liable for any part of any such item, or (y) any such item is secured by a Lien on such Person’s property. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (w) operating leases, (x) customary obligations under employment agreements and deferred compensation or severance, or non-compete or consulting obligations, (y) deferred revenue and deferred tax liabilities and (z) contingent post-closing purchase price adjustments.

“Indemnified Matters” has the meaning ascribed thereto in Section 9.6(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning ascribed thereto in Section 9.6(a).

“Initial Commitment” has the meaning ascribed thereto in Section 1.1(a).

“Initial Loan” has the meaning ascribed thereto in Section 1.1(a).

“Initial Public Offering” means an underwritten initial public offering by any Parent or any direct or indirect parent thereof of its Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under any applicable U.S. federal, state or foreign law, including the Bankruptcy Code.

“Inspections” has the meaning ascribed thereto in Section 4.9.

“Intellectual Property” means (a) all rights, title and interests in or relating to intellectual property or industrial property arising under any Requirement of Law or otherwise, including, without limitation, all IP Ancillary Rights relating thereto, including, without limitation, all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets, IP Licenses (b) all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, (c) all income, royalties, damages and payments now or hereafter due or payable under or with respect to any of the foregoing, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements, dilutions, misappropriations, or other violations or impairments thereof, and (d) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six months or more) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six months or more, the last day of each three-month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans, in arrears on the last Business Day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one week (solely to the extent available pursuant to and in accordance with Section 1.6(a)), or one, two, three, six, or, if agreed to by all applicable Lenders, 12 months thereafter, as selected by the Borrowers in their Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period for a Loan or any portion thereof shall extend beyond the last scheduled payment date therefor; and

(d) no Interest Period applicable to a Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Loans, unless the aggregate principal amount of Loans represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

“Interest Rate Protection Trigger Event” has the meaning ascribed thereto in Section 4.15.

“Internet Domain Name” means all right, title and interest (including all related IP Ancillary Rights), arising under any Requirement of Law or otherwise, in or relating to internet domain names.

“Interpolated Rate” means the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which the Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the Screen Rate for the shortest period (for which the Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties and their Restricted Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s or such Restricted Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“Investments” has the meaning ascribed thereto in Section 5.4.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, restorations, renewals and extensions of, such Intellectual Property, and, in each case, all rights to obtain any of the foregoing, and all rights to claim priority therefrom.

“IP License” means (a) all Copyright Licenses, all Patent Licenses and all Trademark Licenses (and all related IP Ancillary Rights) and (b) all other Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting to any Person any right, title and interest in or relating to any Intellectual Property owed by another Person.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Joint Lead Arrangers and Joint Bookrunners” means each of Credit Suisse Securities (USA) LLC, Jefferies Finance LLC and Regions Capital Markets, a division of Regions Bank, each in its capacities as a Joint Lead Arranger and a Joint Bookrunner hereunder.

“Judgment Currency” has the meaning ascribed thereto in Section 9.28.

“Junior Indebtedness” means any Indebtedness of a Person that (w) consists of earn-out obligations or holdbacks, (x) by its terms (or by the terms of any applicable intercreditor or subordination agreement) is subordinated in right of payment to the Obligations under the Loan Documents, (y) is secured by a security interest in the Collateral that is junior in priority to the Obligations under the Loan Documents (other than, for the avoidance of doubt, an ABL Facility) or (z) is unsecured (or that meets any combination of the foregoing criteria).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan, Incremental Loan or Other Loan hereunder at such time.

“Lender” means each financial institution or other lender signatory hereto and each other financial institution or other lender that becomes a “Lender” hereunder pursuant to Section 1.1(b), 1.12 or 9.9.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrowers and the Agent.

“Liabilities” means all claims, actions, suits, judgments, damages, losses (other than lost profits), liability, obligations, fines, penalties, sanctions, charges, disbursements and reasonable out-of-pocket expenses (including without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants in connection therewith), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period that appears on the Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which deposits in the relevant currency are offered by leading banks in the London interbank deposit market or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”); provided that if the Reuters Screen LIBOR01 shall not be available for such Interest Period (an “Impacted Interest Period”) then the LIBOR Rate shall be the Interpolated Rate.

“LIBOR Rate Loan” means a Loan that bears interest at a rate determined by reference to Adjusted LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, and the interest of a lessor under a Capital Lease and any synthetic or other financing lease, in each case, having substantially the same economic effect as any of the foregoing), but, in each case, not including, with respect to the assets leased thereunder, the interest of a lessor under an operating lease.

“Loan” means any loan made or deemed made by any Lender hereunder to the Borrowers pursuant to Article I.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the ABL Intercreditor Agreement, the Perfection Certificate and all other agreements between or among the Agent and/or any Lender, on the one hand, and any Credit Party, on the other hand (or by any Credit Party in favor of the Agent and/or any Lender), in connection with any of the foregoing.

“Management Agreement” means any management services agreement in form and substance (including, without limitation, with respect to fees and other compensation thereunder) reasonably satisfactory to the Agent entered into between certain of the management companies associated with the Sponsor or their advisors, if applicable, and the Borrower, relating to management services provided to the Borrower and its Restricted Subsidiaries.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, (i) a material adverse effect on the business, properties, assets, financial condition or operations of (a) Charah Parent and its Restricted Subsidiaries, taken as a whole, (b) Allied Parent and its Restricted Subsidiaries, taken as a whole, or (c) Parents and their Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrowers and the Guarantors (taken as a whole) to fully and timely perform their payment obligations under any Loan Document to which any Borrower or any other Credit Party is a party or (iii) a material and adverse effect on the rights and remedies of the Agent or the Lenders under the Loan Documents (other than due to the action or inaction of the Agent or any of the Lenders).

“Material Subsidiary” means any Restricted Subsidiary other than the Borrowers or an Immaterial Subsidiary.

“Maturity Date” means the earlier of (a) October 25, 2024 and (b) the date the Obligations are accelerated pursuant to Section 7.2.

“Maximum Incremental Amount” means, at any time of determination, the sum of:

(a) (i) $25,000,000 (the “Fixed Incremental Amount”) minus (ii) the amount (if any) by which the sum of all commitments, loans and other extensions of credit and letter of credit exposure under all ABL Facilities at such time (assuming that the maximum amount thereunder is fully funded and that all letters of credit have been fully drawn) exceeds $45,000,000 plus (iii) (w) the amount of any voluntary prepayments of the Loans made pursuant to Section 1.7(a), (x) repurchases of Loans pursuant to Section 1.7(d) or Section 9.9(h), up to the actual amount utilized to effectuate such voluntary prepayment made by the Borrowers and not by the amount of the Indebtedness so purchased by the Borrowers, (y) without duplication of clause (x) above, in the case of an Incremental Facility that effectively replaces any existing Commitment terminated under Section 9.22, an amount equal to the portion of such terminated Commitments, or (z) voluntary prepayments of Incremental Equivalent Debt that is secured on a pari passu basis with the Loans, in each case, effected after the Closing Date (but, solely to the extent the relevant prepayment is not funded with the proceeds of any Incremental Facilities or any other long-term Indebtedness (other than ABL Loans)) (this clause (iii), the “Voluntary Prepayment Amount”), minus (iv) Incremental Facilities and Incremental Equivalent Debt incurred pursuant to this clause (a); plus

(b) an unlimited amount so long as, on a Pro Forma Basis determined on the basis of the financial statements most recently delivered to the Agent pursuant to Section 4.1(a) or (b), as the case may be and after giving effect to such Incremental Facility, the Combined Total Net Leverage Ratio shall not exceed 3.25 to 1.00; provided that (A) to the extent the proceeds of any Incremental Facility are intended to be applied to finance a transaction that will be a Permitted Acquisition or other permitted Investment if consummated subject to “funds certain provisions”, the Combined Total Net Leverage Ratio shall be tested on the date the agreement for such prospective Permitted Acquisition or other permitted Investment is executed and (B) Incremental Equivalent Debt and Incremental Facilities shall be assumed to be fully drawn for purposes of the calculation of the Combined Total Net Leverage Ratio, but without netting the proceeds thereof from the calculation of clause (a) of the Combined Total Net Leverage Ratio.

If the Borrowers incur Indebtedness under clause (a) above on the same date that it incurs Indebtedness under clause (b) above, then the Combined Total Net Leverage Ratio with respect to the amounts incurred under clause (b) will be calculated without including any incurrence under clause (a) above, as the case may be. Unless the Borrowers elect otherwise, Incremental Equivalent Debt and Incremental Facilities shall be deemed incurred first under clause (b) to the extent permitted, second under the Voluntary Prepayment Amount (if any) and third under the Fixed Amount.

“Maximum Lawful Rate” has the meaning ascribed thereto in Section 1.3(d).

“MFN Adjustment” has the meaning ascribed thereto in Section 1.1(b)(iv).

“Minimum Extension Condition” has the meaning ascribed thereto in Section 9.1(f).

“MNPI” has the meaning ascribed thereto in Section 9.10(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any deed of trust, mortgage, deed to secure debt, assignments of leases and rents, modifications and other related security documents, in each case in form and substance reasonably satisfactory to the Agent, creating a Lien on Real Estate or to secure the Obligations that is made by any of the Credit Parties in favor of the Agent for the benefit of the Agent, the Lenders and the other Secured Parties.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, as to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise, including on account of an ERISA Affiliate.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Incurrence Proceeds” means, in respect of any incurrence of Indebtedness, the cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such incurrence), received from such incurrence, net of attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other fees, costs and expenses paid or incurred in connection therewith (including any swap breakage costs and other termination costs related to swap and hedging agreements and any other fees and expenses actually incurred in connection therewith) in favor of any Person that is not a Credit Party or a Restricted Subsidiary of a Credit Party, in each case, as determined in good faith by the Borrowers.

“Net Issuance Proceeds” means, in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of noncash proceeds received or receivable in connection with such issuance), net of underwriting discounts or arrangement or other similar fees and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrowers.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Credit Party or Restricted Subsidiary of a Credit Party making a Disposition, as well as casualty insurance proceeds and condemnation and similar awards received by such Person on account of an Event of Loss, in each case, net of the sum of, without duplication: (i) the direct costs relating to such Disposition or Event of Loss (including, without limitation, attorneys’ fees, accountants’ fees and investment banking and advisory fees and other fees and expenses incurred in connection with such Disposition or Event of Loss and, in the case of an Event of Loss, costs and expenses incurred in connection with the collection of such proceeds and awards), in each case excluding amounts payable to a Credit Party or any Restricted Subsidiary of a Credit Party, (ii) Taxes (including, without limitation, sale, transfer, use or other transaction Taxes and deed or mortgage recording Taxes) paid or reasonably estimated to be payable as a direct result thereof, and the amount of any distributions made to permit any direct or indirect parent entity of such Credit Party or Subsidiary to pay Taxes attributable to such Disposition or Event of Loss, (iii) principal, interest and premiums and penalties and other amounts required to be paid on Indebtedness secured by a Lien on the asset which is the subject of such Disposition or Event of Loss, (iv) in the case of any Disposition or Event of Loss by a Subsidiary that is not a Wholly-Owned Subsidiary, the pro-rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of a Credit Party or Subsidiary that is a Wholly-Owned Subsidiary as a result thereof, (v) the amount of any reserve established in accordance with GAAP (provided that such reserved amounts shall be Net Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in a corresponding amount) of any such reserve), (vi) in the case of an Event of Loss, all money actually applied to repair, reconstruct or replace the lost, destroyed or damaged Property or Property affected by the condemnation, seizure or taking, and (vii) in the case of an Event of Loss, any amounts retained by or paid to parties having superior rights to such proceeds or awards, in each case, as determined in good faith by the Borrowers.

“Non-Core Assets” shall mean, in connection with any Permitted Acquisition or other Investment permitted hereunder, non-core assets (excluding any Stock) acquired as part of such Permitted Acquisition or Investment to the extent (and only to the extent that) (a) the Total Consideration for such non-core assets does not exceed 10% of the aggregate amount of the Total Consideration for such Permitted Acquisition or Investment, (b) the Consolidated EBITDA associated with such non-core assets (“Non-Core Assets Consolidated EBITDA”) does not exceed 10% of the aggregate amount of Consolidated EBITDA for such Permitted Acquisition or Investment (as calculated as of the date of consummation of such Permitted Acquisition) and (c) on or prior to the consummation of such Permitted Acquisition or Investment, the Borrowers shall have delivered to the Administrative Agent a certificate of a Responsible Officer identifying in reasonable detail such non-core assets and certifying that such non-core assets comply with this definition (which certificate shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Non-Core Assets Consolidated EBITDA” shall have the meaning provided in the definition of “Non-Core Assets”.

“Non-Credit Party” means any Subsidiary of the Borrowers that is not a Credit Party.

“Non-U.S. Lender Party” means each of the Agent, each Lender, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means a promissory note of the Borrowers payable to a Lender, in substantially the form of Exhibit 11.1(f) hereto, evidencing the Indebtedness of the Borrowers to such Lender resulting from the Loan made to the Borrowers by such Lender or its predecessor(s) in interest.

“Notice of Borrowing” means a notice given by the Borrowers to the Agent, in substantially the form of Exhibit 11.1(c) hereto.

“Notice of Conversion/Continuation” has the meaning ascribed thereto in Section 1.6(a).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all Loans, and other Indebtedness, advances, fees, premium, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, the Agent, or any other Person required to be indemnified that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including any monetary obligations and interest accruing during the pendency of any Insolvency Proceeding or other similar proceeding, regardless of whether allowed or allowable in such proceeding) including, without limitation, (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, and other sums payable or reimbursable by the Credit Parties under this Agreement or the other Loan Documents (including any interest on pre-petition Obligations accruing after the commencement of any Insolvency Proceeding by or against any Credit Party, whether or not allowable in such Insolvency Proceeding), and (c) obligations of the Credit Parties in respect of Indemnified Matters.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury or any successor thereto.

“OID” means original issue discount.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Commitments” means one or more Classes of Loans or Incremental Loan commitments hereunder that result from a Refinancing Amendment.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Loans” means one or more Classes of Loans or Incremental Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning ascribed thereto in Section 10.1(c).

“Outstanding Items” has the meaning ascribed thereto in Section 4.17.

“Parent” and “Parents” have the respective meanings ascribed thereto in the preamble to this Agreement.

“Parent Intercompany Advances” means loans and advances made by (a) Charah or any of its Subsidiaries to any direct or indirect parent of Charah and (b) Allied or any of its Subsidiaries to any direct or indirect parent of Allied.

“Pari Passu Intercreditor Agreement” means a “pari passu” intercreditor agreement among the Agent and one or more Senior Representatives for holders of Permitted Pari Passu Secured Refinancing Debt in form and substance reasonably satisfactory to the Agent, which provides, among other things, (a) that (x) in any Insolvency Proceeding, to the extent that the holders of any Permitted Pari Passu Secured Refinancing Debt are deemed to be members of the same voting class with the Loans, the Affiliated Pari Passu Lenders, taken as a whole, shall not be permitted to vote more than 25% of the aggregate outstanding principal amount of such

Indebtedness and the Loans, taken as a whole, (y) the aggregate outstanding principal amount of such Indebtedness held by such Affiliated Pari Passu Lenders in excess of 25% of the aggregate outstanding principal amount of such Indebtedness and the Loans, taken as a whole, shall be allocated and voted in accordance with the votes of all other lenders of such Indebtedness that are not Affiliated Pari Passu Lenders so long as such Affiliated Pari Passu Lenders are treated in connection with the exercise of the applicable right or the taking of the applicable action on the same or better terms as such other lenders and (z) in making any determination in connection with the taking of any action under any applicable Pari Passu Intercreditor Agreement, the votes of any Affiliated Pari Passu Lenders, taken as a whole, shall only be permitted to account for up to (but not including) the percentage of votes required to prevent the taking of such action (it being understood that the limitations set forth above shall only restrict the voting rights of the Affiliated Pari Passu Lenders in respect of the applicable Indebtedness and not their ownership of any such Indebtedness) and (b) that the provisions described in the foregoing clause (a) cannot be amended without the consent of lenders (other than Affiliated Pari Passu Lenders) holding, in the aggregate, the majority of the principal amount of Loans and Permitted Pari Passu Secured Refinancing Debt.

“Patents” means (a) all rights, title and interests (including all related IP Ancillary Rights), arising under any Requirement of Law or otherwise, in or relating to letters patent and applications therefor, (b) all rights to sue or otherwise recover for any past, present and future infringement, violation or other impairment thereof, (c) all income, royalties, damages and payments now or hereafter due or payable under or with respect to the foregoing, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements or other violations or impairments thereof and (f) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“Payment in Full” and “Paid in Full” have the meanings ascribed thereto in Section 12.4.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means the perfection certificate attached hereto as Exhibit 11.1(f).

“Permits” means, with respect to any Person, any permit, consent, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case to the extent having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means (i) any Acquisition by a Credit Party (other than Parents) or a Restricted Subsidiary of a Credit Party of (A) substantially all of the assets of a Target or (B) at least a majority of the Stock and Stock Equivalents of a Target (including Acquisitions by merger), or (ii) merger or consolidation or any other combination with any Person, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) after giving effect to such Permitted Acquisition (and the Disposition of any Non-Core Assets, if any), the Borrowers shall be engaged in, a business of the type that the Borrowers are permitted to be engaged in pursuant to Section 5.12 of this Agreement;

(b) if applicable, no later than two Business Days prior to the proposed date of consummation of the transaction (or such shorter period as determined by the Agent in its sole discretion), the Borrowers shall have delivered to the Agent a certificate of a Responsible Officer with respect to any Non-Core Assets, that such transaction complies with the definition thereof;

(c) absent the consent of Required Lenders, no Event of Default shall then exist or would exist before and after giving effect to such Acquisition and any Indebtedness assumed or incurred in connection therewith; provided, however, in respect of an Acquisition subject to “funds certain provisions”, in lieu of the foregoing provision in this clause (c), there shall be no Event of Default under Sections 7.1(a), (f) and (g) existing on the date the agreement for such Acquisition is executed;

(d) the Total Consideration for all Permitted Acquisitions consummated during the term of this Agreement for which a Target does not become a Credit Party hereunder shall not exceed the greater of (x) $21,000,000 and (y) 30.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in the aggregate for all such Permitted Acquisitions;

(e) the Borrowers and their Restricted Subsidiaries (including any new Restricted Subsidiary) shall execute and deliver any agreements, instruments and other documents required by Section 4.13 or by any of the Collateral Documents, to the extent and when required by the terms thereof, subject to Section 9.26; and

(f) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Requirements of Law and pursuant to the agreement for such Acquisition and other documents contemplated thereby.

“Permitted Holders” means (i) the Sponsor, management of, and co-investors in, any Parent, and funds or partnerships managed by Sponsor or any of its Affiliates and (ii) each of the Parents’ respective equityholders on the Closing Date identified in writing to the Agent prior to the Closing Date.

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness incurred by the Borrowers in the form of one or more series of junior-lien secured notes or junior-lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior-priority basis with the Obligations and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or other Disposition or Event of Loss and customary acceleration rights after an event of default) prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Agent and the Borrowers), (v) such Indebtedness is not guaranteed by any Person other than Credit Parties and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Permitted Refinancing Intercreditor Agreement; provided that, if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred by the Borrowers, then Parents, the Borrowers, the other Credit Parties, the Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Permitted Refinancing Intercreditor Agreement.

“Permitted Liens” has the meaning ascribed thereto in Section 5.1.

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness incurred by the Borrowers in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or other Disposition or Event of Loss and customary acceleration rights after an event of default) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Agent), (v) such Indebtedness is not guaranteed by any Person other than the Credit Parties (other than the Borrowers), (vi) the Senior Representative for such Indebtedness shall have become party to or otherwise subject to the provisions of a Pari Passu Intercreditor Agreement; provided that, if such indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrowers, then the Borrowers, Parents, the other Credit Parties, the Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Pari Passu Intercreditor Agreement, and (vii) the number of Affiliated Pari Passu Lenders holding loans, participations and other obligations under such Indebtedness would not constitute more than 49.9% of the number of creditors holding obligations thereunder or more than 49.9% of the aggregate principal amount of obligations thereunder and the documentation governing such Indebtedness shall prohibit any assignments and participations of obligations thereunder to Affiliated Pari Passu Lenders if as a result thereof the number of Affiliated Pari Passu Lenders shall constitute more than 49.9% of the number of creditors holding obligations thereunder or more than 49.9% of the aggregate principal amount of obligations thereunder.

“Permitted Refinancing” means Indebtedness constituting a refinancing, refunding, extension, modification, renewal, replacement or extension of Indebtedness permitted under Section 5.5 (other than Section 5.5(a)), that (a) has an aggregate outstanding principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Indebtedness being refinanced, extended, renewed, replaced, except any amount equal to accrued and unpaid interest, premium, penalty thereon, plus OID and upfront fees plus other fees and expenses and the amount of any existing unutilized commitments thereunder, (b) has a weighted average maturity (measured as of the date of such refinancing, refunding, extension, modification, renewal, replacement or extension) and maturity no shorter than that of the Indebtedness being refinanced, refunded, extended, modified, renewed or replaced (excluding the effects of minimal amortization and any voluntary prepayments of Indebtedness), (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced, refunded, modified, extended, renewed or extended, and (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, refunded, replaced, modified, renewed or extended.

“Permitted Refinancing Intercreditor Agreement” means a customary “junior lien” intercreditor agreement among the applicable Credit Parties, the Agent and one or more Senior Representatives for holders of Permitted Junior Secured Refinancing Debt in form and substance reasonably satisfactory to the Agent and the Borrowers.

“Permitted Sale-Leaseback Transaction” means the sale or other disposition of any Real Estate owned in fee by any Credit Party or any Restricted Subsidiary in which the following conditions are satisfied: (a) immediately before and after giving effect to such sale, no Event of Default shall have occurred and be continuing or would result immediately thereafter therefrom, (b) such sale is for fair market value, (c) a Credit Party or Restricted Subsidiary leases back such Real Estate at fair market value, (d) such sale is to a Person that is not an Affiliate of such Credit Party or Restricted Subsidiary or if such sale is to a Person that is an Affiliate of such Credit Party or Restricted Subsidiary, such sale is no less favorable, taken as a whole, to such Credit Party or such Restricted Subsidiary, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate, and (e) with respect to any Real Estate subject to any Liens (other than Liens securing the Obligations), the cash consideration received by such Credit Party or Restricted Subsidiary is equal to or greater than the amount necessary to satisfy all such Liens on such Real Estate (or the buyer of such Real Estate is purchasing such Real Estate subject to all such Liens).

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrowers in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control, asset sale or other disposition or Event of Loss and customary acceleration rights after an event of default), and (iv) such Indebtedness is not guaranteed by any Person other than the Credit Parties (other than the Borrowers).

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG, as its prime rate in effect at its principal office in New York City and notified to the Borrowers. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Prior Indebtedness” means the Indebtedness and obligations specified on Schedule 11.1 hereto.

“Pro Forma” or “Pro Forma Basis” means, with respect to compliance with the Financial Covenant, any financial covenant or test hereunder (excluding Section 1.8(e)) that is by the terms hereof required to be calculated on a “Pro Forma Basis”, that all Pro Forma Events (including, to the extent applicable, the Transactions, but excluding any dispositions in the ordinary course of business) shall be deemed to have occurred as of the first day of the applicable period of measurement of such test or covenant and shall be determined subject to pro forma adjustments which are attributable to such event or events, which may include the amount of run rate cost savings, operating expense reductions and cost synergies projected by the Borrowers in good faith to result from or relating to any Pro Forma Event (including the Transactions) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and cost synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrowers and certified by a Responsible Officer of the Borrowers) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included (without duplication of any amounts that are otherwise added back in computing Consolidated EBITDA or any other components thereof) in the initial pro forma calculations of such financial ratios or tests and during any subsequent period in which the effects thereof are expected to be realized) relating to such Pro Forma Events; provided that such amounts (A) factually supportable and projected by the Borrowers in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrowers) within 12 months after such transaction or initiative is initiated, (B) are determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities And Exchange Commission (or any successor agency), or (C) are recommended (in reasonable detail) by any due diligence quality of earnings report conducted by financial advisors (which financial advisors are reasonably acceptable to the Administrative Agent) retained by Borrowers; provided further, that such amounts pursuant to the preceding clauses (A) through (C), together with any addbacks made pursuant to clauses (xii) and (xiii) of the definition of Consolidated EBITDA shall not exceed an aggregate amount equal to 10% of Combined EBITDA in any period of four consecutive Fiscal Quarters, prior to giving effect to the pro forma adjustments for such period. The Borrowers may estimate GAAP results in good faith if the financial statements with respect to a Permitted Acquisition are not maintained in accordance with GAAP, and Borrowers may make such further adjustments as reasonably necessary in connection with consolidation of such financial statements with those of the Credit Parties.

“Pro Forma Event” means (a) any Incremental Facility incurred pursuant to Section 1.1(b), (b) any Permitted Acquisition or similar Investment that is otherwise permitted by this Agreement, (c) [reserved], (d) any Disposition, (e) any disposition of all or substantially all of the assets or all the equity interests of any Subsidiary of a Borrower (or any business unit, line of business or division of a Borrower or any of the Subsidiaries of a Borrower for which financial statements are available) not prohibited by this Agreement, (f) any designation of a Subsidiary as an Unrestricted Subsidiary, (g) discontinued divisions or lines of business or operations, (h) any other similar events occurring or transactions consummated during the period (including any Indebtedness incurred, repaid or assumed in connection with such Permitted Acquisition Investment or Disposition), (i) any restructuring or (j) the Transactions.

“Projections” means the financial performance projections delivered by the Borrowers to the Agent on or prior to the Closing Date.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Official” means (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Authority, (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other Person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Authority, (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Authority (including any independent regulator), (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party and (f) any candidate for public office.

“Qualified Stock” means Stock that does not provide for required cash distributions or dividends or mandatory redemptions (other than (x) in exchange for other Qualified Stock or (y) as a result of a change of control event or asset sale or other disposition, Event of Loss and customary acceleration rights after an event of default, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other disposition or Event of Loss are subject to the prior payment in full of the Loans or Payment in Full) prior to the 91st day following the Latest Maturity Date as of the date of issuance of such Qualified Stock.

“Qualifying Loans” has the meaning ascribed thereto in Section 1.7(d)(iii).

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any real property owned, leased or subleased by any Credit Party or any Restricted Subsidiary of any Credit Party.

“Reference Date” has the meaning ascribed thereto in the definition of Available Amount.

“Refinanced Debt” has the meaning ascribed thereto in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrowers and Parents, (b) the Agent and (c) each Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 1.12.

“Refinancing Debt” means (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt and, in each case, any Permitted Refinancing thereof.

“Register” has the meaning ascribed thereto in Section 1.4(b).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, partner, shareholder, controlling person, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required under applicable Requirements of Law to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Replacement Lender” has the meaning ascribed thereto in Section 9.22.

“Repricing Event” has the meaning ascribed thereto in Section 1.9(b).

“Required Lenders” means at any time Lenders then holding more than 50% of the aggregate unpaid principal balance of the Loans then outstanding.

“Requirements of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other binding determinations, directives, requirements of, or requests of, any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case to the extent having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer, chairman, president, chief financial officer, treasurer, secretary, or vice president, or any other officer having substantially the same authority and responsibility.

“Restricted Payments” has the meaning ascribed thereto in Section 5.11.

“Restricted Subsidiary” with respect to any Person, means any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless otherwise expressly provided herein, all references herein to a “Restricted Subsidiary” means a Restricted Subsidiary of a Parent.

“Riverbend/Sutton Contract” means that certain eMax Master Contract Number 8323, dated November 12, 2014, between Duke Energy Business Services LLC, as agent for and on behalf of Duke Energy Carolinas, LLC and Duke Energy Progress, Inc., and the Borrower, as amended by (a) that certain Amendment Number 1 to eMax Master Contract Agreement Contract No. 8323, dated as of January 7, 2015, (b) that certain eMax Master Contract Number 8323 Revision No. 2, dated as of May 4, 2015, (c) that certain eMax Master Contract Number 8323 Amendment No. 3 dated as of June 25, 2015, (d) that certain eMax Master Contract Number 8323 Amendment No. 4 dated as of August 20, 2015, and (e) as such agreement may be further amended, restated, supplemented or otherwise modified as permitted hereunder.

“Riverbend/Sutton Contract Termination Fee” means the “Prorated Costs” (as defined in the Riverbend/Sutton Contract) payable by Duke Energy to the Borrower under Section 7.3 of the Riverbend/Sutton Contract.

“S&P” means Standard & Poor’s Ratings Group.

“Sanctioned Country” means (a) a country, territory or a government of a country or territory, (b) an agency of the government of a country or territory, or (c) an organization directly or indirectly owned or Controlled by a country, territory or its government, that is subject to Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“Sanford Property” means the approximately 410 acre property known as the “Sanford Clay Mine”, located at the intersection of Colon Road and Brickyard Road, Town of Sanford, Lee County, North Carolina.

“Sale” has the meaning ascribed thereto in Section 9.9(b).

“Secured Obligations” has the meaning ascribed thereto in the Guaranty and Security Agreement.

“Secured Party” means the Agent, each Lender, each other Indemnitee and each other holder of any Secured Obligation.

“Securities Act” means Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt or Incremental Equivalent Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Software” means (a) all software and computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, (c) all documentation, training materials and configurations related to any of the foregoing, and (d) all intellectual property rights therein.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (i) the sum of the liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, contemplated as of such date; (iii) the present fair salable value of the assets (on a going concern basis) of such Person and its Subsidiaries is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured and (iv) such Person and its Subsidiaries, taken as a whole, have not incurred, do not intend to incur, or believe that they will incur, liabilities including current obligations beyond their ability to pay such liabilities as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a 1% chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Equity Contributions” has the meaning ascribed thereto in Section 6.3.

“Sponsor” means Bernhard Capital Partners Management LP and its controlled investment affiliates.

“Sponsor Fund Affiliate” means a bona fide debt fund that is an Affiliate of the Sponsor, and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors thereof independent of or in addition to their duties to the Sponsor or any of its Affiliates and who does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of the Sponsor.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Agent.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Federal Reserve Board and any other banking authority, domestic or foreign, to which the Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board). LIBOR Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise specified, any reference in this Agreement to a Subsidiary or Subsidiaries shall be a reference to a Subsidiary or Subsidiaries of the Borrowers.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition after the Closing Date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Collateral Account” has the meaning ascribed thereto in the ABL Intercreditor Agreement.

“Term Loan Priority Collateral” has the meaning ascribed thereto in the ABL Intercreditor Agreement.

“Title IV Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise, including on account of an ERISA Affiliate.

“Total Consideration” means (without duplication), with respect to a Permitted Acquisition, the sum of (a) cash paid as consideration to the seller in connection with such Permitted Acquisition, (b) indebtedness payable to the seller in connection with such Permitted Acquisition (excluding earn-out payments), (c) the present value of future payments which are required to be made over a period of time and are not contingent upon the Parent or any of its Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Alternate Base Rate), and (d) the amount of indebtedness assumed in connection with such Permitted Acquisition pursuant to Section 5.5(gg) minus (e) the aggregate principal amount of equity contributions made to Parents the proceeds of which are used substantially contemporaneously with such contribution to fund all or a portion of the cash purchase price (including deferred payments) of such Permitted Acquisition and (f) any cash and Cash Equivalents on the balance sheet of the Acquired Entity or Business (immediately prior to its acquisition) acquired as part of the applicable Permitted Acquisition (to the extent such Acquired Entity or Business becomes a Credit Party and complies with the requirements of Section 4.13); provided that Total Consideration shall not include any consideration or payment (x) paid by Parents or their Subsidiaries directly in the form of equity interests of Parents or the entity consummating an initial public offering (other than Disqualified Stock) or (y) funded by cash and Cash Equivalents generated by any Foreign Subsidiary that is a Restricted Subsidiary. If any cash on the balance sheet of a foreign Acquired Entity or Business is paid or distributed to its direct or indirect shareholders, in part, as acquisition consideration in connection with a Permitted Acquisition, then the amount that is included in the calculation of the Total Consideration shall be reduced by such cash amount distributed or paid.

“Trade Controls” means all applicable U.S. laws, Executive Orders, and implementing regulations pertaining to export controls or trade or economic sanctions.

“Trade Secrets” means (a) all right, title and interest (including all related IP Ancillary Rights), arising under any Requirement of Law or otherwise, in or relating to trade secrets, (b) all rights to sue or otherwise recover for any past, present and future misappropriation, violation or other impairment thereof, (c) all income, royalties, damages and payments now or hereafter due or payable under or with respect to any of the foregoing, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future misappropriations violations or other impairments thereof, and (d) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trademark” means (a) all rights, title and interests (including all related IP Ancillary Rights) arising under any Requirement of Law or otherwise, in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill of the business symbolized thereby or associated therewith, (b) all registrations and recordations thereof and all applications in connection therewith (c) all rights to sue or otherwise recover for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof, (d) all income, royalties, damages and payments now or hereafter due or payable under or with respect to any of the foregoing, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements, dilutions, violations or other impairments thereof, and (e) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Transactions” means, collectively, (a) the entering into the Loan Documents by the Credit Parties, the Borrowings hereunder on the Closing Date and the application of the proceeds thereof as contemplated hereby and thereby, (b) the entering into the ABL Documents by the Credit Parties on the Closing Date, the borrowings thereunder on the Closing Date and the application of the proceeds thereof as contemplated thereby, (c) the repayment in full and termination of all Prior Indebtedness, (d) the making of a one-time cash distribution to the Borrowers’ respective equityholders on the Closing Date in an aggregate amount not exceeding $120,000,000 and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transformative Acquisition” shall mean any acquisition by the Borrowers or any of their respective Restricted Subsidiaries that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) would result in an increase in Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements are available on the date of the relevant transaction), equal to or greater than 20% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered to the Agent on the date of the relevant transaction).

“Trust Funds” means funds (a) for payroll and payroll taxes and other employee wage and benefit payments to or for the benefit of a Credit Party’s or any of their respective Restricted Subsidiaries’ officers, directors, managers and employees, (b) for taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) or (c) which any Credit Party or their respective Restricted Subsidiaries (i) holds on behalf of another Person and (ii) holds as an escrow or fiduciary for such Person.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction in effect from time to time and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Cash and Cash Equivalents” means (a) any unrestricted cash and Cash Equivalents as stated on the balance sheet and (b) cash and Cash Equivalents that are restricted solely as a result of the Loan Documents, the ABL Documents and the documentation for any Refinancing Debt in respect thereof.

“Unrestricted Subsidiary” shall mean any Subsidiary of a Parent (other than a Borrower) designated as an Unrestricted Subsidiary pursuant to Section 5.17.

“U.S. Lender Party” means each of the Agent, each Lender, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Voidable Transfer” has the meaning ascribed thereto in Section 9.31.

“Voluntary Prepayment Amount” has the meaning ascribed thereto in the definition of “Maximum Incremental Amount”.

“Voting Stock” has the meaning ascribed thereto in the definition of Change of Control.

“Weighted Average Life to Maturity” means, when applied to any tranche of Term Loans at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such tranche of Term Loans.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Working Capital” means, for any Person at any date, the excess (which may be a negative number) of its Consolidated Current Assets at such date over its Consolidated Current Liabilities at such date; provided that Working Capital shall be calculated without giving effect to (w) purchase accounting adjustments, (x) any assets or liabilities acquired, assumed, sold or transferred in any acquisition or disposition, (y) as a result of the reclassification of items from short-term to long-term and vice versa or (z) changes to Working Capital resulting from noncash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives and deferred income tax).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

12.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and Section, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” All references to “knowledge” in this Agreement or any other Loan Document refers to the actual knowledge (after reasonable inquiry) of such Responsible Officer or other Person making such certification.

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt except as otherwise provided herein, initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid no earlier than the last day of the first full Fiscal Quarter beginning at least 60 days following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action. All references herein and in any other Loan Document at time of day shall mean and refer to the time of day in New York, New York.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

12.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto and all terms of an accounting or financial nature (including, without limitation, the Financial Covenant and the term “cash”) shall, unless expressly otherwise provided herein, be made in accordance with GAAP as in effect on the Closing Date unless otherwise agreed by the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Restricted Subsidiary of any Credit Party at “fair value” and (ii) for purposes of this Agreement, any obligations of a Person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person under GAAP as in effect as of the Closing Date shall not be treated as a capitalized lease as a result of the adoption of changes in GAAP or changes in the application of GAAP.

12.4 Payments. The Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount owing hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds. For all purposes hereunder, “Payment in Full” and “Paid in Full” shall mean the occurrence of each of the following: (a) the termination of all commitments of the Lenders to lend funds or extend financial accommodations to the Borrowers under the Loan Documents and (b) the payment in full in cash, in immediately available funds, of all of the Secured Obligations, including, without limitation, interest, principal, fees, premiums and other amounts, including any of foregoing accruing during an Insolvency Proceeding (whether or not allowed in such proceeding) (other than contingent indemnification and expense reimbursement Secured Obligations, in each case, to the extent no claim giving rise thereto has been asserted).

- Remainder of page intentionally blank; signature pages follow -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:

CHARAH, LLC, as Borrower

By:	/s/ Bruce Kramer
Name:	Bruce Kramer
Title:	Chief Financial Officer and Treasurer
FEIN:	[ ]

ALLIED POWER MANAGEMENT, LLC, as Borrower

By:	/s/ Dorsey R. McCall
Name:	Dorsey R. McCall
Title:	Chief Executive Officer
FEIN:	[ ]

Address for wire transfers for each Borrower:

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

PARENTS:

CHARAH SOLE MEMBER LLC, as a Parent and a Guarantor

By:	/s/ Mark Spender
Name:	Mark Spender
Title:	President
FEIN:	[ ]

ALLIED POWER SOLE MEMBER, LLC, as a Parent and a Guarantor

By:	/s/ Dorsey R. McCall
Name:	Dorsey R. McCall
Title:	Chief Executive Officer
FEIN:	[ ]

Address for wire transfers for each Parent:

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Administrative Agent, Collateral Agent and a Lender

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Its Duly Authorized Signatory

By:	/s/ Warren Van Heyst
Name:	Warren Van Heyst
Title:	Its Duly Authorized Signatory

[Signature Page to Credit Agreement]